                                                                    EXHIBIT 2.01

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                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                            MICRON ELECTRONICS, INC.,

                         IMAGINE ACQUISITION CORPORATION

                                       AND

                                 INTERLAND, INC.



                                 MARCH 22, 2001



CONFIDENTIAL

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ARTICLE I      THE MERGER..................................................................         1

        1.1    The Merger; Effective Time..................................................         1

        1.2    Closing.....................................................................         2

        1.3    Effect of the Merger........................................................         2

        1.4    Certificate of Incorporation; Bylaws; Parent Name Change; Offices...........         2

        1.5    Directors and Officers of Surviving Corporation; Directors of Parent........         2

        1.6    Effect on Capital Stock.....................................................         3

        1.7    Exchange of Certificates....................................................         6

        1.8    No Further Ownership Rights in Company Common Stock.........................         9

        1.9    Restricted Stock............................................................         9

        1.10   Tax Consequences............................................................        10

        1.11   Taking of Necessary Action; Further Action..................................        10

        1.12   Payments of Excess Cash or Net Proceeds by Parent...........................        10

ARTICLE II     REPRESENTATIONS AND WARRANTIES OF COMPANY...................................        16

        2.1    Organization; Subsidiaries..................................................        16

        2.2    Company Capitalization......................................................        17

        2.3    Obligations With Respect to Capital Stock...................................        19

        2.4    Authority; Non-Contravention................................................        20

        2.5    SEC Filings; Company Financial Statements...................................        21

        2.6    Absence of Certain Changes or Events........................................        22

        2.7    Taxes.......................................................................        22

        2.8    Title to Properties.........................................................        24

        2.9    Intellectual Property.......................................................        24

        2.10   Compliance with Laws........................................................        28

        2.11   Litigation..................................................................        28

        2.12   Employee Benefit Plans......................................................        29

        2.13   Environmental Matters.......................................................        33

        2.14   Certain Agreements..........................................................        33

        2.15   Brokers' and Finders' Fees..................................................        35

        2.16   Insurance...................................................................        35

        2.17   Disclosure..................................................................        35

        2.18   Board Approval..............................................................        36

        2.19   Fairness Opinion............................................................        36

        2.20   Takeover Statutes and Rights Agreement Not Applicable.......................        36

        2.21   Affiliates..................................................................        36

        2.22   Supplier and Customer Relationships.........................................        36

        2.23   Product and Service Quality.................................................        36

        2.24   Disruptions.................................................................        37

ARTICLE III    REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.....................        37

        3.1    Organization of Parent, Merger Sub and other Subsidiaries...................        38

        3.2    Parent and Merger Sub Capitalization........................................        38

        3.3    Obligations With Respect to Capital Stock...................................        40

        3.4    Authority; Non-Contravention................................................        41

        3.5    SEC Filings; Parent Financial Statements....................................        42

        3.6    Absence of Certain Changes or Events........................................        43

        3.7    Taxes.......................................................................        43

        3.8    Title to Properties.........................................................        45

        3.9    Intellectual Property.......................................................        45

        3.10   Compliance with Laws........................................................        47

        3.11   Litigation..................................................................        48

        3.12   Employee Benefit Plans......................................................        48

        3.13   Environmental Matters.......................................................        52

        3.14   Certain Agreements..........................................................        52

        3.15   Brokers' and Finders' Fees..................................................        53

        3.16   Disclosure..................................................................        54

        3.17   Board Approval..............................................................        54

        3.18   Fairness Opinion............................................................        54

        3.19   Insurance...................................................................        54

        3.20   Supplier and Customer Relationships.........................................        55

        3.21   Product and Service Quality.................................................        55

        3.22   Disruptions.................................................................        55

ARTICLE IV     CONDUCT PRIOR TO THE EFFECTIVE TIME.........................................        56

        4.1    Conduct of Business by Company..............................................        56

        4.2    Conduct of Business by Parent...............................................        58

ARTICLE V      ADDITIONAL AGREEMENTS.......................................................        61

        5.1    Proxy Statement/Prospectus; Registration Statement; Antitrust and Other
               Filings.....................................................................        61

        5.2    Meeting of Company Shareholders.............................................        62

        5.3    Meeting of Parent Shareholders..............................................        64

        5.4    No Solicitation.............................................................        65

        5.5    Confidentiality; Access to Information......................................        67

        5.6    Public Disclosure...........................................................        67

        5.7    Reasonable Efforts; Notification............................................        67

        5.8    Third Party Consents........................................................        68

        5.9    Stock Options; ESPP; Warrants...............................................        69

        5.10   Form S-8....................................................................        70

        5.11   Indemnification.............................................................        70

        5.12   Parent Shareholder Approval Matters.........................................        71

        5.13   Nasdaq Listing..............................................................        71

        5.14   Letters of Accountants......................................................        71

        5.15   Takeover Statutes...........................................................        71

        5.16   Certain Employee Benefits...................................................        71

        5.17   Tax Matters.................................................................        72

        5.18   Bridge Loan Credit Facility.................................................        72

        5.19   Parent Ownership of Company Capital Stock...................................        73

        5.20   Anti-takeover Measures......................................................        73

        5.21   Registration Rights.........................................................        73

ARTICLE VI     CONDITIONS TO THE MERGER....................................................        73

        6.1    Conditions to Obligations of Each Party to Effect the Merger................        73

        6.2    Additional Conditions to Obligations of Company.............................        74

        6.3    Additional Conditions to the Obligations of Parent and Merger Sub...........        75

ARTICLE VII    TERMINATION, AMENDMENT AND WAIVER...........................................        77

        7.1    Termination.................................................................        77

        7.2    Notice of Termination; Effect of Termination................................        79

        7.3    Fees and Expenses...........................................................        79

        7.4    Amendment...................................................................        81

        7.5    Extension; Waiver...........................................................        81

ARTICLE VIII GENERAL PROVISIONS............................................................        81

        8.1    Non-Survival of Representations and Warranties..............................        81

        8.2    Notices.....................................................................        82

        8.3    Interpretation; Certain Defined Terms.......................................        83

        8.4    Counterparts................................................................        84

        8.5    Entire Agreement; Third Party Beneficiaries.................................        84

        8.6    Severability................................................................        84

        8.7    Other Remedies; Specific Performance........................................        85

        8.8    Governing Law...............................................................        85

        8.9    Rules of Construction.......................................................        85

        8.10   Assignment..................................................................        85

        8.11   Waiver Of Jury Trial........................................................        85


Index of Exhibits


Exhibit A             The Voting Agreement

Schedule 1.6(a)(ii)   Exchange Ratio Adjustment Schedule

Schedule 1.6(b)       NAC Reserve Estimate

Exhibit 5.18A         Bridge Loan and Security Agreement

Exhibit 5.18B         Form of Promissory Note

Exhibit 5.20A         Amended Registration Rights Agreement

Exhibit 5.20B         New Registration Rights Agreement

Exhibit 6.2(g)(1)     MTI Shareholder Agreement

Exhibit 6.2(g)(2)     Shareholder Agreement

                          AGREEMENT AND PLAN OF MERGER


        This AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is made and entered into as of March 22, 2001, among Micron Electronics, Inc., a Minnesota corporation ("PARENT"), Imagine Acquisition Corporation, a Delaware corporation and a wholly owned first-tier subsidiary of Parent ("MERGER SUB"), and Interland, Inc., a Georgia corporation ("COMPANY").

                                    RECITALS

        A. The respective Boards of Directors of Parent, Merger Sub and Company have approved this Agreement, and declared advisable the merger of Merger Sub with and into Company (the "MERGER") upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware ("DELAWARE LAW") and the applicable provisions of the Georgia Business Corporation Code ("GEORGIA LAW"). Upon the effectiveness of the Merger, all the outstanding Common Stock and Common Stock equivalents of Company will be converted into Common Stock and Common Stock equivalents of Parent, all in the manner and on the basis determined herein.

        B. For United States federal income tax purposes, the Merger is intended to qualify as a "reorganization" pursuant to the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE"). For accounting purposes, the Merger is intended to be accounted for as a "purchase" under United States generally accepted accounting principles ("GAAP").

        C. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, Ken Gavranovic and certain other affiliates of Company, will enter into, pro rata with respect to that number of shares of Common Stock of Company as will in aggregate represent 38% of the outstanding shares of Company Common Stock as of the date of the Company shareholder meeting to approve the Merger, and Micron Technology, Inc., a Delaware corporation ("MTI"), the majority stockholder of Parent, will enter into, with respect to all of its shares of Common Stock of Company, a Voting Agreement in the form of Exhibit A (the "VOTING AGREEMENT").

        In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:


                                    ARTICLE I
                                   THE MERGER

        1.1 The Merger; Effective Time. A Certificate of Merger containing only the information required by Section 251(d) of the Delaware Law (the "DELAWARE CERTIFICATE OF MERGER") will be filed with the Secretary of State of the State of Delaware as soon as practicable after the Closing (as defined in Section 1.2 below). Articles of Merger containing only the information required by Section 14-2-1105 of the Georgia Law (the "GEORGIA ARTICLES OF Merger") will be filed with the Secretary of State of the State of Georgia as soon as practicable after the Closing (as defined in Section 1.2 below). The effective time of the Merger ("EFFECTIVE TIME") will occur upon the filing of both the Delaware Certificate of Merger with the Delaware

Secretary of State and the Georgia Articles of Merger with the Georgia Secretary of State, or upon such other date as the parties hereto may mutually agree. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub will be merged with and into Company in a statutory merger pursuant to this Agreement and in accordance with applicable provisions of Delaware Law and Georgia Law, the separate corporate existence of Merger Sub shall cease, and Company shall continue as the surviving corporation of the Merger (the "SURVIVING CORPORATION").

        1.2 Closing. The closing of the Merger (the "CLOSING") shall take place at the offices of Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "CLOSING DATE").

        1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law and Georgia Law. Without limiting the generality of the foregoing, at the Effective Time, the Surviving Corporation shall possess all the property, rights, privileges, powers and franchises of Company and Merger Sub, and shall be subject to all debts, liabilities and duties of Company and Merger Sub.

        1.4 Certificate of Incorporation; Bylaws; Parent Name Change; Offices.

               (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation of the Surviving Corporation.

               (b) At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

               (c) At the Effective Time, the Articles of Incorporation of Parent shall be amended to change the name of Parent to "Interland, Inc."

               (d) For a period of at least eighteen months after the Effective Time, the executive offices of the Parent shall be based in Atlanta, Georgia.

        1.5 Directors and Officers of Surviving Corporation; Directors of Parent. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Company immediately prior to the Effective Time, until their respective successors are duly appointed. Parent shall submit for shareholder approval at the Parent Shareholder Meeting:

               (a) a proposal to increase the size of Parent's Board of Directors from five to eight and to amend Parent's Bylaws (the "PARENT BYLAW AMENDMENT") to (i) provide that all directors shall hold office for a period of not less than two years after the Effective Time, (ii) permit the removal of directors only for cause during such two year period, and
(iii) effective after the expiration of such initial two year term, change the term of all directors to an indefinite term and permit removal with or without cause, and (iv) authorize the Board of Directors to decrease the size of the Board of Directors; and

               (b) a proposal (the "PARENT APPOINTMENT CONFIRMATION") to elect three individuals to fill the newly created director positions, two of whom shall be selected by Company and one of whom shall be selected jointly by Parent and Company (collectively, such three nominees are the "NEW DIRECTORS").

               One of the New Directors designated by Company shall agree in writing as of Closing to resign in the event that the Company Parties to the Shareholder Agreement (as defined below) collectively sell or transfer (other than to family members or trusts for the benefit thereof) in excess of 20% of the aggregate amount of Parent stock they beneficially own immediately after the Effective Time or in the event that after the Effective Time Parent issues in one or more acquisitions in excess of an aggregate of 20% of the aggregate amount of shares of Parent Common Stock outstanding immediately following the Effective Time.


        1.6 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Company or the holders of any of the following securities:

               (a) Conversion of Company Common Stock; Exchange Ratio;
Adjustment.

                      (i) Subject to Section 1.6(a)(ii) and Section 1.6(f), each share of common stock, no par value per share, of Company ("COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(c), will be canceled and extinguished and automatically converted into the right to receive 0.861 (the "EXCHANGE RATIO") shares of common stock, par value $0.01 per share, of Parent ("PARENT COMMON STOCK") upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.7.

                      (ii) In the event that Parent's cash and Cash Equivalents (as defined below) at Closing (after deducting the amount of the NAC Reserve (as defined below)) ("NET AVAILABLE CASH") are collectively less than an amount equal to (x) two hundred million dollars ($200,000,000.00) less (y) the Aggregate Bridge Loan Amount (as defined in Section 5.18) ("NET AVAILABLE CASH MINIMUM"), then the Exchange Ratio shall be adjusted as provided in Schedule 1.6(a)(ii).

                      (iii) No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof, a cash payment shall be made pursuant to Section 1.7(e).

                      (iv) Unless otherwise stated all references in this Agreement to Company Common Stock shall be deemed to include the associated preferred share purchase rights ("RIGHTS") issued pursuant to the Preferred Share Rights Agreement dated as of July 12, 2000 (the "RIGHTS AGREEMENT") between the Company and SunTrust Bank as Rights Agent.

                      (v) As used herein, the term "CASH EQUIVALENTS" shall mean all investments by Parent in cash legal tender of the United States and in any one or more of the following: (A) marketable obligations issued or guaranteed by the United States of America or by any agency of the United States of America, and maturing not later than 90 days from the date of acquisition thereof, (B) commercial paper that has the highest credit rating by Standard & Poor's Corporation or Moody's Investors Service, Inc., and that matures not later than 90 days from the date of acquisition thereof and (C) time deposits maturing not later than 90 days from the date of creation thereof with, including negotiable certificates of deposit and banker's acceptances issued by or drawn on, a United States commercial bank or trust company or a bank or trust company chartered or organized under the laws of Canada, which has capital and surplus of at least $500,000,000, including without limitation, any such deposits in Eurodollars issued by a foreign branch of any such bank or trust company; provided, however, that any of the foregoing that were acquired after the date of this Agreement by means of indebtedness shall, to the extent of any such indebtedness, be deemed for purposes of this Section 1.6 not to be cash or Cash Equivalents.


               (b) As used herein, the "NAC RESERVE" shall be equal to a reserve, determined as provided in this Section 1.6(b) in accordance with GAAP, equal to the aggregate of all Non-Hosting GAAP Liabilities (as defined in Section 1.12) as of the Closing Date, net of related estimated tax refunds associated with the PC Business or the SpecTek business or the sale or discontinuance thereof, an estimate of which NAC Reserve is set out on Schedule 1.6(b). By May 15, 2001, Parent shall prepare (and provide to Company and a disinterested "Big 5" accounting firm of Company's choosing ("COMPANY AUDITOR"), an initial comprehensive, detailed analysis and calculation of the NAC Reserve and of each Non-Hosting GAAP Liability included therein, as applicable under various potential alternative courses of action ("EXPENSE PLAN"). Thereafter, Parent's auditors, PricewaterhouseCoopers LLP ("PWC"), as a part of its review of Parent's balance sheet for the most recent month ending at least 25 days prior to the Closing Date ("BASE BALANCE SHEET"), and the Expense Plan, shall review the reserves for Non-Hosting GAAP Liabilities included in the Base Balance Sheet (the "AUDITOR APPROVED NAC RESERVES"). In the event the Parent believes that the Auditor Approved NAC Reserves, are, or will as of the Closing Date be, incomplete or inadequate to cover all Non-Hosting GAAP Liabilities as of the Closing Date, then Parent may increase the Auditor Approved NAC Reserves (such updated reserves, the "UPDATED NAC RESERVES"). The Auditor Approved NAC Reserves, or if applicable in lieu thereof the Updated NAC Reserves, are herein referred to as the "PARENT ESTIMATED NAC RESERVES". Company, and the Company Auditor, acting at Company's expense but with Parent's cooperation, will work cooperatively and concurrently with Parent and PWC throughout the process of the review of the Expense Plan and the Base Balance Sheet so as to be in a position to assess the adequacy of the Parent Estimated NAC Reserves within ten (10) days after the Parent Estimated NAC Reserves are available. In the event that Company reasonably determines, based on advice of the Company Auditor, that the Parent Estimated NAC Reserves are in aggregate at least $5,000,000 different than the aggregate of all Non-Hosting GAAP Liabilities as of the Closing Date, then Company may, within ten (10) days after Parent advises Company in writing of the Parent Estimated NAC Reserves and the method of calculation thereof ("PARENT NOTICE"), object, by written notice delivered to Parent ("OBJECTION NOTICE"), to the adequacy of the Parent Estimated NAC Reserves and provide Company's own estimate of an aggregate reserve amount sufficient to satisfy the aggregate of all Non-Hosting GAAP Liabilities as of the Closing Date ("COMPANY ESTIMATED NAC RESERVES"). Both the

Parent Notice and the Objection Notice shall be sufficiently detailed to permit an independent auditor to evaluate and confirm the accuracy of the included estimate of NAC Reserves. After issuance and receipt of an Objection Notice, Parent and Company senior management shall for a period of ten (10) days discuss in good faith and attempt to reach resolution on whether the Parent Estimated NAC Reserves or the Company Estimated NAC Reserves more accurately reflects the aggregate of all Non-Hosting GAAP Liabilities as of the Closing Date, and in that context either party may retain its original reserves estimate or modify its estimate of reserves in writing (in either case, the "MODIFIED ESTIMATES"). If the parties are unable to reach agreement, the dispute shall be submitted to binding arbitration in Boise, Idaho, under the Expedited Commercial Arbitration Rules of the American Arbitration Association (or other mutually agreed procedures that can be resolved within the timeframes herein mentioned). A third, independent, mutually agreeable disinterested "Big 5" accounting firm (or a partner thereof if the firm cannot so serve) shall be selected as arbitrator and the parties shall deliver to such party each party's Modified Estimates along with all written arguments or documentation supporting the adoption of such party's Modified Estimates. The arbitrator's sole determination shall be as to the proper amount of the NAC Reserve in accordance with this Agreement. Within 45 days of the appointment of such arbitrator, under the rules of the American Arbitration Association and the law of the State of Delaware (exclusive of that body of law dealing with choice of law), the arbitrator shall adopt one of the Modified Estimates as his or her final binding decision and award (the "AWARD"). The parties will reasonably cooperate to enable the arbitrator to reach resolution within that time frame. Any judgment upon the Award rendered by the arbitrator within such 45 day period will be binding on the parties hereto and may be entered in any court having jurisdiction over the subject matter thereof. In the event an arbitration award is not issued within such 45 day period, Parent may in its sole discretion elect, by written notice to Company, to unilaterally advance from November 30, 2001 to September 30, 2001 the termination date provided for in Section 7.1(b) ("TERMINATION DATE ADJUSTMENT"). Company and its representatives shall have reasonable access to the information, documents and work papers of both Parent and PWC related to the determination and confirmation of the NAC Reserve, as well as the right to ask questions and receive answers of personnel of such entities involved with such determination and confirmation in a timely manner, and Parent shall have the same rights as Company to understand the basis for the Company Estimated NAC Reserves. The arbitrator shall be compensated for his or her services by the parties jointly at a rate to be determined by the parties or by the American Arbitration Association. Each party will bear its own costs and attorneys fees of any dispute under this Section. The arbitrator's decision under this Section shall include findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and shall deliver such documents to each party to this Agreement along with a signed copy of the arbitrator's Award. Nothing in this Section 1.6 shall be deemed to prevent either party from obtaining injunctive or declaratory relief.

               (c) Cancellation of Company-Owned and Parent-Owned Stock. Each share of Company Common Stock held by Company or owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

               (d) Stock Options; Employee Stock Purchase Plan; Warrants. At the Effective Time, all options to purchase Company Common Stock then outstanding under Company's Stock Incentive Plan (the "COMPANY STOCK OPTION PLAN") shall be assumed by

Parent in accordance with Section 5.9 of this Agreement. Rights outstanding under Company's Employee Stock Purchase Plan (the "COMPANY ESPP") shall be treated as set forth in Section 5.9 of this Agreement. At the Effective Time, all warrants to purchase Company capital stock then outstanding shall be assumed by Parent in accordance with Section 5.9 of this Agreement.

               (e) Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub (the "MERGER SUB COMMON STOCK"), issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub common stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

               (f) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock or Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

        1.7 Exchange of Certificates.

               (a) Exchange Agent. Parent shall select an institution reasonably acceptable to Company to act as the exchange agent (the "EXCHANGE AGENT") in the Merger.

               (b) Exchange Fund. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this
Article I, the shares of Parent Common Stock (such shares of Parent Common Stock, together with cash in lieu of fractional shares and any dividends or distributions with respect thereto, are hereinafter referred to as the "EXCHANGE FUND") issuable pursuant to Section 1.6 in exchange for outstanding shares of Company Common Stock.

               (c) Exchange Procedures. Promptly after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates ("CERTIFICATES") that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into shares of Parent Common Stock pursuant to Section 1.6, (i) a letter of transmittal in customary form (that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall contain such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of Certificates for cancellation to the Exchange Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Parent Common Stock into which their shares of Company Common Stock were converted at the Effective Time, payment in lieu of fractional shares that such holders have the right to receive pursuant to Section 1.7(e) and any dividends or distributions payable pursuant to Section 1.7(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.7(e) and any dividends or distributions payable pursuant to Section 1.7(d). No interest will be paid or accrued on any cash in lieu of fractional shares of Parent Common Stock or on any unpaid dividends or distributions payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

               (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the holders of certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 1.7(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

               (e) Fractional Shares. (i) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (A) the number of full shares of Parent Common Stock delivered to the Exchange Agent pursuant to Section 1.7(b), over (B) the aggregate number of full shares of Parent Common Stock to be distributed to holders of Company Common Stock pursuant to Section 1.7(c) (such excess, the "EXCESS Shares"). Following the Effective Time, the Exchange Agent, as agent for the holders of Company Common Stock, shall sell the Excess Shares at then prevailing prices on the Nasdaq Stock Market in the manner set forth in paragraph (ii) of this Section 1.7(e).

                      (ii) The sale of the excess shares by the Exchange Agent shall be executed on the Nasdaq Stock Market and shall be executed in round lots to the extent practicable. The Exchange Agent shall use all commercially reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's reasonable judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sales have been distributed to the holders of Company Common Stock, the Exchange Agent will hold such proceeds in trust for the holders of Company Common Stock. The Exchange Agent will determine the portion of such net proceeds to which each holder of Company Common Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction the numerator of which is the amount of the fractional share interest to which such holder of Company Common Stock is entitled (after taking into account all shares of Parent Common Stock to be issued to such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Company Common Stock are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock with respect to fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders of Company Common Stock in accordance with the terms of Section 1.7(c).

                      (iii) Notwithstanding the provisions of paragraphs (i) and
(ii) of this Section 1.7(e), Parent may decide, at its option, exercised prior to the Effective Time, in lieu of the issuance and sale of Excess Shares and the making of the payments contemplated in such paragraphs, that Parent shall pay to the Exchange Agent an amount sufficient for the Exchange Agent to pay each holder of Company Common Stock the amount such holder would have received pursuant to Section 1.7(e)(ii) assuming that the sales of Parent Common Stock were made at a price equal to the average of the closing prices of the Parent Common Stock on the Nasdaq Stock Market for the ten consecutive trading days immediately following the Effective Time and, in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references shall be deemed to mean and refer to the payments calculated as set forth in this paragraph (iii). In such event, Excess Shares shall not be issued or otherwise transferred to the Exchange Agent pursuant to Sections 1.7(c) or
(e).

               (f) Required Withholding. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable Legal Requirement (as defined in Section 2.2(c)). To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

               (g) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Parent Common Stock into which the shares of Company Common Stock represented by such Certificates were converted pursuant to Section 1.6, cash for fractional shares, if any, as may be required pursuant to Section 1.7(e) and any dividends or distributions payable pursuant to Section 1.7(d); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

               (h) No Liability. Notwithstanding anything to the contrary in this Section 1.7, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

               (i) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with the provisions of this Section 1.7 shall thereafter look only to Parent for the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 1.7(e) and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 1.7(d), in each case, without any interest thereon.

        1.8 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.7(d) and (e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

        1.9 Restricted Stock. If any shares of Company Common Stock that are outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition providing that such shares ("COMPANY RESTRICTED Stock") may be forfeited or repurchased by the Company upon any termination of the shareholders' employment, directorship or other relationship with the Company (and/or any affiliate of the Company) under the terms of any restricted stock purchase agreement or other agreement with the Company that does not by its terms provide that such repurchase option, risk of forfeiture or other condition lapses upon consummation of the Merger, then the shares of Parent Common Stock issued upon the conversion of such shares of Company Common Stock in the Merger will continue to be unvested and subject to the same repurchase options, risks of forfeiture or other conditions following the Effective Time, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends noting such repurchase options, risks of forfeiture or other conditions. Company shall take all actions that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement. A listing of the holders of Company Restricted Stock, together with the number of shares and the vesting schedule of Company Restricted Stock held by each together with a list of any unvested shares subject to accelerated vesting by virtue of the Merger or termination following the Merger, is set forth in Part
1.9 of the Company Disclosure Letter. Nothing in this Section 1.9 shall be deemed to amend or modify any of the terms of any such restricted stock purchase agreement or other agreement, or to prevent any accelerated vesting by virtue of the Merger or termination following the Merger otherwise provided for in any such restricted stock purchase agreement or other agreement.

        1.10 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a "reorganization" within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

        1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Company and Merger Sub will take all such lawful and necessary action. Parent shall cause Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated hereby.

        1.12 Payments of Excess Cash or Net Proceeds by Parent.

        For purposes of this Section 1.12, the following terms shall have the following meanings:

        "AUDITED CLOSING BALANCE SHEET" means the audited consolidated balance sheet of Parent as of the Effective Time, prepared on a basis reasonably consistent with Parent's most recent audited quarterly consolidated balance sheet contained in the Parent SEC Reports, which has been reviewed and approved by Parent's auditors.

        "AUDITED CLOSING BALANCE SHEET NON-HOSTING GAAP LIABILITIES" shall mean an amount equal to all Non-Hosting GAAP Liabilities shown on the Audited Closing Balance Sheet (whether included in reserves for discontinued operations or other items on the face of the Closing Balance Sheet).

        "DISPOSITION" shall mean a sale, transfer or other disposition, liquidation or winding up, in one or a series of transactions of all or substantially all of Parent's PC Business or all or substantially all of the assets used in the PC Business.

        "ESCROW" shall mean that certain escrow established pursuant to Section 1.12(a) pursuant to which any Excess Cash or Net Proceeds will be retained until the Escrow Release Date to ensure Parent's ability to make any Escrow Payments.

        "ESCROW LIABILITIES" shall mean any Audited Closing Balance Sheet Non-Hosting GAAP Liabilities or any Post-Closing Non-Hosting GAAP Liabilities.

        "ESCROW PAYMENT" shall mean any payment from Escrow to pay for any Escrow Liabilities.

        "ESCROW RELEASE DATE" shall mean the date that is six months after the Closing Date.

        "EXCESS CASH" shall mean an amount equal to the sum of (A) the amount of Parent's cash and Cash Equivalents reflected on the Audited Closing Balance Sheet, less (i) the amount of any Audited Closing Balance Sheet Non-Hosting GAAP Liabilities (other than those which have reduced Net Proceeds), less (ii) two hundred million dollars ($200,000,000.00); and (B) the amount of any decrease in the reserves for Audited Closing Balance Sheet Non-Hosting GAAP

Liabilities (but not including any decreases in the amount of the reserves solely resulting from payments for the Escrow Liabilities that are the subject of such reserves) reflected in Parent audited financial statements for periods after the Closing Date, which financial statements have been audited by PWC; in any event, Excess Cash will not include any Net Proceeds distributed hereunder, unless Parent elects to include such amount in Excess Cash and exclude the same from Net Proceeds.

        "GAAP LIABILITIES" shall mean expenses, claims or liabilities (including probable material loss contingencies), if and to the extent that GAAP would require same to be included in items on the face of a balance sheet prepared in accordance with GAAP, based on the level of materiality and probability required for such a liability to be so included.

        "NET PROCEEDS" with respect to any Disposition, means (i) cash (freely convertible into U.S. dollars) indefeasibly paid to Parent or any Subsidiary of Parent from such Disposition, and (ii) stock, promissory notes, other securities or other non cash consideration (including pursuant to any contingent value right or earn out provision) indefeasibly paid to Parent or any Subsidiary from such Disposition upon the final liquidation or conversion of such securities into cash (net of any taxes or other costs with respect to such conversion), after (a) provision for all taxes, fees, levies, assessments or other charges by any Governmental Authority in connection with the Disposition and any taxes relating to the income measured by or resulting from such Disposition, (b) payment of all brokerage commissions, finders fees and other out-of-pocket fees and expenses associated with such Disposition, (c) payment of any indebtedness required to be incurred by Parent or any Subsidiary in connection with such Disposition, (d) deduction of appropriate amounts to be provided by Parent as a reserve or credit against the purchase price, in accordance with GAAP, relating to any indemnity liabilities assumed by Parent in connection with the Disposition (which reserve will expire when such indemnity liability expires per its terms); and (e) deduction of any portion of the aggregate amount of the Audited Closing Balance Sheet Non-Hosting GAAP Liabilities that is not assumed by the acquiring entity or an affiliate thereof in any Disposition (other than those which have already reduced Excess Cash). In the event that consideration to be received by Parent in connection with such Disposition is subject to escrow, forfeiture or otherwise affected by some contingency, Parent shall not be deemed to have received such escrowed, defeasible or contingent portion of such consideration until such escrow, forfeiture risk or contingency shall have expired or lapsed. If any Net Proceeds are other than cash, then the value of such assets shall be their fair market value as determined by the Board of Directors in good faith, except that the value of any securities received shall be valued as follows:

               (x) The method of valuation of securities not subject to restrictions on free marketability shall be as follows:

                      (i) unless otherwise specified in a definitive agreement for the acquisition of the PC Business, if the securities are then traded on a national securities exchange or the Nasdaq National Market (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty
(30) calendar day period ending three (3) trading days prior to the distribution; and

                      (ii) if (i) above does not apply but the securities are actively traded over-the-counter, then, unless otherwise specified in a definitive agreement for the acquisition of the PC Business, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the Payment; and

                      (iii) if there is no active public market as described in clauses (i) or (ii) above, then the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of Parent.

               (y) The method of valuation of securities subject to restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs (a)(i), (ii) or (iii) of this subsection to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors of Parent.

        "NON-HOSTING GAAP LIABILITIES" shall mean GAAP Liabilities of Parent that are related to (or, in the case of items allocated to the Parent's current web hosting business as conducted by the Parent's HostPro division ("HOSTPRO BUSINESS") and to business units other than the HostPro Business, allocable (and then only to the extent allocable) to) any of the following: (i) the ongoing operations of the PC Business or the SpecTek business; (ii) the sale, transfer or other disposition of the PC Business or the SpecTek business (including any indemnity obligations associated with any agreement relating to any sale of the PC Business or the SpecTek business, and including any net amounts due MTI in connection with the sale and termination of the SpecTek business); (iii) any wind down and cessation of operations of the PC Business or the SpecTek business (including any GAAP Liabilities included in any reserve for discontinued operations relating to the PC Business or SpecTek); or (iv) any other GAAP Liabilities of Parent to the extent not related to or allocable to the HostPro Business.

        "PARENT CLOSING DATE SHAREHOLDERS" shall mean those beneficial holders of shares of Parent Common Stock immediately prior to the Effective Time reflected on the Transfer Agent List.

        "PARENT TRANSFER AGENT" means Wells Fargo Bank, N.A.

        "PAYMENT" shall mean any of: (i) a payment of Excess Cash made following the Escrow Release Date to the Payment Agent for the benefit of the Parent Closing Date Shareholders (to be paid by the Payment Agent to such Parent Closing Date Shareholders in accordance with their Pro Rata Share) pursuant to
Section 1.12(b) below; or (ii) in the event Net Proceeds are realized, a payment of Net Proceeds made following the Escrow Release Date to the Payment Agent for the benefit of the Parent Closing Date Shareholders (to be paid by the Payment Agent to such Parent Closing Date Shareholders in accordance with their Pro Rata Share) made to Parent Closing Date Shareholders pursuant to Section 1.12(c) below.

        "PAYMENT AGENT" means Wells Fargo Bank, N.A.

        "PC BUSINESS" shall mean Parent's business of developing, manufacturing, marketing, selling, distributing, installing, servicing, supporting, maintaining, repairing or otherwise commercially exploiting all or any aspect of any or all of its personal computer products or of any intangible assets or Intellectual Property Rights related to such personal computer products or the business of selling same.

        "POST-CLOSING NON-HOSTING GAAP LIABILITIES" shall mean any Non-Hosting GAAP Liabilities arising after the Closing Date.

        "PRO RATA SHARE" shall mean with respect to each Parent Closing Date Shareholder, the quotient obtained by dividing (i) the number of shares of Parent Common Stock held by a Parent Closing Date Shareholder immediately prior to the Effective Time, as reflected on the Transfer Agent List, by (ii) the total number of shares of Parent Common Stock outstanding immediately prior to the Effective Time, as reflected on the Transfer Agent List.

        "SPECTEK" shall mean Parent's business of developing, manufacturing, marketing, selling, distributing, installing, servicing, supporting, maintaining, repairing or otherwise commercially exploiting all or any aspect of any or all of its memory products or of any intangible assets or Intellectual Property Rights related to such memory products or the business of selling same.

        "TRANSFER AGENT LIST" means the list of Parent Closing Date Shareholders as certified by the Parent Transfer Agent.

               (a) Escrow.

                      (i) Within forty-five (45) days after the Effective Time (the "INITIAL PAYMENT DATE"), Parent shall prepare the Closing Balance Sheet and determine the amount of Excess Cash.

                          Parent shall provide to MTI, and any independent
auditors retained by MTI, reasonable access during Parent's business hours to those books and records in the possession of Parent and any personnel which relate to the preparation of the Net Distributable Amount and to the workpapers of Parent and its independent auditors for the purposes of resolving any disputes concerning the Net Distributable Amount.

                      (ii) Any Excess Cash available, and any Net Proceeds realized, prior to the Escrow Release Date (together with interest thereon, the "ESCROW FUNDS") shall be deposited by Parent in a segregated, interest bearing account in the Company's name ("ESCROW ACCOUNT"). Prior to the Escrow Release Date, Parent shall use Escrow Funds to satisfy any Escrow Liabilities arising prior to the Escrow Release Date. On the Escrow Release Date, an amount equal to the Escrow Funds, less the amount of any Escrow Liabilities remaining outstanding on that date ("NET DISTRIBUTABLE AMOUNT"), which amount shall be approved by a committee of directors of Parent who were not directors or officers of Parent immediately prior to the Effective Time (the "SPECIAL COMMITTEE"), shall be distributed as a Payment to the Payment Agent for the benefit of the Parent Closing Date Shareholders. Prior to such Payment, Parent shall provide MTI (or such other persons as MTI designates to represent the interests of the Parent Closing Date Shareholders) (the "SHAREHOLDER REPRESENTATIVE") the calculation of the proposed Payment as calculated under the preceding sentence. Parent shall provide to MTI, and any independent auditors retained by MTI, reasonable access during Parent's business hours to those books and records in the possession of Parent and any personnel which relate to the preparation of the Net Distributable Amount and to the workpapers of Parent and its independent auditors for the purposes of resolving any disputes concerning the Net Distributable Amount. Absent objection within ten (10) business days to such Payment, such Payment shall be made in the Distributable Amount and such Payment shall conclusively be deemed to have been made, and such Net Distributable Amount shall conclusively be deemed to have been calculated, in accordance with this Agreement. If the Shareholder Representative objects to the calculation of the Net Distributable Amount, the Shareholder Representative shall provide to the Parent a notice of such objection that sets forth in reasonable detail the specific errors or omissions in the calculation of the Net Distributable Amount ("OBJECTION NOTICE"); provided, however, that the amount of the Audited Closing Balance Sheet Non-Hosting GAAP Liabilities may not be a subject of such Objection Notice, as such number will already have been subject to audit in connection with the audit by PWC of the Closing Balance Sheet; provided, further that the proper calculation of any Post-Closing Non-Hosting GAAP Liabilities arising prior to the Escrow Release Date may be a proper subject of an Objection Notice. Following receipt of any Objection Notice, the Shareholder Representative and the Special Committee shall discuss in good faith the applicable objections set forth therein for a period of sixty (60) days thereafter and shall, during such period, attempt to resolve the matter or matters in dispute by mutual written agreement. If the Shareholder Representative and the Special Committee reach such an agreement, such agreement shall be confirmed in writing and thereafter the Net Distributable Amount, as adjusted based on such agreement, shall be distributed to the Payment Agent for the benefit of the Parent Closing Date Shareholders, which payment shall thereafter be conclusively deemed to have been distributed in accordance with this Agreement. If the Shareholder Representative and the Special Committee are unable to reach a mutual agreement as stated above during the sixty (60) day period referred to therein, then PWC (or if PWC declines to so serve, another "Big 5" auditing firm) (the "ACCOUNTING EXPERT"), acting as an expert and not as an arbitrator, shall resolve those matters still in dispute with respect to the calculation of the Net Distributable Amount. The Accounting Expert's resolution of the matters in dispute, including any adjustments to the Net Distributable Amount made by the Accounting Expert, shall be final and binding on Parent, the Shareholder Representative and the Parent Closing Date Shareholders and the Net Distributable Amount (as adjusted by such Accounting Expert) shall be distributed to the Payment Agent for the benefit of the Parent Closing Date Shareholders. The Accounting Expert shall make a determination as soon as practicable and in any event within sixty (60) days (or such other time as the Shareholder Representatives and the Special Committee shall agree in writing) after its engagement. Notwithstanding anything set forth in this section, the scope of any dispute to be resolved by the Accounting Expert, acting pursuant hereto shall be limited to correcting errors in the calculation of the Net Distributable Amount, including confirming the proper computation of Excess Cash or Net Proceeds, including that all reserves for Escrow Liabilities have been properly reduced, confirming that all Audited Closing Balance Sheet Non-Hosting GAAP Liabilities have been properly reduced, confirming that all Audited Closing Balance Sheet Non-Hosting GAAP Liabilities have been paid, discharged or satisfied in full (or deducted in determining the Net Distributable Amount), and confirming that all Post-Closing Non-Hosting GAAP Liabilities arising prior the Escrow Release Date have been paid, discharged or satisfied as of that date and, except for the foregoing matters, the Accounting Expert shall not and is not to make any further determination. Parent, the Special Committee and the Shareholder Representative shall fully cooperate with each other and with the Accounting Expert to resolve any dispute. Notwithstanding any other provision of this Agreement, including without limitation any provision stating that remedies shall be cumulative and not exclusive, this section provides the sole and exclusive method for resolving any and all disputes of each and every nature whatever that may arise with respect to the calculation of the Net Distributable Amount or the related Payment. As between the parties, Parent (acting for Parent, the Shareholder Representative, and Parent Closing Date Shareholders) and Company (acting for the Company, and all Company shareholders) hereby irrevocably waive, relinquish and surrender on their own behalf and on behalf of their respective affiliates and representatives all rights to, and agree that they will not attempt, and shall cause their affiliates and representatives not to attempt, to, resolve any such dispute or disputes in any manner other than as set forth in this section, including without limitation through litigation. All fees and expenses of Company and Parent relating to the matters described in this section, including the calculation of the Net Distributable Amount, shall be borne by Parent (and shall not constitute an Escrow Liability for purposes of calculating the Net Distributable Amount), and all fees and expenses of any former Company shareholder, Parent Closing Date Shareholder, or the Shareholder Representative relating to the matters described in this section shall be borne by the party incurring such fees. Notwithstanding the foregoing, in the event any dispute is submitted to the Accounting Expert for resolution as provided in this section hereof, the fees and expenses of the Accounting Expert shall be borne by Parent and shall not constitute an Escrow Liability for purposes of calculating the Net Distributable Amount.

               (b) Distributions of Excess Cash. Within forty-five (45) days from the end of each of Parent's fiscal quarters ending subsequent to the Escrow Release Date until the third anniversary of Closing (at which time this Section 1.12(b) shall expire), Parent shall make a Payment of Excess Cash to the Payment Agent for the benefit of the Parent Closing Date Shareholders, in an aggregate amount equal to any Excess Cash remaining after payment of all Escrow Liabilities arising prior to the Escrow Release Date; provided that such Payment will be made pursuant to Section 302A.551 of the Minnesota Business Corporation Act ("MINN. BUS. CORP. ACT") with a record date as of immediately prior to the Effective Time and no such Payment shall be made if and to the extent that it would violate Section 551 of the Minn. Bus. Corp. Act; provided, that any such Payment that is otherwise available to be made shall first be reduced by an amount by which any previous Escrow Funds to be distributed would have been reduced but were not so reduced because the Escrow Funds were not large enough to cover all of such reduction (i.e., the amount by which Escrow Liabilities exceeded Escrow Funds otherwise available for distribution). Parent may in its sole discretion, elect not to make any Payment of Excess Cash until the aggregate amount of Excess Cash would result in a Payment of Excess Cash of at least ten million dollars ($10,000,000.00), but once such threshold is exceeded all Excess Cash including such threshold amount shall be distributed.

               (c) Distributions of Net Proceeds. Parent shall, as promptly as practical after the later of the Escrow Release Date and the receipt of Net Proceeds but in no event after the third anniversary of Closing, at which time this Section 1.12(c) shall expire, make a Payment of such Net Proceeds to the Payment Agent for the benefit of the Parent Closing Date Shareholders, in an amount equal to (i) the aggregate Net Proceeds received by Parent through the date of such Payment, less (ii) the aggregate amount of all Payments of Net Proceeds made to date; provided that such Payment will be made pursuant to
Section 302A.551 of the Minn. Bus. Corp. Act with a record date as of immediately prior to the Effective Time and no such Payment shall be made if and to the extent that it would violate Section 551 of the Minn. Bus. Corp. Act. Parent may in its sole discretion, elect not to make any Payment of Net Proceeds until the aggregate amount of Net Proceeds received by it would result in a Payment of Net Proceeds in an aggregate amount equal to at least ten million dollars ($10,000,000.00), but once such threshold is exceeded all Excess Cash including such threshold amount shall be distributed.

               (d) Intended Third Party Beneficiaries; Unattached to Stock; Forfeiture. Parent Closing Date Shareholders shall be deemed to be intended third party beneficiaries of this Section 1.12. For the avoidance of doubt, Payments made hereunder shall be made to the Parent Closing Date Shareholders notwithstanding any transfer of Parent shares held thereby subsequent to the Effective Time. In the event that at the time of any payment under this Section 1.12, the Parent Closing Date Shareholder cannot be located at such holder's last known address in the Transfer Agent's records, or at any other address obtained after 30 days commercially reasonable efforts by Parent, or if a Parent Closing Date Shareholder's identity cannot be determined despite the Transfer Agent's reasonable search, the Parent Closing Date Shareholders may look only to Parent to recover any Payment to be made under this Section 1.12 and shall only be general creditors of Parent, and shall have no right to recover interest. None of Parent, Company or the Payment Agent shall be liable to any person in respect of any portion of a Payment delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If a Parent Closing Date Shareholder cannot be located prior to one year after the Effective Time (or immediately prior to such earlier date on which such portion of a Payment would otherwise escheat to or become the property of any Governmental Entity), any such portion of a Payment shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF COMPANY

        As of the date of this Agreement and as of the Closing Date, except as disclosed in (i) Company's Registration Statement on Form S-1 filed on March 15, 2000 and declared effective on July 24, 2000 and any Company SEC Reports (as defined below) filed subsequent to such Registration Statement on Form S-1, and
(ii) the disclosure letter delivered by Company to Parent dated as of the date hereof and certified by a duly authorized officer of Company (the "COMPANY DISCLOSURE LETTER") (each Part of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein and such other representations, warranties or covenants to the extent a matter in such
Part is disclosed in such a way as to make its relevance to such other representation, warranty or covenant readily apparent), Company represents and warrants to Parent and Merger Sub as follows:

        2.1 Organization; Subsidiaries.

               (a) Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority, and all requisite qualifications to do business as a foreign corporation, to conduct its business in the manner in which its business is currently being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority or qualifications would not, individually or in the aggregate, have a Material Adverse Effect (as defined in Section 8.3) on Company.

               (b) Other than as set forth in Part 2.1 of the Company Disclosure Letter, neither Company nor any of its subsidiaries owns any capital stock of, or any equity interest of any nature in, any corporation, partnership, joint venture arrangement or other business entity, other than the entities identified in Part 2.1 of the Company Disclosure Letter, except for passive investments in equity interests of public companies as part of the cash management program of Company. Neither Company nor any of its subsidiaries has agreed or is obligated to make, or is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect under which it may become obligated to make any future investment in or capital contribution to any other entity. Neither Company, nor any of its subsidiaries, has, at any time, been a general partner of any general partnership, limited partnership or other entity. Part
2.1 of the Company Disclosure Letter indicates the jurisdiction of organization of each entity listed therein and Company's direct or indirect equity interest therein.

               (c) Company has delivered or made available to Parent a true and correct copy of the Articles of Incorporation and Bylaws of Company and similar governing instruments of each of its subsidiaries, each as amended to date (collectively, the "COMPANY CHARTER DOCUMENTS"), and each such instrument is in full force and effect. Neither Company nor any of its subsidiaries is in violation of any of the provisions of the Company Charter Documents. Company has delivered or made available to Parent all proposed or considered amendments to the Company Charter Documents.

        2.2 Company Capitalization.

               (a) The authorized capital stock of Company consists solely of 200,000,000 shares of Company Common Stock, of which there were 47,348,585 shares issued and outstanding as of the close of business on March 15, 2001; 25,000,000 shares of preferred stock, no par value, of which 15,000,000 are designated as Series A Preferred Stock, none of which were shares issued and outstanding as of the close of business on March 15, 2001; and 2,100,000 are designated as Series A-1 Preferred Stock none of which were issued and outstanding as of the close of business on March 15, 2001. All outstanding shares of Company capital stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of Company or any agreement or document to which Company or any of its shareholders is a party or by which Company or any of its shareholders is bound. As of the date of this Agreement, there are no shares of Company Common Stock held in treasury by the Company. From and after the Effective Time, the shares of Parent Common Stock issued in exchange for any shares of Company Restricted Stock will, without any further act of Parent, the Company or any other person, become subject to the restrictions, conditions and other provisions of such Company Restricted Stock, and Parent will automatically succeed to and become entitled to exercise the Company's rights and remedies under such Company Restricted Stock.

               (b) As of the close of business on March 9, 2001, (i) 6,730,233 shares of Company Common Stock are subject to issuance pursuant to outstanding options to purchase Company Common Stock under the Company Stock Option Plan ("COMPANY OPTIONS") for a weighted average aggregate exercise price of $4.28,
(ii) 540,000 shares of Company Common Stock are reserved for future issuance under the Company ESPP, and (iii) 5,537,216 shares of Company Common Stock are subject to issuance pursuant to outstanding warrants to purchase Company Common Stock ("COMPANY WARRANTS") for a weighted average exercise price of $14.0076.
Part 2.2(b)(1) of the Company Disclosure Letter sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the number of shares of Company Common Stock subject to such Company Option; (iii) the exercise price of such Company Option; (iv) the date on which such Company Option was granted or assumed; (v) the date on which such Company Option expires; (vi) whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of any such acceleration; and (vii) whether such Company Option remains exercisable at any time after the 90th day after termination of service. Company has made available to Parent an accurate and complete copy of the Company Stock Option Plan and the form of all stock option agreements evidencing Company Options. There are no options outstanding to purchase shares of Company Common Stock other than pursuant to the Company Stock Option Plan. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth on
Part 2.2(b) of the Company Disclosure Letter, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option as a result of the merger. Except as set forth on Part 2.2(b) of the Company Disclosure Letter, no Company Option has had its vesting, exercise or exercise price provisions amended or modified since December 31, 2000 and no Company Option has been issued in replacement of another Company Option. Part 2.2(b)(2) of the Company Disclosure Letter sets forth the following information with respect to each Company Warrant outstanding as of the date of this Agreement: (i) the name of the warrantholder;
(ii) the number of shares of Company Common Stock subject to such Company Warrant; (iii) the exercise price of such Company Warrant; (iv) the date on which such Company Warrant was granted or assumed; (v) the date on which such Company Warrant expires and (vi) whether the exercisability of such warrant will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of any such acceleration. Company has made available to Parent an accurate and complete copy of each warrant purchase agreement evidencing Company Warrants. There are no warrants outstanding to purchase shares of Company Common Stock, and there are no commitments to issue additional warrants, other than the warrants listed in Part 2.2(b)(2) of the Company Disclosure Letter. The minimum and (and assuming all exercisability criteria are satisfied) maximum number of shares of Company Common Stock issuable to Service Company LLC (Roadrunner) under warrants granted or issued pursuant to the Web Hosting Reseller Agreement between Company and Roadrunner dated January 28, 2000, are disclosed in Part 2.2(b)(2) of the Company Disclosure Letter, and Roadrunner has no other rights to obtain additional warrants or exercise warrants for additional shares of Company capital stock. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

               (c) Except as set forth on Part 2.2(c) of the Company Disclosure Letter, all outstanding shares of Company capital stock, all outstanding Company Options, and all outstanding shares of capital stock of each subsidiary of Company have been issued and granted in compliance with (i) all applicable federal and state securities laws and other applicable material Legal Requirements and (ii) all material requirements set forth in applicable agreements or instruments. For the purposes of this Agreement, "LEGAL REQUIREMENTS" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined in Section 2.4).

        2.3 Obligations With Respect to Capital Stock. Except as set forth in
Part 2.3 of the Company Disclosure Letter, there are no equity securities, partnership interests or similar ownership interests of any class of Company equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Company owns all of the securities of its subsidiaries identified on Part 2.1 of the Company Disclosure Letter, free and clear of all claims and Encumbrances, and there are no other equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. For purposes of this Agreement, "ENCUMBRANCES" means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset). Except as set forth in Part 2.2 or Part 2.3 of the Company Disclosure Letter, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Company or any of its subsidiaries is a party or by which it is bound obligating Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Company or any of its subsidiaries or obligating Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. Except as contemplated by this Agreement or as set forth on Part 2.3 of the Company Disclosure Letter, there are no registration rights with respect to any equity security of any class of Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries. Shareholders of Company will not be entitled to dissenters' or appraisal rights under applicable state law in connection with the Merger.

        2.4 Authority; Non-Contravention.

               (a) Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, subject only to the approval and adoption of this Agreement and the approval of the Merger by Company's shareholders (the "COMPANY SHAREHOLDER APPROVALS") and the filing of the Delaware Certificate of Merger pursuant to Delaware Law and the filing of the Georgia Articles of Merger pursuant to Georgia Law. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is sufficient for Company's shareholders to approve and adopt this Agreement and approve the Merger, and no other approval of any holder of any securities of Company is required in connection with the consummation of the Merger. This Agreement has been duly executed and delivered by Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.

               (b) The execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not, (i) conflict with or violate the Company Charter Documents, (ii) subject to obtaining the Company Shareholder Approvals and compliance with the requirements set forth in
Section 2.4(c), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which Company or any of its subsidiaries or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective assets are bound or affected, except, in the case of clauses (ii) and (iii), for such conflicts, violations, breaches, defaults, impairments, or rights that, individually or in the aggregate, would not have a Material Adverse Effect on Company. Part 2.4(b) of the Company Disclosure Letter lists all consents, waivers and approvals under any of Company's or any of its subsidiaries' agreements, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, individually or in the aggregate, if not obtained, would result in a material loss of benefits to Company, Parent or the Surviving Corporation as a result of the Merger.

               (c) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic ("GOVERNMENTAL ENTITY") or other person, is required to be obtained or made by Company in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware and the Georgia Articles of Merger with the Secretary of State of the State of Georgia and other appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) the filing of the Registration Statement (as defined in Section 2.17) with the Securities and Exchange Commission ("SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") and the effectiveness of the Registration Statement, and a Schedule 13D with regard to the Company Voting Agreement and the Parent Voting Agreement in accordance with the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the Exchange Act (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and the securities or antitrust laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations that if not obtained or made would not be material to the Company, Parent or the Surviving Corporation or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

        2.5 SEC Filings; Company Financial Statements.

               (a) Company has filed all forms, reports and documents required to be filed by Company with the SEC since the effective date of the registration statement of Company's initial public offering and has made available to Parent such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Company may file subsequent to the date hereof) are referred to herein as the "COMPANY SEC REPORTS." As of their respective dates, the Company SEC Reports (i) were prepared in accordance with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Company SEC Report. None of Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

               (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the "COMPANY FINANCIALS"), including each Company SEC Report filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act) and (iii) fairly presented the consolidated financial position of Company and its subsidiaries as at the respective dates thereof and the consolidated results of Company's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of Company contained in Company SEC Reports as of December 31, 2000 is hereinafter referred to as the "COMPANY BALANCE SHEET." Except as disclosed in the Company Financials, since the date of the Company

Balance Sheet, neither Company nor any of its subsidiaries has any liabilities required under GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise) that are, individually or in the aggregate, material to the business, results of operations or financial condition of Company and its subsidiaries taken as a whole, except for liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices and liabilities incurred in connection with this Agreement.

               (c) Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments that previously had been filed by Company with the SEC pursuant to the Securities Act or the Exchange Act.

        2.6 Absence of Certain Changes or Events. Except as set forth on Part
2.6 of the Company Disclosure Letter, since the date of the Company Balance Sheet there has not been: (i) any Material Adverse Effect with respect to Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Company's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by Company of any of Company's capital stock or any other securities of Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases that are not, individually or in the aggregate, material in amount from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of Company's or any of its subsidiaries' capital stock, (iv) any granting by Company or any of its subsidiaries of any material increase in compensation or fringe benefits to any of their officers or employees, or any payment by Company or any of its subsidiaries of any bonus to any of their officers or employees, or any granting by Company or any of its subsidiaries of any material increase in severance or termination pay, other than in the ordinary course, consistent with past practice, or any entry by Company or any of its subsidiaries into, or material modification or amendment of, any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Company of the nature contemplated hereby, (v) any material change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, (vi) any material revaluation by Company of any of its material assets, including writing off notes or accounts receivable other than in the ordinary course of business, or (vii) any material change in the pricing of the fees Company charges for the Company Services (as defined in Section 2.9(k) below).

        2.7 Taxes.

               (a) Except as set forth on Part 2.7(a) of the Company Disclosure Letter, Company and each of its subsidiaries have timely filed, or applied for the extension of the applicable filing deadline, all material federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS") relating to Taxes required to be filed by or on behalf of Company and each of its subsidiaries with any Tax authority, such Returns are true, correct and complete in all material respects, and Company and each of its subsidiaries have paid all Taxes shown to be due on such Returns.

               (b) Company and each of its subsidiaries have withheld all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act ("FICA"), Taxes pursuant to the Federal Unemployment Tax Act ("FUTA") and other Taxes required to be withheld, except such Taxes that are not material to Company.

               (c) Other than as set forth in Part 2.7(c) of the Company Disclosure Letter, neither Company nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Company or any of its subsidiaries, nor has Company or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

               (d) Except as set forth on Part 2.7(d) of the Company Disclosure Letter, no audit or other examination of any Return of Company or any of its subsidiaries by any Tax authority is presently in progress, nor has Company or any of its subsidiaries been notified of any request for such an audit or other examination that is reasonably likely to result in any adjustment that is material to Company.

               (e) No adjustment relating to any Returns filed by Company or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to Company or any of its subsidiaries or any representative thereof that is reasonably likely to be material to Company.

               (f) Neither Company nor any of its subsidiaries has any liability for unpaid Taxes that has not been accrued for or reserved on the Company Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, that is material to Company, other than any liability for unpaid Taxes that may have accrued since the date of the Company Balance Sheet in connection with the operation of the business of Company and its subsidiaries in the ordinary course.

               (g) There is no agreement, plan or arrangement to which Company or any of its subsidiaries is a party, including this Agreement and the agreements entered into in connection with this Agreement, covering any employee or former employee of Company or any of its subsidiaries that, individually or collectively, would be reasonably likely to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

               (h) Neither Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Company.

               (i) Neither Company nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

               (j) Except as may be required as a result of the Merger, Company and its subsidiaries have not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to
Section 481 of the Code or any
comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

               (k) None of Company's or its subsidiaries' assets are tax exempt use property within the meaning of Section 168(h) of the Code.

               (l) Company has not been distributed in a transaction qualifying under Section 355 of the Code within the last two years, nor has Company distributed any corporation in a transaction qualifying under Section 355 of the Code within the last two years.

               (m) Company is not aware of any fact, circumstance, plan or intention on the part of Company that would be reasonably likely to prevent the Merger from qualifying as a "reorganization" pursuant to the provisions of
Section 368 of the Code.

        For the purposes of this Agreement, "TAX" or "TAXES" refers to (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts,
(ii) any liability for payment of any amounts of the type described in clause
(i) as a result of being a member of an affiliated consolidated, combined or unitary group, and (iii) any liability for amounts of the type described in clauses (i) and (ii) as a result of any express or implied obligation to indemnify another person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

        2.8 Title to Properties.

               (a) Company owns no real property interests. Part 2.8(a) of the Company Disclosure Letter list all real property leases to which Company is a party and each amendment thereto that is in effect as of the date of this Agreement that provide for annual payments in excess of $250,000. All such current leases are in full force and effect, are valid and effective in all material respects in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event that with notice or lapse of time, or both, would constitute a default) that would give rise to a material claim against Company or a termination of such leases.

               (b) Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Encumbrances except as set forth in Part 2.8(b) of the Company Disclosure Letter, except as reflected in the Company Financials and except for liens for Taxes not yet due and payable and such Encumbrances that are not material in character, amount or extent.

        2.9 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

               "INTELLECTUAL PROPERTY" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, URLs, rights to domain names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world;
(vii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

               "COMPANY INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is owned by, or exclusively licensed to, Company or one of its subsidiaries.

               "COMPANY LICENSED INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is licensed to Company on a non-exclusive basis and that is used in the conduct of its business as currently conducted.

               "COMPANY REGISTERED INTELLECTUAL PROPERTY" means all of the Registered Intellectual Property owned by, or filed in the name of, Company or one of its subsidiaries.

               "REGISTERED INTELLECTUAL PROPERTY" means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) registered domain names; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity.

               (a) No material Company Intellectual Property, or, except as set forth in Part 2.9(a) of the Company Disclosure Letter, no material product or service of Company is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation that restricts in any manner the use, transfer, or licensing thereof by Company, or which may affect the validity, use or enforceability of such Company Intellectual Property.

               (b) Each material item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark, domain name or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property, except, in each case, as would not materially adversely affect such item of Company Registered Intellectual Property. Except as set forth in Part 2.9(b) of the Company Disclosure Letter, Company has applied for patent and copyright protection with respect to each material software program of the Company, such registrations, applications or issued patents are listed by number in Part 2.9(b) of the Company Disclosure Letter, and copies of such registrations, applications and issued patents have been provided to Parent's counsel. Company has not disclosed the source code of any material software program of the Company to any person except (i) employees of the Company bound under written invention assignment and non-disclosure agreements and (ii) such other persons bound under written non-disclosure agreements, the form(s) of which have been delivered to Parent's counsel. Except as set forth in Part 2.9(b) of the Company Disclosure Letter, Company retains ownership of all Intellectual Property rights in and to all material software programs (including without limitation any derivative works thereof), products and services of the Company, and no third party has any rights (anywhere in the world) in or to any trade name, URL, domain name, logo, common law trademark or service mark, trademark or service mark registration or application therefore used by the Company anywhere in the world.

               (c) Company or one of its subsidiaries owns and has good and exclusive title to, or has license (sufficient for the conduct of its business as currently conducted) to, each material item of Company Intellectual Property and Company Licensed Intellectual Property free and clear of any Encumbrance (excluding licenses and related restrictions).

               (d) Neither Company nor any of its subsidiaries have transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material Company Intellectual Property, to any third party.

               (e) Part 2.9(e) of the Company Disclosure Letter lists all material contracts, licenses, agreements to which Company is a party (other than service agreements with customers of the Company that are in the standard form thereof as same has been in effect from time to time, a copy of the current form of which has been provided to Parent): (i) with respect to Company Intellectual Property licensed or transferred to any third party (other than agreements entered into in the ordinary course consistent with past practice); (ii) that are material service agreements with customers and that are not in the standard form thereof provided to Parent (including without limitation any service agreement providing for "99.999%" service levels); (iii) all contracts, licenses and agreements to which Company is a party pursuant to which a third party has licensed or transferred any material Intellectual Property to Company; and (iv) that require Company to insure co-located hardware; (except for any contract, license and agreement that, if terminated, would not have a Material Adverse Effect on Company). There are no material contracts, licenses and agreements to which Company is a party with respect to the software, hardware, network and technology infrastructure used in Company's business as currently conducted that, if terminated, would have a Material Adverse Effect on Company.

               (f) Except as set forth on Part 2.9(f) of the Company Disclosure Letter, to Company's knowledge, the operation of the business of Company as such business currently is conducted, including Company's design, development, marketing and sale of the products or services of Company (including with respect to products currently under development) has not and does not infringe or misappropriate the Intellectual Property of any third party or, to its knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction, which, individually or in the aggregate, would result in a material liability.

               (g) Company has not received notice from any third party that the operation of the business of Company or any act, product or service of Company, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction, which allegation, if true, would have a Material Adverse Effect on Company.

               (h) Except as set forth in Part 2.9(h) of the Company Disclosure Letter, to the knowledge of Company, no person has or is infringing or misappropriating any material Company Intellectual Property, which infringement or misappropriation, individually or in the aggregate, would have a Material Adverse Effect on Company.

               (i) Company and its subsidiaries have taken reasonable steps to protect Company's and its subsidiaries' rights in Company's and such subsidiaries' confidential information and trade secrets, except where the failure to do so would not have a Material Adverse Effect on Company. All employees, contractors and consultants of Company and any other third parties who have been involved in the development of Company's software, products or services have executed invention assignment and confidentiality agreements in the form delivered to Parent's counsel, and all employees and consultants of Company and other third parties who have access to confidential information or trade secrets related to the Company's business, including without limitation source code of any software program of the Company, have executed appropriate nondisclosure agreements in the form delivered to Parent's counsel.

               (j) None of the Company Intellectual Property or product or service of Company contains any defect in connection with processing data containing dates in leap years or in the year 2000 or any preceding or following years, which defects, individually or in the aggregate, would have a Material Adverse Effect on Company.

               (k) All material contracts, licenses and agreements relating to: the products or service offerings or capabilities of Company and its subsidiaries, including material products or service offerings or capabilities currently under development (collectively the "COMPANY SERVICES"); to material Company Intellectual Property; or to material Company Licensed Intellectual Property (collectively, the "KEY AGREEMENTS"), are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements. Company and each of its subsidiaries are in material compliance with, and have not materially breached any term of any of the Key Agreements, licenses and agreements and, to the knowledge of Company and its subsidiaries, all other parties to the Key Agreements are in compliance in all material respects with, and have not materially breached any term of, the Key Agreements.

               (l) Following the Closing Date, the Surviving Corporation will be permitted to exercise all of Company's rights under the Key Agreements to the same extent Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that Company would otherwise be required to pay.

        2.10 Compliance with Laws.

               (a) Neither Company nor any of its subsidiaries is in conflict with, or in default or in violation of (i) any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which Company or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise or other instrument or obligation to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for conflicts, violations and defaults that, individually or in the aggregate, would not have a Material Adverse Effect on Company. Except as set forth in Part 2.10(a) of the Company Disclosure Letter, no investigation or review by any Governmental Entity is pending or, to the Company's knowledge, has been threatened in a writing delivered to Company against Company or any of its subsidiaries, nor, to the Company's knowledge, has any Governmental Entity indicated an intention to conduct an investigation of Company or any of its subsidiaries. To the Company's knowledge, there is no agreement, judgment, injunction, order or decree binding upon Company or any of its subsidiaries that has or could reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of Company or any of its subsidiaries, or any acquisition of material property by Company or any of its subsidiaries.

               (b) Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities that are material to or required for the operation of the business of Company as currently conducted (collectively, the "COMPANY PERMITS"), and are in compliance with the terms of the Company Permits, except where the failure to hold such Company Permits, or be in such compliance, would not, individually or in the aggregate, have a Material Adverse Effect on Company.

        2.11 Litigation. Except as set forth on Part 2.11 of the Company Disclosure Letter, there are no claims, suits, actions or proceedings pending or, to the knowledge of Company, threatened against, relating to or affecting Company or any of its subsidiaries, before any Governmental Entity or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Company or on the Surviving Corporation following the Merger or have a material adverse effect on the ability of the parties hereto to consummate the Merger. No Governmental Entity has at any time challenged or questioned in a writing delivered to Company the legal right of Company to conduct its business as currently conducted. As of the date hereof, to the knowledge of Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, cause or provide a bona fide basis for a director or executive officer of the Company to seek indemnification from the Company under the Company Charter Documents or any indemnification agreement between Company and such person.

        2.12 Employee Benefit Plans.

               (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 2.12(a)(i) below (which definition shall apply only to this Section 2.12), for purposes of this Agreement, the following terms shall have the meanings set forth below:

                      (i) "AFFILIATE" shall mean any other person or entity under common control with Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

                      (ii) "COMPANY EMPLOYEE PLAN" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "EMPLOYEE BENEFIT PLAN," within the meaning of Section 3(3) of ERISA that is or has been maintained, contributed to, or required to be contributed to, by Company or any Affiliate for the benefit of any Employee;

                      (iii) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

                      (iv) "DOL" shall mean the Department of Labor;

                      (v) "EMPLOYEE" shall mean any current, former, or retired employee, officer, or director of Company or any Affiliate;

                      (vi) "EMPLOYEE AGREEMENT" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation or similar agreement or contract between Company or any Affiliate, and any Employee or consultant;

                      (vii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

                      (viii) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

                      (ix) "INTERNATIONAL EMPLOYEE PLAN" shall mean each Company Employee Plan that has been adopted or maintained by Company, whether informally or formally, for the benefit of Employees outside the United States;

                      (x) "IRS" shall mean the Internal Revenue Service;

                      (xi) "MULTIEMPLOYER PLAN" shall mean any "PENSION PLAN" (as defined below) that is a "multiemployer plan," as defined in Section 3(37) of ERISA;

                      (xii) "PBGC" shall mean the Pension Benefit Guaranty Corporation; and

                      (xiii) "PENSION PLAN" shall mean each Company Employee Plan that is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

               (b) Schedule. Part 2.12 of the Company Disclosure Letter contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. Company does not have any plan or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Employee Agreement.

               (c) Documents. Company has made available to Parent: (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan;
(iii) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and rulings relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS or the DOL with respect to any Company Employee Plan; (vii) all material written agreements relating to each Company Employee Plan; (viii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any material liability to Company; (ix) all COBRA forms and related notices; and (x) all registration statements and prospectuses prepared in connection with each Company Employee Plan.

               (d) Employee Plan Compliance. Except, in each case, as would not, individually or in the aggregate, result in a material liability to the Company,
(i) Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to, each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Plan as to its qualified status under the Code or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination and, to the knowledge of the Company, no event has occurred giving rise to a material likelihood that such Plan would not be treated as qualified by the IRS, and that such Plan satisfied the requirements of the Tax Reform Act of 1986 and the GUST amendments; (iii), to the knowledge of the Company, no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, Company or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of Company, threatened by the IRS or DOL with respect to any Company Employee Plan; (vii) neither Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code; and (viii) all contributions due from the Company or any Affiliate with respect to any of the Company Employee Plans have been made as required under ERISA or have been accrued on the Company Balance Sheet, and no further contributions will be due or will have accrued thereunder as of the Closing Date.

               (e) Pension Plans. Company does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code, that would result in material liability to Company.

               (f) Multiemployer Plans. At no time has Company contributed to or been requested to contribute to any Multiemployer Plan, that would result in material liability to Company.

               (g) No Post-Employment Obligations. Except as set forth on Part 2.12(g) of the Company Disclosure Letter, no Company Employee Plan provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

               (h) COBRA; FMLA. Neither Company nor any Affiliate has, prior to the Effective Time, and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA or any similar provisions of state law applicable to its Employees.

               (i) Effect of Transaction. Except as expressly contemplated by this Agreement or as set forth on Part 2.12(i) of the Company Disclosure Letter, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee. Except as set forth on Part 2.12(i) of the Company Disclosure Letter, no payment or benefit that will or may be made by Company or its Affiliates with respect to any Employee as a result of the transactions contemplated by this Agreement will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code or will be treated as a nondeductible expense within the meaning of Section 162 of the Code.

               (j) Employment Matters. Except, in each case, as would not, individually or in the aggregate, result in a material liability for the Company, Company and each of its subsidiaries: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) has made commercially reasonable efforts to properly classified independent contractors for purposes of federal and applicable state tax laws, laws applicable to employee benefits and other applicable laws; (iv) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (v) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, or, to Company's knowledge, threatened or reasonably anticipated claims or actions against Company under any worker's compensation policy or long-term disability policy. Except as set forth on Part 2.12(j) of the Company Disclosure Letter, to Company's knowledge, no Employee of Company has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such Employee is bound due to such Employee being employed by Company and disclosing to Company or using trade secrets or proprietary information of any other person or entity, and Company has made commercially reasonable efforts to correctly classify employees as exempt employees and non-exempt employees under the Fair Labor Standards Act.

               (k) Labor. No work stoppage or labor strike against Company is pending, threatened or reasonably anticipated. Company does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Company, threatened or reasonably anticipated claims relating to any labor, safety or discrimination matters involving any Employee, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Company. Neither Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Company.

               (l) Surrender Fees. No Company Employee Plan will be subject to any surrender fees or service fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans. Company will have no liability to any employee or to any organization or any other entity as a result of the termination of any employee leasing arrangement.

        2.13 Environmental Matters.

               (a) Hazardous Material. Except as would not have a Material Adverse Effect on Company, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies (a "HAZARDOUS MATERIAL") are present, as a result of the actions of Company or any of its subsidiaries or any affiliate of Company, or, to Company's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof that Company or any of its subsidiaries has at any time owned, operated, occupied or leased.

               (b) Hazardous Materials Activities. Except as would not have a Material Adverse Effect on Company (in any individual case or in the aggregate)
(i) neither Company nor any of its subsidiaries has transported, stored, used, manufactured, disposed of released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, and (ii) neither Company nor any of its subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

               (c) Permits. Company and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents ("ENVIRONMENTAL PERMITS") material to and necessary for the conduct of Company's and its subsidiaries' Hazardous Material Activities and other businesses of Company and its subsidiaries as such activities and businesses are currently being conducted.

               (d) Environmental Liabilities. No material action, proceeding, revocation, amendment procedure, writ or injunction is pending, and to Company's knowledge, no material action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against Company or any of its subsidiaries in a writing delivered to Company concerning any Environmental Permit of Company, Hazardous Material or any Hazardous Materials Activity of Company or any of its subsidiaries. Company is not aware of any fact or circumstance that reasonably could be expected to involve Company or any of its subsidiaries in any environmental litigation or impose upon Company any environmental liability, with such exceptions as would not have a Material Adverse Effect on Company.

        2.14 Certain Agreements. Except as set forth in Part 2.14 of the Company Disclosure Letter or the Company SEC Reports, neither Company nor any of its subsidiaries is a party to or is bound by:

               (a) any employment or consulting agreement or commitment with any employee or member of Company's Board of Directors, that, individually or in the aggregate, is material to Company, other than those that are terminable by Company or any of its subsidiaries on no more than thirty days notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit Company's or any of its subsidiaries' ability to terminate employees at will;

               (b) any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

               (c) any material agreement of indemnification, any material guaranty or any instrument evidencing indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditioned sale, or otherwise;

               (d) any agreement, obligation or commitment containing covenants purporting to limit or which effectively limit the Company's or any of its subsidiaries' freedom to compete in any line of business or in any geographic area or which would so limit Company or Surviving Corporation or any of its subsidiaries after the Effective Time or granting any exclusive distribution or other exclusive rights;

               (e) any agreement or commitment currently in force relating to the disposition or acquisition by Company or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business, or pursuant to which Company has any material ownership or participation interest in any corporation, partnership, joint venture, strategic alliance or other business enterprise other than Company's subsidiaries;

               (f) any agreement or commitment with any affiliate of the Company that is material to the Company; and

               (g) any agreement or commitment currently in force providing for capital expenditures by Company or its subsidiaries in excess of $250,000.00.

        The agreements required to be disclosed in the Company Disclosure Letter pursuant to clauses (a) through (g) above or pursuant to Section 2.9 or that are or would be required to be filed with any Company SEC Report ("COMPANY CONTRACTS") are valid and in full force and effect, except to the extent that such invalidity would not have a Material Adverse Effect on Company. Except as disclosed in the Company Disclosure Letter pursuant to clauses (a) through (g) above or pursuant to Section 2.9 and except as disclosed in any Company SEC Report, neither Company nor any of its subsidiaries, nor to Company's knowledge, any other party thereto, is in breach, violation or default under, and neither Company nor any of its subsidiaries has received written notice that it has breached, violated or defaulted, any of the terms or conditions of any Company Contract in such a manner as would have a Material Adverse Effect on Company.

        2.15 Brokers' and Finders' Fees. Except for fees payable to Bear Stearns & Co. Inc. pursuant to engagement letters that have been provided to Parent, Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

        2.16 Insurance. Company and each of its subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting business or owning assets similar to those of the Company and its subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies have been paid and the Company and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. To the knowledge of Company, there has been no threatened termination of, or material premium increase with respect to, any of such policies.

        2.17 Disclosure. The information supplied by Company for inclusion in the joint proxy statement and prospectus and Form S-4 (or any similar successor form thereto) Registration Statement to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock in the Merger (the "REGISTRATION STATEMENT") shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Company for inclusion or incorporation by reference in the proxy statement and prospectus to be filed with the SEC as part of the Registration Statement (the "PROXY STATEMENT/PROSPECTUS") shall not, on the date the Proxy Statement/Prospectus is mailed to Company's shareholders or to Parent's shareholders, at the time of the meeting of Company's shareholders (the "COMPANY SHAREHOLDERS' MEETING") to consider the Company Shareholder Approvals, at the time of the meeting of the meeting of Parent's shareholders (the "PARENT SHAREHOLDERS' MEETING") to consider the Parent Shareholder Approval Matters (as that term is defined in Section 5.12 hereof) (with Parent Shareholders' approval of the Parent Shareholder Approval Matters being herein referred to as the "PARENT SHAREHOLDER Approvals"), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders' Meeting or Parent Shareholders' Meeting that has become false or misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event relating to Company or any of its affiliates, officers or directors should be discovered by Company that is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Company shall promptly inform Parent. Notwithstanding the foregoing, Company makes no representation or warranty with respect to any information supplied by Parent, Merger Sub, any of Parent's subsidiaries or any affiliate of the foregoing that is contained in any of the foregoing documents.

        2.18 Board Approval. The Board of Directors of Company has, as of the date of this Agreement, (i) determined that the Merger is fair to, and in the best interests of Company and its shareholders, and has approved this Agreement and (ii) declared the advisability of the Merger and recommends that the shareholders of Company approve and adopt this Agreement and approve the Merger.

        2.19 Fairness Opinion. Company's Board of Directors has received a written opinion from Bear Stearns & Co. Inc., dated as of the date hereof, to the effect that, as of the date hereof, the Exchange Ratio is fair to Company's shareholders from a financial point of view, and has delivered to Parent a copy of such opinion.

        2.20 Takeover Statutes and Rights Agreement Not Applicable. No Georgia, or to the Company's knowledge, other state's, anti-takeover, control share acquisition, fair price, moratorium or other similar statute or regulation (each, a "TAKEOVER STATUTE") applies or purports to apply to this Agreement, the Merger or the other transactions contemplated hereby. The Rights are not currently exercisable and will not become exercisable as a result of the Company entering into this Agreement, the announcement of the execution and delivery of this Agreement and the terms of the Merger, or the consummation of the Merger.

        2.21 Affiliates. Part 2.21 of the Company Disclosure Letter is a complete list of those persons who may be deemed to be, in Company's reasonable judgment, affiliates of Company within the meaning of Rule 145 promulgated under the Securities Act. Except as set forth in the Company SEC Reports, since the effective date of the Company's initial public offering, no material event or material increase in compensation or benefits has occurred as of the date of this Agreement that would be required to be reported by the Company pursuant to
Item 404 of Regulation S-K promulgated by the SEC in the Company's Form 10-K or
Schedule 14A relating to its Annual Meeting of Shareholders.

        2.22 Supplier and Customer Relationships. To the Company's knowledge, it has good commercial working relationships with its material customers and suppliers. Except as disclosed in Part 2.22 of the Company Disclosure Letter, no customer accounting for more than 5% of the Company's revenues in any month during the last twelve calendar months ending December 31, 2000 ("MATERIAL CUSTOMER") has canceled or otherwise terminated its relationship with Company, decreased or limited materially the amount of product or services ordered from Company or threatened in writing (or to Company's knowledge orally) to take any such action.

        2.23 Product and Service Quality. To the Company's knowledge, all services provided by Company or any Subsidiary to customers on or prior to the Closing Date conform to applicable contractual commitments, implied warranties not disclaimed, express warranties, product specifications and quality standards published by Company or a Subsidiary in all material respects and include limitations of Company's liability that are tied to the value of the contract. Neither Company nor any Subsidiary has any material liability (and Company is not aware of any basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Company or any Subsidiary giving rise to any liability) for replacement or repair thereof, or for the taking of any remedial action with respect thereto or other damages in connection therewith. Company has not received any written complaint from a Customer that alleges that Company is in material breach of the customer contract or the agreed upon service level commitments, except for those that Company reasonably believes can be addressed without resulting in a material liability. All material unresolved written complaints received since December 31, 2000 from customers regarding the Company Services, in which the matter complained about is of a recurring nature relative to more than one customer, are set out in Part 2.23 of the Company Disclosure Letter in detail reasonably sufficient to understand the nature of the complaint and the material actions required to achieve resolution thereof. Company has no material liability for breach of any service level commitments in excess of reserves therefore in the Company Balance Sheet. Company has received written contract indemnities, or has obtained other contractual allowances that were appropriate under the circumstances, from each of its suppliers and vendors against liabilities that Company may incur as a result of material defects or deficiencies in such suppliers' or vendors' products or services or Intellectual Property infringement relating thereto. The Company's data privacy policy is as set forth on its web site and in Part 2.23 of the Company Disclosure Letter.

        2.24 Disruptions. Except to the extent disclosed on Part 2.24 to the Company Disclosure Letter, since December 31, 2000 there has not occurred any material disruptions to network operations, or any material delays in planned facility or network build out or construction activities, or any material performance failures by the Company, or other material service disruptions, that have resulted in material customer complaints or material breaches of customer installation commitments, in each case with respect to the Company, which individually or in the aggregate, have a Material Adverse Effect on the Company. Except as set forth in Part 2.24 of the Company Disclosure Letter, the Company has in place a formal disaster recovery plan reasonably calculated to ensure prompt recovery from material disruptions to Company's network operations without incurring liabilities to customers.

                                   ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        As of the date of this Agreement and as of the Closing Date, except (A) as disclosed in (i) Parent's Annual Report on Form 10-K for the year ending August 31, 2000 and any Parent SEC Reports (as defined below) filed subsequent to such Form 10-K, and (ii) the disclosure letter delivered by Parent to Company dated as of the date hereof and certified by a duly authorized officer of Parent (the "PARENT DISCLOSURE LETTER") (each Part of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein and such other representations, warranties or covenants to the extent a matter in such Part is disclosed in such a way as to make its relevance to such other representation, warranty or covenant readily apparent), and (B) with respect to (x) the Disposition and (y) any sale of Intellectual Property or rights related thereto, real property of Parent and of SpecTek or related assets to Parent's parent entity or other transactions described in or contemplated by the agreement between Parent, and MTI and MEI California, Inc. relating thereto ("MTI SALE AGREEMENT"), a copy of which has been provided to Company), any Payment, any reduction in force or termination of supplier relationships incident to any of the foregoing, the merger of Parent's HostPro subsidiary with another wholly-owned Parent subsidiary and related assumption by Parent of HostPro Options (as defined in Section 6.3(h)), or any potential acquisition that both Parent and Company approve of in advance in writing (each, a "MUTUALLY AGREED ACQUISITION"), or any changes in Parent's or any Subsidiary's financial condition, results of operation, expenses, assets or liabilities directly resulting from any thereof ("CONTEMPLATED PARENT CHANGES"), in each case where the same would reasonably constitute an exception to any of the following representations and warranties, Parent and Merger Sub represent and warrant as follows:

        3.1 Organization of Parent, Merger Sub and other Subsidiaries.

               (a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority, and all requisite qualifications to do business as a foreign corporation, to conduct its business in the manner in which its business is currently being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority or qualifications would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

               (b) Other than as set forth in Part 3.1 of the Parent Disclosure Letter, neither Parent nor any of its subsidiaries owns any capital stock of, or any equity interest of any nature in, any corporation, partnership, joint venture arrangement or other business entity, other than the entities identified in Part 3.1 of the Parent Disclosure Letter, except for passive investments in equity interests of public companies as part of the cash management program of Parent. Neither Parent nor any of its subsidiaries has agreed or is obligated to make, or is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect under which it may become obligated to make any future investment in or capital contribution to any other entity. Neither Parent, nor any of its subsidiaries, has, at any time, been a general partner of any general partnership, limited partnership or other entity. Part
3.1 of the Parent Disclosure Letter indicates the jurisdiction of organization of each entity listed therein and Company's direct or indirect equity interest therein.

               (c) Parent has delivered or made available to Company a true and correct copy of the Articles of Incorporation and Bylaws of Parent and Certificate of Incorporation and Bylaws of Merger Sub, each as amended to date (collectively, the "PARENT CHARTER DOCUMENTS"), and each such instrument is in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of the Parent Charter Documents. Parent has delivered or made available to Company all proposed or considered amendments to the Parent Charter Documents.

        3.2 Parent and Merger Sub Capitalization.

               (a) The authorized capital stock of Parent consists solely of 150,000,000 shares of Parent Common Stock, of which there were 96,856,165 shares issued and outstanding as of the close of business on the date hereof. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of Parent or any agreement or document to which Parent is a party or by which it is bound.

               (b) As of the close of business on March 21, 2001, (i) 8,931,943 shares of Parent Common Stock are subject to issuance pursuant to outstanding options to purchase Parent Common Stock for a weighted average aggregate exercise price of $10.10; (ii) 7,047,100 shares of HostPro, Inc. common stock, $0.01 par value per share ("HOSTPRO COMMON STOCK") are subject to issuance pursuant to outstanding options to purchase HostPro Common Stock for a weighted average aggregate exercise price of $1.51 under HostPro's 2000 Equity Incentive Plans I & II, which shall be adopted by Parent such that these options to purchase shares of HostPro Common Stock shall be converted into options to purchase Parent Common Stock as described in Section 6.3(h); and (iii) 1,456,600 shares of Parent Common Stock are reserved for future issuance under the Parent ESPP. Parent's 1995 Equity Incentive Plan and HostPro's 2000 Equity Incentive Plans I & II are together referred to as the "PARENT STOCK OPTION PLANS." Options to purchase Parent Common Stock or HostPro Common Stock pursuant to the Parent Stock Option Plans are referred to as the "PARENT OPTIONS." Part 3.2(b)(1) of the Parent Disclosure Letter sets forth the following information with respect to each Parent Option outstanding as of the date of this Agreement:
(i) the name of the optionee; (ii) the number of shares of Parent Common Stock subject to such Parent Option; (iii) the exercise price of such Parent Option;
(iv) the date on which such Parent Option was granted or assumed; (v) the date on which such Parent Option expires; (vi) whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of any such acceleration; and (vii) whether such Parent Option remains exercisable at any time after the 90th day after termination of service. Parent has made available to Company an accurate and complete copy of the Parent Stock Option Plans and the form of all stock option agreements evidencing Parent Options. There are no options outstanding to purchase shares of Parent Common Stock other than pursuant to the Parent Stock Option Plans. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth on Part 3.2(b) of the Parent Disclosure Letter, there are no commitments or agreements of any character to which Parent is bound obligating Parent to accelerate the vesting of any Parent Option as a result of the merger. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Part 3.2(b) of the Parent Disclosure Letter, no Parent Option has had its vesting, exercise or exercise price provisions amended or modified since December 31, 2000, and no Parent Option has been issued in replacement of another Parent Option.

               (c) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, $0.01 par value, all of which, as of the date hereof, are issued and outstanding and are held by Parent. All of the outstanding shares of Merger Sub's common stock have been duly authorized and validly issued, and are fully paid and nonassessable. Merger Sub was formed for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose.

               (d) Except as set forth on Part 3.2(d) of the Parent Disclosure Letter, all outstanding shares of Parent Common Stock, all outstanding Parent Options, and all outstanding shares of capital stock of each subsidiary of Parent have been issued and granted in compliance with (i) all applicable federal and state securities laws and other applicable material Legal Requirements and (ii) all material requirements set forth in applicable agreements or instruments.

               (e) The Parent Common Stock to be issued in the Merger, when issued in accordance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable. There are no statutory or contractual preemptive rights or rights of first refusal with respect to the issuance of the Parent Common Stock upon consummation of the Merger.

               (f) Each Subsidiary of Parent is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all powers and governmental licenses, authorizations, consents and approvals required to carry out its business as now conducted, except for those the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on Parent or the Houdini Business.

        3.3 Obligations With Respect to Capital Stock. Except as set forth in
Part 3.3 of the Parent Disclosure Letter, there are no equity securities, partnership interests or similar ownership interests of any class of Parent equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities Parent owns, free and clear of all claims and Encumbrances, directly or indirectly through one or more subsidiaries, and except for shares of capital stock or other similar ownership interests of certain subsidiaries of Parent that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries, as of the date of this Agreement, Parent owns all equity securities, partnership interests or similar ownership interests of any class of equity security of each subsidiary of Parent, including all securities thereof that are exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests. Except as set forth in Part 3.2 or Part 3.3 of the Parent Disclosure Letter, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent or any of its subsidiaries is a party or by which it is bound obligating Parent or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. Except as contemplated by this Agreement or as set forth on Part 3.3 of the Parent Disclosure Letter and except as contemplated by Section 5.20, there are no registration rights with respect to any equity security of any class of Parent or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

        3.4 Authority; Non-Contravention.

               (a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject only to obtaining the Parent Shareholder Approvals and the filing of the Delaware Certificate of Merger pursuant to Delaware Law and the Georgia Articles of Merger pursuant to Georgia Law. The affirmative vote of the holders of a majority of the shares of the Parent Common Stock present, either in person or by proxy, and entitled to vote at the Parent Shareholders' Meeting, but in any case not less than 25.01% of the outstanding Parent Common Stock, is sufficient for Parent's shareholders
(i) to approve the issuance of shares of Parent Common Stock pursuant to the Merger, and (ii) to amend Parent's Articles of Incorporation to increase the authorized number of shares of Parent Common Stock to 200 million shares (or such larger number as Parent deems appropriate in light of anticipated future issuances), and no other approval of any holder of any securities of Company is required in connection with the consummation of the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by Company, constitute the valid and binding obligations of Parent and Merger Sub, respectively, enforceable against Parent and Merger Sub in accordance with their terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.

               (b) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, (i) subject to obtaining the Parent Shareholder Approvals, conflict with or violate the Parent Charter Documents, (ii) subject to obtaining the Parent Shareholder Approvals and compliance with the requirements set forth in Section 3.4(c), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or any other subsidiary of Parent or by which any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of; or result in the creation of an Encumbrance on any of the properties or assets of Parent or Merger Sub or any other subsidiary of Parent pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession or other instrument or obligation to which Parent or Merger Sub or any other subsidiary of Parent is a party or by which Parent or Merger Sub or any other subsidiary of Parent or any of their respective assets are bound or affected, except, in the case of clauses (ii) and
(iii), for such conflicts, violations, breaches, defaults, impairments, or rights that, individually or in the aggregate, would not have a Material Adverse Effect on Parent or on the HostPro Business. Part 3.4(b) of the Parent Disclosure Letter list all consents, waivers and approvals under any of Parent's or any of its subsidiaries' material agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, individually or in the aggregate, if not obtained, would result in a material loss of benefits to Parent or the Surviving Corporation as a result of the Merger.

               (c) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or other person is required to be obtained or made by Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware and the Georgia Articles of Merger with the Secretary of State of the State of Georgia and other appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) the filing of the Registration Statement with the SEC and the effectiveness of the Registration Statement, and a Schedule 13D with regard to the Company Voting Agreement and the Parent Voting Agreement in accordance with the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the Exchange Act (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the HSR Act and the securities or antitrust laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations that if not obtained or made would not be material to Parent or the Surviving Corporation or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

        3.5 SEC Filings; Parent Financial Statements.

               (a) Parent has filed all forms, reports and documents required to be filed by Parent with the SEC since August 28, 1997. All such required forms, reports and documents (including those that Parent may file subsequent to the date hereof) are referred to herein as the "PARENT SEC REPORTS." As of their respective dates, the Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Parent SEC Report. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

               (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the "PARENT FINANCIALS"), including any Parent SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 1O-Q, 8-K or any successor form under the Exchange Act, and except that discontinued operations are reported as discontinued operations required under
GAAP) and (iii) fairly presented the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of Parent's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments, and except that discontinued operations are reported as discontinued operations required under GAAP. The balance sheet of Parent contained in Parent SEC Reports as of November 30, 2000 is hereinafter referred to as the "PARENT BALANCE Sheet." Except as disclosed in the Parent Financials, since the date of the Parent Balance Sheet neither Parent nor any of its subsidiaries has any liabilities required under GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise) that are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its subsidiaries taken as a whole, except for liabilities incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices and liabilities incurred in connection with this Agreement.

               (c) Parent has heretofore furnished to Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments that previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

        3.6 Absence of Certain Changes or Events. Except as set forth on Part
3.6 of the Parent Disclosure Letter, since the date of the Parent Balance Sheet, and except for the Contemplated Parent Changes and except as contemplated by
Section 1.12 hereof, there has not been (i) any Material Adverse Effect with respect to Parent, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent's capital stock or any other securities of Parent or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases that are not, individually or in the aggregate, material in amount from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of Parent's or any of its subsidiaries' capital stock, (iv) any granting by Company or any of its subsidiaries of any material increase in compensation or fringe benefits to any of their officers or employees, or any payment by Company or any of its subsidiaries of any bonus to any of their officers or employees, or any granting by Company or any of its subsidiaries of any material increase in severance or termination pay, other than in the ordinary course, consistent with past practice, or any entry by Company or any of its subsidiaries into, or material modification or amendment of, any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Company of the nature contemplated hereby, (v) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, (vi) any material revaluation by Parent of any of its material assets, including writing off notes or accounts receivable other than in the ordinary course of business or (vii) any material change in the pricing of the fees Parent charges for the HostPro Services (as defined in Section 3.9(j)).

        3.7 Taxes.

               (a) Parent and each of its subsidiaries have timely filed, or applied for the extension of the applicable filing deadline, all material Returns relating to Taxes required to be filed by or on behalf of Parent and each of its subsidiaries with any Tax authority, such Returns are true, correct and complete in all material respects, and Parent and each of its subsidiaries have paid all Taxes shown to be due on such Returns.

               (b) Parent and each of its subsidiaries have withheld all federal and state income taxes, Taxes pursuant to FICA, Taxes pursuant to FUTA and other Taxes required to be withheld, except such Taxes that are not material to Parent.

               (c) Neither Parent nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Parent or any of its subsidiaries, nor has Parent or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

               (d) Except as set forth in Part 3.7(c) of the Parent Disclosure Letter, no audit or other examination of any Return of Parent or any of its subsidiaries by any Tax authority is presently in progress, nor has Parent or any of its subsidiaries been notified of any request for such an audit or other examination that is reasonably likely to result in any adjustment that is material to Parent.

               (e) No adjustment relating to any Returns filed by Parent or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to Company or any of its subsidiaries or any representative thereof that is reasonably likely to be material to Parent.

               (f) Neither Parent nor any of its subsidiaries has any liability for unpaid Taxes that has not been accrued for or reserved on the Parent Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, that is material to Parent, other than any liability for unpaid Taxes that may have accrued since the date of the Parent Balance Sheet in connection with the operation of the business of Parent and its subsidiaries in the ordinary course.

               (g) There is no agreement, plan or arrangement to which Parent or any of its subsidiaries is a party, including this Agreement and the agreements entered into in connection with this Agreement, covering any employee or former employee of Parent or any of its subsidiaries that, individually or collectively, would be reasonably likely to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

               (h) Neither Parent nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Parent.

               (i) Neither Parent nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement, other than with Parent's parent entity.

               (j) Except as may be required as a result of the Merger, Parent and its subsidiaries have not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to
Section 481 of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

               (k) None of Parent's or its subsidiaries' assets are tax exempt use property within the meaning of Section 168(h) of the Code.

               (l) Parent has not been distributed in a transaction qualifying under Section 355 of the Code within the last two years, nor has Parent distributed any corporation in a transaction qualifying under Section 355 of the Code within the last two years.

               (m) Parent is not aware of any fact, circumstance, plan or intention on the part of Parent that would be reasonably likely to prevent the Merger from qualifying as a "reorganization" pursuant to the provisions of
Section 368 of the Code.

        3.8 Title to Properties.

               (a) Parent has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in connection with the HostPro Business, free and clear of any Encumbrances, except as reflected in the Parent Financials and except for liens for Taxes not yet due and payable and such Encumbrances that are not material in character, amount or extent.

               (b) Parent has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Encumbrances, except as reflected in the Parent Financials and except for liens for Taxes not yet due and payable and such Encumbrances that are not material in character, amount or extent.

        3.9 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

               "PARENT INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is owned by, or exclusively licensed to, Parent or one of its subsidiaries relating to or used in the HostPro Business.

               "PARENT LICENSED INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is licensed to Parent on a non-exclusive basis and that is used in the conduct of the HostPro Business as currently conducted.

               "PARENT REGISTERED INTELLECTUAL PROPERTY" means all of the Registered Intellectual Property owned by, or filed in the name of, Parent or one of its subsidiaries relating to or used in the HostPro Business.

               (a) No material Parent Intellectual Property or product or service of Parent is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Parent, or which may affect the validity, use or enforceability of such Parent Intellectual Property.

               (b) Each material item of Parent Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark, domain name or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property except, in each case, as would not materially adversely affect such item of Parent Registered Intellectual Property. Parent has applied for patent and copyright protection with respect to each material software program of the HostPro Business, such registrations, applications or issued patents are listed by number in Part 3.9(b) of the Parent Disclosure Letter, and copies of such registrations, applications and issued patents have been provided to Company's counsel. Parent has not disclosed the source code of any material software program of the HostPro Business to any person except (i) employees of the Parent or its subsidiaries bound under written invention assignment and non-disclosure agreements and (ii) such other persons bound under written non-disclosure agreements, the form(s) of which have been delivered to Company's counsel. Parent retains ownership of all Parent Intellectual Property rights in and to all material software programs (including without limitation any derivative works thereof), products and services of the HostPro Business, and no third party has any rights (anywhere in the world) in or to any trade name, URL, domain name, logo, common law trademark or service mark, trademark or service mark registration or application therefore used by the HostPro Business anywhere in the world.

               (c) Parent or one of its subsidiaries owns and has good and exclusive title to, or has license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to, each material item of Parent Intellectual Property and Parent Licensed Intellectual Property free and clear of any Encumbrance (excluding licenses and related restrictions).

               (d) Neither Parent nor any of its subsidiaries have transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material Parent Intellectual Property, to any third party.

               (e) To Parent's knowledge, the operation of the HostPro Business as such business currently is conducted, including Parent's design, development, marketing and sale of products or services in connection with the HostPro Business or any other business of Parent or its subsidiaries (including with respect to products currently under development) has not, does not and will not infringe or misappropriate the Intellectual Property of any third party or, to its knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction, which, individually or in the aggregate, would result in a material liability.

               (f) Parent has not received notice from any third party that the operation of the business of Parent or any act, product or service of Parent, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction, which allegation, if true, would have a Material Adverse Effect on Parent or the HostPro Business.

               (g) To the knowledge of Parent, no person has or is infringing or misappropriating any material Parent Intellectual Property, which infringement or misappropriation, individually or in the aggregate, would have a Material Adverse Effect on Parent or the HostPro Business.

               (h) Parent and its subsidiaries have taken reasonable steps to protect Parent's and its subsidiaries' rights in Parent's and such subsidiaries' confidential information and trade secrets, except where the failure to do so would not have a Material Adverse Effect on Parent or the HostPro Business. All employees, contractors and consultants of Parent and any other third parties who have been involved in the development of software, products or services offered in connection with the HostPro Business have executed invention assignment and confidentiality agreements in the form delivered to Company's counsel, and all employees and consultants of Parent and other third parties who have access to confidential information or trade secrets related to the HostPro Business have executed appropriate nondisclosure agreements in the form delivered to Company's counsel.

               (i) None of the Parent Intellectual Property or product or service of Parent contains any significant defect in connection with processing data containing dates in leap years or in the year 2000 or any preceding or following years, which defects, individually or in the aggregate, would have a Material Adverse Effect on Parent or the HostPro Business.

               (j) All material contracts, licenses and agreements relating to: the products or service offerings or capabilities of the HostPro Business, including material products or service offerings or capabilities currently under development (collectively the "HOSTPRO SERVICES"); to material Parent Intellectual Property; or to material Parent Licensed Intellectual Property (collectively, the "KEY HOSTPRO AGREEMENTS"), are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements. Parent and each of its subsidiaries are in material compliance with, and have not materially breached any term of any of the Key HostPro Agreements, licenses and agreements and, to the knowledge of Company and its subsidiaries, all other parties to the Key HostPro Agreements are in compliance in all material respects with, and have not materially breached any term of, the Key HostPro Agreements.

        3.10 Compliance with Laws.

               (a) Neither Parent nor any of its subsidiaries is in conflict with, or in default or in violation of (i) any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which Parent or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties is bound or affected, except for conflicts, violations and defaults that, individually or in the aggregate, would not have a Material Adverse Effect on Parent or the HostPro Business. Except as set forth in Part 3.10(a) of the Parent Disclosure Letter, no investigation or review by any Governmental Entity is pending or, to Parent's knowledge, has been threatened in a writing delivered to Parent against Parent or any of its subsidiaries, nor, to

Parent's knowledge, has any Governmental Entity indicated an intention to conduct an investigation of Parent or any of its subsidiaries. To Parent's knowledge, there is no agreement, judgment, injunction, order or decree binding upon Parent or any of its subsidiaries that has or could reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of Parent or any of its subsidiaries, or any acquisition of material property by Parent or any of its subsidiaries.

               (b) Parent and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities that are material to or required for the operation of the business of Parent as currently conducted (collectively, the "PARENT PERMITS"), and are in compliance with the terms of the Parent Permits, except where the failure to hold such Parent Permits, or be in such compliance, would not, individually or in the aggregate, have a Material Adverse Effect on Parent or the HostPro Business.

        3.11 Litigation. Except as set forth on Part 3.11 of the Parent Disclosure Letter, there are no claims, suits, actions or proceedings pending or, to the knowledge of Parent, threatened against, relating to or affecting Parent or any of its subsidiaries, before any Governmental Entity or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Parent or the HostPro Business or have a material adverse effect on the ability of the parties hereto to consummate the Merger. No Governmental Entity has at any time challenged or questioned in a writing delivered to Parent the legal right of Parent to conduct its business as currently conducted. As of the date hereof, to the knowledge of Parent, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, cause or provide a bona fide basis for a director or executive officer of Parent to seek indemnification from Parent under the Parent Charter Documents or any indemnification agreement between Parent and such person.

        3.12 Employee Benefit Plans.

               (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 3.12(a)(i) below (which definition shall apply only to this Section 3.12), for purposes of this Agreement, the following terms shall have the meanings set forth below:

                      (i) "AFFILIATE" shall mean any other person or entity under common control with Parent within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

                      (vi) "PARENT EMPLOYEE AGREEMENT" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation or similar agreement or contract between Parent or any Affiliate, and any Parent Employee or consultant;

                      (ii) "PARENT EMPLOYEE PLAN" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "EMPLOYEE BENEFIT PLAN," within the meaning of Section 3(3) of ERISA that is or has been maintained, contributed to, or required to be contributed to, by Parent or any Affiliate for the benefit of any Employee;

                      (iii) "PARENT EMPLOYEES" shall mean any current, former or retired employee, officer or director of Parent or any Affiliate;

                      (iv) "INTERNATIONAL PARENT EMPLOYEE PLAN" shall mean each Parent Employee Plan that has been adopted or maintained by Parent, whether informally or formally, for the benefit of Employees outside the United States;

                      (v) "MULTIEMPLOYER PLAN" shall mean any "PENSION PLAN" (as defined below) that is a "multiemployer plan," as defined in Section 3(37) of ERISA;

                      (vi) "PENSION PLAN" shall mean each Parent Employee Plan that is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

               (b) Schedule. Part 3.12 of the Parent Disclosure Letter contains an accurate and complete list of each Parent Employee Plan and each Parent Employee Agreement. Parent does not have any plan or commitment to establish any new Parent Employee Plan, to modify any Parent Employee Plan or Parent Employee Agreement (except to the extent required by law or to conform any such Parent Employee Plan or Parent Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Company in writing, or as required by this Agreement), or to enter into any Parent Employee Agreement.

               (c) Documents. Parent has made available to Company: (i) correct and complete copies of all documents embodying each Parent Employee Plan and each Parent Employee Agreement including all amendments thereto; (ii) the most recent annual actuarial valuations, if any, prepared for each Parent Employee Plan; (iii) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Parent Employee Plan or related trust; (iv) if the Parent Employee Plan is funded, the most recent annual and periodic accounting of Parent Employee Plan assets; (v) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each Parent Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and rulings relating to Parent Employee Plans and copies of all applications and correspondence to or from the IRS or the DOL with respect to any Parent Employee Plan; (vii) all material written agreements and contracts relating to each Parent Employee Plan;
(viii) all material communications material to any Parent Employee or Parent Employees relating to any Parent Employee Plan and any proposed Parent Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any material liability to Parent;
(ix) all COBRA forms and related notices; and (x) all registration statements and prospectuses prepared in connection with each Parent Employee Plan.

               (d) Employee Plan Compliance. Except, in each case, as would not, individually or in the aggregate, result in a material liability to Parent, (i) Parent has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to, each Parent Employee Plan, and each Parent Employee Plan has been established and maintained in material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Parent Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Plan as to its qualified status under the Code or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination and, to the knowledge of Parent, no event has occurred giving rise to a material likelihood that such Plan would not be treated as qualified by the IRS, and that such Plan satisfied the requirements of the Tax Reform Act of 1986 and the Gust Amendments; (iii) the knowledge of Parent, no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Parent Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of Parent, threatened or reasonably anticipated (other than routine claims for benefits) against any Parent Employee Plan or against the assets of any Parent Employee Plan; (v) each Parent Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of Parent, threatened by the IRS or DOL with respect to any Parent Employee Plan; (vii) neither Parent nor any Affiliate is subject to any penalty or tax with respect to any Parent Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code; and (viii) all contributions due from the Company or any Affiliate with respect to any of the Company Employee Plans have been made as required under ERISA or have been accrued on the Company Balance Sheet.

               (e) Pension Plans. Parent does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code, that would result in material liability to Parent.

               (f) Multiemployer Plans. At no time has Parent contributed to or been requested to contribute to any Multiemployer Plan, that would result in material liability to Parent.

               (g) No Post-Employment Obligations. Except as set forth on Part 3.12(g) of the Parent Disclosure Letter, no Parent Employee Plan provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and Parent has never represented, promised or contracted (whether in oral or written form) to any Parent Employee (either individually or to Parent Employees as a group) or any other person that such Parent Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

               (h) COBRA; FMLA. Neither Parent nor any Affiliate has, prior to the Effective Time, and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA or any similar provisions of state law applicable to its Employees.

               (i) Effect of Transaction. Except as expressly contemplated by this Agreement or as set forth on Part 3.12(i) of the Parent Disclosure Letter, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Parent Employee Plan, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Parent Employee. Except as set forth on Part 3.12(i) of the Parent Disclosure Letter, no payment or benefit that will or may be made by Parent or its Affiliates with respect to any Employee as a result of the transactions contemplated by this Agreement will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code or will be treated as a nondeductible expense within the meaning of Section 162 of the Code.

               (j) Employment Matters. Except, in each case, as would not, individually or in the aggregate, result in a material liability to Parent, Parent and each of its subsidiaries: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Parent Employees; (iii) has made commercially reasonable efforts to properly classify independent contractors for purposes of federal and applicable state tax laws, laws applicable to employee benefits and other applicable laws; (iv) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and
(v) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Parent Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, or, to Parent's knowledge, threatened or reasonably anticipated claims or actions against Parent under any worker's compensation policy or long-term disability policy. To Parent's knowledge, no Parent Employee has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such Parent Employee is bound due to such Parent Employee being employed by Parent and disclosing to parent or using trade secrets or proprietary information of any other person or entity, and Parent has made commercially reasonable efforts to correctly classify employees as exempt employees and non-exempt employees under the Fair Labor Standards Act.

               (k) Labor. No work stoppage or labor strike against Parent is pending, threatened or reasonably anticipated. Parent does not know of any activities or proceedings of any labor union to organize any Parent Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Parent, threatened relating to any labor, safety or discrimination matters involving any Parent Employee, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Parent. Neither Parent nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Parent is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Parent Employees and no collective bargaining agreement is being negotiated by Parent.

        3.13 Environmental Matters.

               (a) Hazardous Material. Except as would not have a Material Adverse Effect on Parent, no underground storage tanks and no amount of any Hazardous Materials are present, as a result of the actions of Parent or any of its subsidiaries or any affiliate of Parent, or, to Parent's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof that Parent or any of its subsidiaries has at any time owned, operated, occupied or leased.

               (b) Hazardous Materials Activities. Except as would not have a Material Adverse Effect on Parent (in any individual case or in the aggregate)
(i) neither Parent nor any of its subsidiaries has transported, stored, used, manufactured, disposed of released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, and (ii) neither Parent nor any of its subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

               (c) Permits. Parent and its subsidiaries currently hold all Environmental Permits material to and necessary for the conduct of Parent's and its subsidiaries' Hazardous Material Activities and other businesses of Parent and its subsidiaries as such activities and businesses are currently being conducted.

               (d) Environmental Liabilities. No material action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to Parent's knowledge, no material action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against Parent or any of its subsidiaries in a writing delivered to Parent concerning any Environmental Permit of Parent, Hazardous Material or any Hazardous Materials Activity of Parent or any of its subsidiaries. Parent is not aware of any fact or circumstance that reasonably could be expected to involve Parent or any subsidiaries in any environmental litigation or impose upon Parent any material environmental liability, with such exceptions as would not have a Material Adverse Effect on Parent.

        3.14 Certain Agreements. Except as set forth in Part 3.14 of the Parent Disclosure Letter or in the Parent SEC Reports, neither Parent nor any of its subsidiaries is a party to or is bound by:

               (a) any employment or consulting agreement or commitment with any employee of the HostPro Business or member of Parent's Board of Directors, that, individually or in the aggregate, is material to the HostPro Business, other than those that are terminable by

Parent or any of its subsidiaries on no more than thirty days notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit Parent's or any of its subsidiaries' ability to terminate employees at will;

               (b) any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, for employees of the HostPro Business, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

               (c) any material agreement of indemnification for any employees of the HostPro Business, any material guaranty or any instrument evidencing indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditioned sale, or otherwise that is material to the HostPro Business;

               (d) any agreement, obligation or commitment containing covenants purporting to limit or which effectively limit the Parent's or any of its subsidiaries' freedom to compete in the HostPro Business or in any geographic area or granting any exclusive distribution or other exclusive rights with respect thereto; or

               (e) any agreement or commitment currently in force relating to the disposition or acquisition by Parent or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business (other than in connection with the Contemplated Parent Changes (and in that connection, a copy of the MTI Sales Agreement has been provided to Company), or pursuant to which Parent has any material ownership or participation interest in any corporation, partnership, joint venture, strategic alliance or other business enterprise other than Parent's subsidiaries; or

               (f) any agreement or commitment with any affiliate of the Parent that is material to the HostPro Business; or

               (g) any agreement or commitment related to the HostPro Business currently in force providing for capital expenditures by Parent or its subsidiaries in excess of $250,000.00.

        The agreements required to be disclosed in the Parent Disclosure Letter pursuant to clauses (a) through (g) above or pursuant to Section 3.9 or required to be filed with any Parent SEC Report ("PARENT CONTRACTS") are valid and in full force and effect, except to the extent that such invalidity would not have a Material Adverse Effect on Parent. Except as disclosed pursuant to clauses (a) through (g) above or pursuant to Section 2.9 or as disclosed in the Parent SEC Reports, neither Parent nor any of its subsidiaries, nor to Parent's knowledge, any other party thereto, is in breach, violation or default under, and neither Parent nor any of its subsidiaries has received written notice that it has breached, violated or defaulted, any of the terms or conditions of any Parent Contract in such a manner as would have a Material Adverse Effect on Parent.

        3.15 Brokers' and Finders' Fees. Except for fees payable to CIBC World Markets Corp., Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

        3.16 Disclosure. The information supplied by Parent for inclusion in the Registration Statement shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Parent for inclusion in the Proxy Statement/Prospectus shall not, on the date the Proxy Statement/Prospectus is mailed to Company's shareholders or to Parent's shareholders, at the time of the Company Shareholders' Meeting, at the time of the Parent Shareholders' Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders' Meeting or the Parent Shareholders' Meeting that has become false or misleading. The Registration Statement and Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to Parent or any of its affiliates, officers or directors should be discovered by Parent that is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Parent shall promptly inform Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by Company or any of its affiliates that is contained in any of the foregoing documents.

        3.17 Board Approval. The Board of Directors of Parent has, as of the date of this Agreement, (i) determined that the Merger is fair to, and in the best interests of Parent and its shareholders, and has approved this Agreement and (ii) recommends that the shareholders of Parent approve each of the Parent Shareholder Approval Matters.

        3.18 Fairness Opinion. Parent's Board of Directors has received a written opinion from CIBC World Markets Corp., dated as of the date hereof, to the effect that, as of the date hereof, the Exchange Ratio is fair to Parent from a financial point of view, and has delivered to Company a copy of such opinion.

        3.19 Insurance. Parent and each of its subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting business or owning assets similar to those of the Parent and subsidiary. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies have been paid and Parent and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. To the knowledge of Parent, there has been no threatened termination of, or material premium increase with respect to, any of such policies.

        3.20 Supplier and Customer Relationships. To Parent's knowledge, it has good commercial working relationships with the HostPro Business' material customers and suppliers. Except as disclosed in Part 3.20 of the Parent Disclosure Letter, no customer accounting for more than 5% of the HostPro Business' revenues in any month during the last twelve calendar months ending December 31, 2000 ("MATERIAL CUSTOMER") has canceled or otherwise terminated its relationship with Parent or any of its subsidiaries, decreased or limited materially the amount of product or services ordered from Parent or its subsidiaries or threatened in writing (or to Parent's knowledge orally) to take any such action.

        3.21 Product and Service Quality. To Parent's knowledge, all services provided by the HostPro Business to customers on or prior to the Closing Date conform to applicable contractual commitments, implied warranties not disclaimed, express warranties, product specifications and quality standards published by Parent or its subsidiaries in all material respects ad include limitations of the Parent's liability that are tied to the value of contract. Neither Parent nor any of its subsidiaries has any material liability (and Parent is not aware of any basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Parent or any of its subsidiaries giving rise to any liability) for the taking of any remedial action with respect to such services or other damages in connection therewith. Parent has not received any written complaint from a customer that alleges that Parent is in material breach of the customer contract or the agreed upon service level commitments, except for those that Parent reasonably believes can be addressed without resulting in a material liability. All material unresolved written complaints received since December 31, 2000 from customers regarding the HostPro Services, in which the matter complained about is of a recurring nature relative to more than one customer, are set out in Part
3.21 of the Parent Disclosure Letter in detail reasonably sufficient to understand the nature of the complaint and the material actions required to achieve resolution thereof. Parent has no material liability for breach of any service level commitments in excess of reserves therefore in the Parent Balance Sheet. Parent has received or is in the process of receiving, written contract indemnities, or has obtained or is in the process of obtaining, other contractual allowances that were appropriate under the circumstances, from each of its suppliers has received or is in the process of receiving written contract indemnities from each of the suppliers and vendors of the HostPro Business against liabilities that Parent may incur as a result of material defects or deficiencies in such suppliers' or vendors' products or services or Parent Intellectual Property infringement relating thereto. The HostPro Business' data privacy policy is as set forth on its web site and in Part 3.21 of the Parent Disclosure Letter.

        3.22 Disruptions. Except to the extent disclosed on Part 3.22 to the Parent Disclosure Letter, since December 31, 2000 there has not occurred any material disruptions to network operations, or any material delays in planned facility or network build out or construction activities, or any material performance failures by the HostPro Business, or other material service disruptions, that have resulted in material customer complaints or material breaches of customer installation commitments, in each case with respect to the HostPro Business, which individually or in the aggregate, have a Material Adverse Effect on the Parent or the HostPro Business. The HostPro Business has in place a formal disaster recovery plan reasonably calculated to ensure prompt recovery from material disruptions to the HostPro Business' network operations without incurring liabilities to its customers.

                                   ARTICLE IV
                       CONDUCT PRIOR TO THE EFFECTIVE TIME

        4.1 Conduct of Business by Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company and each of its subsidiaries shall, except to the extent that Parent shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings. In addition, during that period Company will promptly notify Parent of any material event involving its business or operations consistent with the agreements contained herein.

        In addition, except as permitted by the terms of this Agreement, and except as contemplated by this Agreement or provided in Part 4.1 of the Company Disclosure Letter, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

               (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or re-price (by amendment or substitution) options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans other than options vesting in connection with an employee terminated in an isolated instance;

               (b) Grant any severance or termination pay to any officer or employee except (i) pursuant to written agreements in effect, or policies existing, on the date hereof and as previously disclosed in writing to Parent,
(ii) in an amount not to exceed three months base pay of the terminated person or pursuant to terms and provisions that are substantially similar to such plans adopted by Parent or (iii) as consented to by Parent, whose consent shall not be unreasonably withheld or delayed, or adopt any new severance plan;

               (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to any Company Intellectual Property, other than non-exclusive licenses granted in the ordinary course of business and consistent with past practice or, if granted on terms different from past practice or outside the ordinary course, are granted on terms and in a manner that are generally favorable to the Company;

               (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock of Company or split, combine or reclassify any capital stock of Company or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock of Company;

               (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Company or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

               (f) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance delivery and/or sale of (i) shares of Company Common Stock pursuant to the exercise of Company Options, (ii) shares of Company Common Stock issuable to participants in the Company ESPP, (iii) shares of Company Common Stock issuable to participants in the Company's 401(k) Plan, (iv) shares of Company Common Stock issuable to holders of Company Warrants, in the case of (i), (ii), (iii),
(iv) and (v) consistent with the terms thereof, and (v) subject to Section 4.1(a), pursuant to grants of Company Options to newly hired employees, upon promotions of existing employees, or as part of Company's annual option grant program, in each case, in the ordinary course of business, consistent with past practice, and not to exceed in the aggregate pursuant to this clause (v), 1,000,000 shares of Company Common Stock issued pursuant to the Company Stock Option Plan (with individual grants or awards included within that 1,000,000 figure not to exceed 250,000 shares of Company Common Stock issued to any one person without prior approval of Parent's Chairman of the Board).

               (g) Cause, permit or propose any amendments to its Articles of Incorporation Bylaws or other charter documents (or similar governing instruments of any of its subsidiaries);

               (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the business of Company or enter into any material joint ventures, strategic relationships or alliances;

               (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets that are material, individually or in the aggregate, to the business of Company;

               (j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in the ordinary course of business, consistent with past practice, (ii) pursuant to existing credit facilities, in the ordinary course of business or (iii) pursuant to equipment financing;

               (k) Except as required to comply with any Legal Requirement, adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice providing for compensation and other benefits generally commensurate with similarly situated employees) or collective bargaining agreement, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors (other than directors fees to non-employee directors), officers, employees or consultants other than in the ordinary course of business, consistent with past practice and Section 4.1(a) hereof, or change in any material respect any management policies or procedures;

               (1) Make any material capital expenditures other than capital expenditures contained in the capital budget of Company approved by Company prior to the date of this Agreement; provided, however, that Company may continue to enter into capital leases consistent with past practices;

               (m) Modify, amend or terminate any Company Contract to which Company or any subsidiary thereof is a party or waive, release or assign any material rights or claims thereunder, in each case, in a manner that could reasonably be expected to materially adversely affect the Company;

               (n) Enter into any licensing or other agreement with regard to the acquisition, distribution or licensing of any material Intellectual Property other than licenses, distribution agreements, advertising agreements, or other similar agreements that are granted or entered into in the ordinary course of business consistent with past practice, or, if granted or entered into on terms different from past practice or outside the ordinary course, are granted or entered into on terms and in a manner that are generally favorable to the Company;

               (o) Materially revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

               (p) Materially change the pricing of the fees Company charges for the Company Services; or

               (q) Agree in writing or otherwise to take any of the actions described in Section 4.1 (a) through (p) above.

        4.2 Conduct of Business by Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent and each of its subsidiaries shall, except to the extent that Company shall otherwise consent in writing and except for the Contemplated Parent Changes, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, collect its receivables in the ordinary course consistent with past practice, pay its payables, debts and Taxes when due subject to good faith disputes over such debts or Taxes and subject to taking such actions as are necessary to manage down the costs of implementing the Contemplated Parent Changes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization relating to the HostPro Business, (ii) keep available the services of its present officers and employees relating to the HostPro Business and (iii) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings in each case relating to the HostPro Business. In addition, during that period Parent will promptly notify Company of any material event (other than the Contemplated Parent Changes) involving its business or operations consistent with the agreements contained herein. Nothing in this Agreement shall preclude or restrict Parent from reincorporating in Delaware prior to or at the Effective Time, provided that Parent's Certificate of Incorporation and Bylaws shall be the same as Parent's current Articles of Incorporation and Bylaws except for such changes as are expressly contemplated by this Agreement, such changes as are necessary given differences between Minnesota and Delaware law and such other changes as Company approves, such approval not to unreasonably be withheld.

        In addition, except as permitted by the terms of this Agreement, and except as contemplated by this Agreement or provided in Part 4.2 of the Parent Disclosure Letter, without the prior written consent of Company, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent shall not do any of the following and shall not permit its subsidiaries to do any of the following (except to effect or implement the Contemplated Parent Changes):

               (a) With respect to the HostPro Business or employees thereof, waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or re-price (by amendment or substitution) options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

               (b) With respect to the HostPro Business or employees thereof,
(x) grant any severance or termination pay to any officer or employee except (i) pursuant to written agreements in effect, or policies existing, on the date hereof and as previously disclosed in writing to Parent, (ii) in an amount not to exceed two months base pay of the terminated person or (iii) as consented to by Company, whose consent shall not be unreasonably withheld or delayed, or (y) adopt any new severance plan;

               (c) With respect to the HostPro Business or Intellectual Property used in connection therewith, transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to any Company Intellectual Property, other than non-exclusive licenses in the ordinary course of business and consistent with past practice;

               (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock of Parent or split, combine or reclassify any capital stock of Parent or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock of Parent;

               (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Parent or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

               (f) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance delivery and/or sale of (i) shares of Parent Common Stock pursuant to the exercise of Parent Options, (ii) shares of Parent Common Stock issuable to participants in the Parent ESPP, (iii) shares of Parent Common Stock issuable to participants in the Parent's 401(k) Plan, and (iv) shares of Parent Common Stock issuable to holders of Parent Warrants, in the case of (i), (ii), (iii) and (iv) (and clauses (v) -- (vii) below) consistent with the terms thereof, (v) pursuant to grants of Parent Options to newly hired employees, upon promotions of existing employees, or as part of Parent's annual option grant program, in each case, in the ordinary course of business, consistent with past practice, and not to exceed in the aggregate pursuant to this clause (v), 1,500,000 shares of Parent Common Stock issued pursuant to the Parent Stock Option Plans; (vi) options granted in lieu of the HostPro Options (or Parent's assumption of HostPro Options) in connection with the merger described in Section 6.2(e); and
(vii) any other actions required to implement the Contemplated Parent Actions.

               (g) Cause, permit or propose any amendments to its Articles of Incorporation, Bylaws or other charter documents (or similar governing instruments of any of its subsidiaries);

               (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof (other than any Mutually Agreed Acquisition), or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the business of Parent or enter into any material joint ventures, strategic relationships or alliances;

               (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets that are material, individually or in the aggregate, to the HostPro Business;

               (j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in the ordinary course of business, consistent with past practice or (ii) pursuant to existing credit facilities, in the ordinary course of business;

               (k) Except as required to comply with any Legal Requirement or as contemplated by this Agreement, with respect to any employees of the HostPro Business, adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice providing for compensation and other benefits generally commensurate with similarly situated employees) or collective bargaining agreement, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

               (1) Make any material capital expenditures other than capital expenditures contained in the capital budget of Parent approved by Parent prior to the date of this Agreement; provided, however, that Parent may continue to enter into capital leases consistent with past practices;

               (m) Modify, amend or terminate any Parent contract to which Parent or any subsidiary thereof is a party or waive, release or assign any material rights or claims thereunder, in each case, in a manner that could reasonably be expected to materially adversely affect the HostPro Business and except for severance arrangements for Parent employees associated with the PC Business;

               (n) Enter into any licensing or other agreement with regard to the acquisition, distribution or licensing of any material Intellectual Property used in the HostPro Business, other than licenses, distribution agreements, advertising agreements, or other similar agreements entered into in the ordinary course of business consistent with past practice;

               (o) Enter into any licensing or other agreement with regard to the acquisition, distribution or licensing of any material Intellectual Property other than licenses, distribution or other similar agreements entered into in the ordinary course of business consistent with past practice;

               (p) Materially change the pricing of the fees Parent charges for the services offered in connection with the HostPro Business;

               (q) Except as required by GAAP (and except as GAAP permits with respect to accounting for discontinued operations), make any change in accounting methods, principles or practices; or

               (r) Agree in writing or otherwise to take any of the actions described in Section 4.2 (a) through (q) above.

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

        5.1 Proxy Statement/Prospectus; Registration Statement; Antitrust and Other Filings.

               (a) As promptly as practicable after the execution of this Agreement, Company and Parent will prepare and file with the SEC, the Proxy Statement/Prospectus and Parent will prepare and file with the SEC the Registration Statement in which the Proxy Statement/Prospectus will be included as a prospectus. Each of Company and Parent will respond to any comments of the SEC, will use its respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and each of Company and Parent will cause the Proxy

Statement/Prospectus to be mailed to its respective shareholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. Promptly after the date of this Agreement, each of the Company and Parent will prepare and file (i) with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties (the "ANTITRUST FILINGS") and (ii) any other filings required to be filed by it under the Exchange Act, the Securities Act or any other federal, state or foreign laws relating to the Merger and the transactions contemplated by this Agreement (the "OTHER FILINGS"). The Company and Parent each shall promptly supply the other with any information that may be required in order to effectuate any filings pursuant to this Section 5.1.

               (b) Each of the Company and Parent will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials in connection with any filing made pursuant hereto and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement/Prospectus or any Antitrust Filings or Other Filings or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement/Prospectus, the Merger or any Antitrust Filing or Other Filing. Each of the Company and Parent will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.1 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the Registration Statement or any Antitrust Filing or Other Filing, the Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to shareholders of the Company and/or Parent, such amendment or supplement.

        5.2 Meeting of Company Shareholders.

               (a) Promptly after the date hereof, Company will take all action necessary in accordance with the Georgia Law and its Articles of Incorporation and Bylaws to convene the Company Shareholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon approval and adoption of this Agreement and approval of the Merger. Subject to Section 5.2(c), Company will use its commercially reasonable efforts to solicit from its shareholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary to secure the vote or consent of its shareholders required by the rules of the Nasdaq Stock Market or Georgia Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Company may adjourn or postpone the Company Shareholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement/Prospectus is provided to Company's shareholders in advance of a vote on the Merger and this Agreement or, if as of the time for which Company

Shareholders' Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders' Meeting (provided that no such adjournments shall collectively be for more than a total of 30 days, provided that such amendment or supplement is duly circulated prior to expiration of such 30 day period). Company shall ensure that the Company Shareholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Shareholders' Meeting are solicited, in compliance with the Georgia Law, its Articles of Incorporation and Bylaws, the rules of the Nasdaq Stock Market and all other applicable legal requirements. Company's obligation to call, give notice of, convene and hold the Company Shareholders' Meeting in accordance with this Section 5.2(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Company of any Acquisition Proposal or Superior Offer, or by any withdrawal, amendment or modification of the recommendation of the Board of Directors of Company with respect to this Agreement or the Merger.

               (b) Subject to Section 5.2(c): (i) the Board of Directors of Company shall recommend that Company's shareholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Company Shareholders' Meeting; (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of Company has unanimously recommended that Company's shareholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Shareholders' Meeting; and (iii) neither the Board of Directors of Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the unanimous recommendation of the Board of Directors of Company that Company's shareholders vote in favor of and adopt and approve this Agreement and the Merger. For purposes of this Agreement, said recommendation of the Board of Directors shall be deemed to have been modified in a manner adverse to Parent if said recommendation shall no longer be unanimous, provided that for all purposes of this Agreement, an action by the Board of Directors of Company or a committee thereof shall be unanimous if each member of the Board of Directors or such committee has approved such action other than (i) any such member who has appropriately abstained from voting on such matter because of an actual or potential conflict of interest and (ii) any such member who is unable to vote in connection with such action as a result of death or disability.

               (c) Nothing in this Agreement shall prevent the Board of Directors of the Company from withholding, withdrawing, amending or modifying its unanimous recommendation in favor of the Merger if (i) a Superior Offer (as defined below) is made to the Company and is not withdrawn, (ii) the Company shall have provided written notice to Parent (a "NOTICE OF SUPERIOR OFFER") advising Parent that the Company has received a Superior Offer, specifying all of the material terms and conditions of such Superior Offer and identifying the person or entity making such Superior Offer, (iii) Parent shall not have, within five business days of Parent's receipt of the Notice of Superior Offer, made an offer that the Company's Board of Directors by a majority vote determines in its good faith judgment (based on the written advice of a financial advisor of national standing) to be at least as favorable to Company's shareholders as such Superior Offer (it being agreed that the Board of Directors of Company shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof), (iv) the

Board of Directors of Company concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of Company to comply with its fiduciary obligations to Company's shareholders under applicable law and (v) Company shall not have violated any of the restrictions set forth in Section 5.4 or this
Section 5.2. Company shall provide Parent with at least three business days prior notice (or such lesser prior notice as provided to the members of the Company's Board of Directors but in no event less than twenty-four hours) of any meeting of the Company's Board of Directors at which Company's Board of Directors is reasonably expected to consider any Acquisition Proposal (as defined in Section 5.4) to determine whether such Acquisition Proposal is a Superior Offer. Nothing contained in this Section 5.2(c) shall limit the Company's obligation to hold and convene the Company Shareholders' Meeting (regardless of whether the unanimous recommendation of the Board of Directors of Company shall have been withdrawn, amended or modified). For purposes of this Agreement, "SUPERIOR OFFER" shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger or consolidation involving Company pursuant to which the shareholders of Company immediately preceding such transaction hold less than 50% of the equity interest in the surviving or resulting entity of such transaction or (ii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or a two step transaction involving a tender offer followed with reasonable promptness by a merger involving the Company), directly or indirectly, of ownership of 100% of the then outstanding shares of capital stock of the Company, on terms that the Board of Directors of the Company determines, in its reasonable judgment (based on the written advice of a financial advisor of national standing) to be more favorable to the Company shareholders than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the reasonable judgment of the Company's Board of Directors (based on the advice of its financial advisor) to be obtained by such third party on a timely basis.

               (d) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

        5.3 Meeting of Parent Shareholders.

               (a) Promptly after the date hereof, Parent will take all action necessary in accordance with the Minnesota law and its Articles of Incorporation and Bylaws to convene the Parent Shareholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon the Parent Shareholder Approval Matters and such other matters relating to the Contemplated Parent Changes that Parent determines, in consultation with counsel, require Parent shareholder approval under Minnesota law. Parent will use its commercially reasonable efforts to solicit from its shareholders proxies in favor of the approval of the Parent Shareholder Approval Matters and will take all other action necessary to secure the vote or consent of its shareholders required by the rules of the Nasdaq Stock Market or Minnesota law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Parent may adjourn or postpone the Parent Shareholders'

Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement/Prospectus is provided to Parent's shareholders in advance of a vote on the Parent Shareholder Approval Matters or, if as of the time for which Parent Shareholders' Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Shareholders' Meeting (provided that no such adjournments shall collectively be for more than a total of 30 days, provided that such amendment or supplement is duly circulated prior to expiration of such 30 day period). Parent shall ensure that the Parent Shareholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Parent in connection with the Parent Shareholders' Meeting are solicited, in compliance with the Minnesota law, its Articles of Incorporation and Bylaws, the rules of the Nasdaq Stock Market and all other applicable legal requirements.

               (b) (i) The Board of Directors of Parent shall unanimously recommend that Parent's shareholders approve the Parent Shareholder Approval Matters at the Parent Shareholders' Meeting; (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of Parent has unanimously recommended that Parent's shareholders approve the Parent Shareholder Approval Matters; and (iii) neither the Board of Directors of Parent nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Company, the unanimous recommendation of the Board of Directors of Parent that Parent's shareholders approve the Parent Shareholder Approval Matters. For purposes of this Agreement, said recommendation of the Board of Directors of Parent shall be deemed to have been modified in a manner adverse to Company if said recommendation shall no longer be unanimous, provided, that for all purposes of this Agreement, an action by the Board of Directors of Parent or a committee thereof shall be unanimous if each member of the Board of Directors of Parent or such committee has approved such action other than (i) any such member who has appropriately abstained from voting on such matter because of an actual or potential conflict of interest and (ii) any such member who is unable to vote in connection with such action as a result of death or disability.

               (c) Nothing contained in this Agreement shall prohibit Parent or its Board of Directors from taking and disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

        5.4 No Solicitation.

               (a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, Company and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit or initiate the making, submission or announcement of any Acquisition Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal; provided, however, that notwithstanding the foregoing, prior to the approval of this Agreement and the Merger at the Company Shareholders' Meeting, this Section 5.4(a) shall not prohibit Company from furnishing nonpublic information regarding Company and its subsidiaries to, or entering into discussions or negotiations with, any person or group who has submitted (and not withdrawn) to Company an unsolicited, written, bona fide Acquisition Proposal that the Board of Directors of Company reasonably concludes (based on the written advice of a financial advisor of national standing) may constitute a Superior Offer if (1) neither Company nor any representative of Company and its subsidiaries shall have violated any of the restrictions set forth in this Section 5.4, (2) the Board of Directors of Company concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors of Company to comply with its fiduciary obligations to Company's shareholders under applicable law, (3) prior to furnishing any such nonpublic information to, or entering into any such discussions with, such person or group, Company gives Parent written notice of the identity of such person or group and all of the material terms and conditions of such Acquisition Proposal and of Company's intention to furnish nonpublic information to, or enter into discussions with, such person or group, and Company receives from such person or group an executed confidentiality agreement containing terms at least as restrictive with regard to Company's confidential information as the Confidentiality Agreement, (4) Company gives Parent at least three business days advance notice of its intent to furnish such nonpublic information or enter into such discussions, and (5) contemporaneously with furnishing any such nonpublic information to such person or group, Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). Company and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Company or any of its subsidiaries shall be deemed to be a breach of this Section 5.4 by Company.

        For purposes of this Agreement, "ACQUISITION PROPOSAL" shall mean any offer or proposal by a third party relating to: (A) any acquisition or purchase from the Company by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 20% interest in the total outstanding voting securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 20% or more of the total outstanding voting securities of the Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of more than 50% of the assets of the Company; or (C) any liquidation or dissolution of the Company.

               (b) In addition to the obligations of Company set forth in paragraph (a) of this Section 5.4, Company as promptly as practicable shall advise Parent orally and in writing of any request for non-public information that Company reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry with respect to or which Company reasonably should believe would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. Company will keep Parent informed as promptly as practicable in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

        5.5 Confidentiality; Access to Information.

               (a) Confidentiality Agreement. The parties acknowledge that Company and Parent have previously executed a mutual confidential disclosure agreement, dated as of December 15, 2000 (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

               (b) Access to Information. Company will afford Parent and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of Company during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Company, as Parent may reasonably request. Parent will afford Company and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of Parent during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Parent, as Company may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.5 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

        5.6 Public Disclosure. Parent and Company will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal or any other transactions expected to be announced in connection therewith and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange. The parties have agreed to the text of the joint press release announcing the signing of this Agreement and Parent has disclosed to Company Parent's operating results for its second quarter and proposed form of press release with respect thereto.

        5.7 Reasonable Efforts; Notification.

               (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its affiliates shall be required by this Agreement to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent, any of its affiliates or Company or the holding separate of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) or imposing or seeking to impose any limitation on the ability of Parent or any of its subsidiaries or affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation).

               (b) Each of Company and Parent will give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger, (ii) any notice or other communication from any Governmental Entity in connection with the Merger, (iii) any litigation relating to, involving or otherwise affecting Company, Parent or their respective subsidiaries that relates to the consummation of the Merger. Company shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3 would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Parent shall give prompt notice to Company of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2 would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

        5.8 Third Party Consents. As soon as practicable following the date hereof, Parent and Company will each use its commercially reasonable efforts to obtain any material consents, waivers and approvals under any of its or its subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

        5.9 Stock Options; ESPP; Warrants.

               (a) At the Effective Time, each outstanding Company Option, whether or not then exercisable, will be assumed by Parent. Each Company Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the Company Stock Option Plan immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions), except that (i) each Company Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock; and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

               (b) It is intended that Company Options assumed by Parent shall qualify following the Effective Time as incentive stock options as defined in
Section 422 of the Code to the extent Company Options qualified as incentive stock options immediately prior to the Effective Time and the provisions of this
Section 5.9 shall be applied consistent with such intent.

               (c) Company shall take all actions necessary pursuant to the terms of the Company ESPP in order to shorten the participation period(s) under such plan that includes the Effective Time (the "CURRENT OFFERINGS") such that a new purchase date for each such participation period shall occur prior to the Effective Time and shares shall be purchased by Company ESPP participants prior to the Effective Time. The Current Offerings shall expire immediately following such new purchase date, and the Company ESPP shall terminate immediately prior to the Effective Time. Subsequent to such new purchase date, Company shall take no action, pursuant to the terms of the Company ESPP, to commence any new offering period.

               (d) At the Effective Time, each outstanding Company Warrant, whether or not then exercisable, will be assumed by Parent. Each Company Warrant so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the Company Warrant immediately prior to the Effective Time (including, without limitation, any vesting provisions), except that (i) each Company Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock; and
(ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Warrant will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

        5.10 Form S-8. Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Options as soon as is reasonably practicable, after the Effective Time and shall maintain the effectiveness of such registration statement thereafter for so long as any of such options or other rights remain outstanding. This provision creates no third party beneficiary rights.

        5.11 Indemnification.

               (a) Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, indemnify and hold harmless, to the fullest extent permitted under applicable law, the individuals who on or prior to the Effective Time were officers or directors of Company (collectively, the "INDEMNIFIED PARTIES") with respect to all acts or omissions by them in their capacities as such or taken at the request of Company or any of its subsidiaries at any time on or prior to the Effective Time. In the event the Surviving Corporation or Parent or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation or Parent shall assume the obligations of the Surviving Corporation or the Parent, as the case may be, as set forth in this Section
5.11. From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Company pursuant to any indemnification agreements between Company and the Indemnified Parties and any indemnification provisions under Company's Articles of Incorporation or Bylaws as in effect on the date hereof. The Articles of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable as those contained in the Articles of Incorporation and Bylaws of Company as in effect on the date of this Agreement (subject to variations required by applicable law), which provisions will not be amended, repealed or otherwise modified for a period of five years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors or officers of Company, unless such modification is required by law.

               (b) For a period of five years after the Effective Time, Parent will procure directors' and officers' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering those persons who are currently covered by Company's directors' and officers' liability insurance policy on terms with respect to coverage and in amounts no less favorable than those applicable to the current directors and officers of Company; provided, however, that in no event will Parent or the Surviving Corporation be required to expend in excess of 200% of the annual premium currently paid by the Company for such coverage (or such coverage as is available for 200% of such annual premium) (or in the case of a lump sum payment for tail coverage for such entire five year period, in excess of $1,500,000).

               (c) This Section 5.11 shall survive the consummation of the Merger, is intended to benefit Company, the Surviving Corporation and each Indemnified Party, shall be binding on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the Indemnified Parties. The obligations of Parent under this Section 5.11 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.11 applies without the consent of the affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.11 applies shall be third party beneficiaries of this
Section 5.11).

        5.12 Parent Shareholder Approval Matters. Parent will submit to its shareholders for consideration at the Parent Shareholders' Meeting a proposal to
(i) approve the issuance of stock pursuant to the Merger (incorporating approval to amend the Parent's Articles of Incorporation to increase to 200 million the number of shares of Parent's Common Stock authorized) (and in connection therewith approve both the Parent Bylaw Amendment and the Parent Appointment Confirmation) (ii) amend Parent's Articles of Incorporation to change the name of the Parent to Interland, Inc. as of immediately prior to the Effective Time (collectively, "PARENT SHAREHOLDER APPROVAL MATTERS"). Parent shall take the actions required by Section 1.5. In addition, Parent may, notwithstanding any other provision of this Agreement, increase the number of shares issuable pursuant to options granted under the HostPro's 2000 Equity Incentive Plan to 10 million shares, as adjusted, and implement such amendment.

        5.13 Nasdaq Listing. Parent agrees to seek authorization for listing on the Nasdaq Stock Market the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, effective upon official notice of issuance.

        5.14 Letters of Accountants. Company and Parent shall use their respective reasonable efforts to cause to be delivered to Parent letters of Company's and Parent's independent accountants, respectively, dated no more than two business days before the date on which the Registration Statement becomes effective (and satisfactory in form and substance to Parent), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

        5.15 Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and Company and their respective Boards of Directors shall grant such approvals and take such lawful actions as are necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute and any regulations promulgated thereunder on such transactions.

        5.16 Certain Employee Benefits.

               (a) As soon as practicable after the execution of this Agreement but prior to the Closing Date, Company and Parent shall confer and work together in good faith to agree upon mutually acceptable employee benefit and compensation arrangements, with the objective of Parent providing each Company employee with compensation and benefits that are not less favorable in the aggregate than those provided by Company or any of its affiliates immediately prior to the Closing Date. Company shall terminate any Company Employee Plans immediately prior to the Effective Time if requested by Parent. In addition, Company agrees that it and its subsidiaries shall terminate any and all severance, separation, retention and salary continuation plans, programs or arrangements (other than contractual agreements disclosed on the Company Disclosure Letter) either prior to signing hereof or prior to Closing. Each Company employee shall receive credit for prior service to Company for purposes of determining eligibility for benefits under Parent's employee benefits plans.

               (b) Within 7 days after the execution of this Agreement, (ii) the Company will issue a guarantee of the obligations of Ken Gavranovic to Bear Stearns Co., Inc. to repay a $3,400,000 loan, and (ii) simultaneously with such guarantee, the Company will enter into an agreement with Mr. Gavranovic pursuant to which he will agree to promptly repay to the Company (and after the Effective Time, Parent) any amounts that Company or Parent may pay pursuant to such guarantee, which obligation will be secured by a lien in all the shares of the Company owned by Mr. Gavranovic that is junior only to the lien of Bear Stearns, and he will agree that the Company (and after the Effective Time, Parent) will be entitled to offset any such amounts he may owe to the Company (and after the Effective Time, to the Parent or the Company) against any amounts (whether salary, severance pay, or otherwise) payable at any time by the Company (and after the Effective Time, by Parent or Company) to him.


        5.17 Tax Matters. Each of Parent, Merger Sub and Company agrees that it will not take any action, or fail to take any action, which action or failure to act would be reasonably likely to cause the Merger to fail to qualify as a "reorganization" pursuant to the provisions of Section 368 of the Code.

        5.18 Bridge Loan Credit Facility. Parent and Company shall on the date hereof enter into a Bridge Loan and Security Agreement in the form attached hereto as Exhibit 5.18A ("LOAN AGREEMENT"), providing for advances to be made thereunder on the terms and subject to the conditions therein specified. Among other provisions, the Loan Agreement provides for advances thereunder, if Closing is delayed beyond June 30, 2001 provided that Company is not primarily responsible for such delay and Parent has not notified Company of such fact prior to such date ("NOTICED COMPANY DELAY") and provided Company is not in material default under this Agreement which default is by its nature not curable or which default is curable but is not cured within 10 days after the giving of written notice thereof ("MATERIAL DEFAULT"), in the maximum aggregate amount of $10,000,000 or, if Closing is delayed beyond August 31, 2001 provided that there is no Noticed Company Delay (noticed prior to August 31) and provided that Company is not in Material Default under this Agreement, in the maximum aggregate amount of $20,000,000 (the "BRIDGE LOAN"), with the obligation to repay each advance thereunder being evidenced by an interest bearing promissory note in the form of Exhibit 5.18B (calling for a term of six months from the date of termination of this Agreement, provided that if the Agreement is terminated by Company pursuant to Section 7.1 (a), (b), (c), (d), (e) or (i) the note shall be due and payable immediately) and with the Bridge Loan being secured as provided in the Loan Agreement. The aggregate amount of all amounts due under the Loan Agreement is herein referred to as the "AGGREGATE BRIDGE LOAN AMOUNT". The Loan Agreement shall be conformed to the extent it is inconsistent with this Section 5.18. Notwithstanding any other provisions of this Agreement, if the dispute resolution process set out in Section 1.6 delays the Effective Time beyond the initially scheduled date therefore (as set forth in the Registration Statement) for the respective meetings of Parent shareholders and Company shareholders contemplated by Sections 5.2 and 5.3 hereof, then Parent will have no obligation to advance more than an aggregate of $5,000,000 under the Loan Agreement.

        5.19 Parent Ownership of Company Capital Stock. Parent hereby acknowledges and agrees that it does not own any shares of Company Common Stock or other capital stock of the Company. Parent further agrees that it will not acquire any shares of Company Common Stock prior to the Effective Time.

        5.20 Anti-takeover Measures. After Closing, Parent's Board of Directors shall in good faith evaluate the adoption of a shareholder rights plan and other standard anti-takeover measures.

        5.21 Registration Rights. Concurrently with the execution of this Agreement, Parent, Company and MTI will enter into the New Registration Rights Agreement in the form attached as Exhibit 5.20A ("NEW REGISTRATION RIGHTS AGREEMENT"). Company will exercise its best efforts to cause the Founder Parties and the Existing Holders to enter into the Amended Registration Rights Agreement in the form attached as Exhibit 5.20B ("AMENDED REGISTRATION RIGHTS AGREEMENT") prior to the Effective Time, and Parent shall enter into, and shall cause MTI to enter into, the same. The Amended Registration Rights Agreement is similar in form to the existing Company Registration Rights Agreement between Company and certain of its existing investors and warrant holders ("EXISTING HOLDERS"), but has been amended (which amendment would require the consent of such Existing Holders) to add Ken Gavranovic, Waldemar Fernandez and the Company's other current officers and directors (collectively "FOUNDER PARTIES"), Parent, and MTI, as parties, and to amend that agreement to apply to Parent securities held by such parties after the Merger (regardless of whether Parent would otherwise be required to assume or be bound by the existing Company Registration Rights Agreement by virtue of the Merger, which Parent does not concede), and to clarify that in the event of underwriter cutbacks, Founder Parties will be cut back first, then other former Company stockholders and warrant holders, and then MTI.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

        6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

               (a) Company Shareholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been approved, by the requisite vote of the shareholders of Company under applicable law and the Company Charter Documents.

               (b) Parent Shareholder Approval. The Parent Shareholder Approval Matters shall have been approved by the requisite vote of the shareholders of Parent under applicable law and the Parent Charter Documents.

               (c) Registration Statement Effective; Proxy Statement. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

               (d) No Order; HSR Act. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or been terminated.

        6.2 Additional Conditions to Obligations of Company. The obligation of Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

               (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date (other than representations and warranties that address matters only as of a certain date, which shall be true and correct as of such date), except where the failure of such representations or warranties to be true or correct would not have, individually or in the aggregate, a Material Adverse Effect on Parent or the HostPro Business. It is understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Letter made or purported to have been made after the execution of this Agreement shall be disregarded. Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by the Chief Executive Officer or Chief Financial Officer of Parent.

               (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Company shall have received a certificate to such effect signed on behalf of Parent by the Chief Executive Officer or Chief Financial Officer of Parent.

               (c) Material Adverse Effect. No Material Adverse Effect with respect to Parent relating to the HostPro Business shall have occurred since the date of this Agreement and be continuing.

               (d) Parent Board of Directors. All actions necessary in order for the New Directors nominated solely by the Company (and if a third nominee is mutually agreed and accepts such nomination, such jointly nominated New Director) to become members of the Parent Board of Directors, and to adopt the Parent Bylaw Amendment and to effect the Parent Appointment Confirmation, upon the Effective Time shall have occurred.

               (e) Key Executive. The Employment Agreement between Parent and Ken Gavranovic executed concurrently herewith but effective as of the Effective Time ("EMPLOYMENT AGREEMENT") shall not have been terminated by Parent and Parent shall have appointed Mr. Gavranovic as Vice Chairman of Parent as of the Effective Time.

               (f) MTI Shareholder Agreement; Shareholder Agreement. MTI and Parent, shall have executed the MTI Shareholder Agreement in the form attached hereto as Exhibit 6.2(g)(1) ("MTI SHAREHOLDER AGREEMENT") and the Shareholder Agreement in the form attached hereto as Exhibit 6.2(g)(2) ("SHAREHOLDER AGREEMENT") to be entered into with Ken Gavranovic and various affiliates of Company who collectively own 38% of the Company's outstanding stock as of the Effective Time ("SHAREHOLDER SIGNITORS").

               (g) PC Business. Prior to the Effective Time, Parent shall have either entered into a binding agreement to sell the PC Business or announced and commenced the winding down of the PC Business.

        6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by
Parent:

               (a) Representations and Warranties. The representations and warranties of Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date (other than representations and warranties that address matters only as of a certain date, which shall be true and correct as of such date), except where the failure of such representations or warranties to be true or correct would not have, individually or in the aggregate, a Material Adverse Effect on Company. It is understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Letter made or purported to have been made after the execution of this Agreement shall be disregarded. Parent shall have received a certificate with respect to the foregoing signed on behalf of Company by the Chief Executive Officer or Chief Financial Officer of Company.

               (b) Agreements and Covenants. Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of Company by the Chief Executive Officer or Chief Financial Officer of Company.

               (c) Material Adverse Effect. No Material Adverse Effect with respect to Company shall have occurred since the date of this Agreement and be continuing.

               (d) No Restraints. There shall not be instituted or pending any action or proceeding by any Governmental Entity (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by Parent or any of its subsidiaries of all or any portion of the business of Company or any of its subsidiaries or of Parent or any of its subsidiaries or to compel

Parent or any of its subsidiaries to dispose of or hold separate all or any portion of the business or assets of Company or any of its subsidiaries or of Parent or any of its subsidiaries, (ii) seeking to impose or confirm limitations on the ability of Parent or any of its subsidiaries effectively to exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) including the right to vote any such shares on any matters properly presented to shareholders or (iii) seeking to require divestiture by Parent or any of its subsidiaries of any such shares.

               (e) Consents. (i) All required approvals or consents of any Governmental Entity or other person in connection with the Merger and the consummation of the other transactions contemplated hereby shall have been obtained (and all relevant statutory, regulatory or other governmental waiting periods, shall have expired) unless the failure to receive any such approval or consent would not be reasonably likely, directly or indirectly, to result in a Material Adverse Effect on Parent and its subsidiaries (including, for the purposes of this condition, Company and its subsidiaries), taken as a whole, and
(ii) all such approvals and consents that have been obtained shall be on terms that are not reasonably likely, directly or indirectly, to result in a Material Adverse Effect on Parent and its subsidiaries (including, for the purposes of this condition, Company and its subsidiaries), taken as a whole.

               (f) Key Executive. Ken Gavranovic shall have accepted employment with the Surviving Company pursuant to the Employment Agreement as of the Effective Time and shall have accepted a position as Vice Chairman of Parent.

               (g) MTI Shareholder Agreement; Shareholder Agreement. The Shareholder Signitors shall have entered into the MTI Shareholder Agreement and the Shareholder Agreement.

               (h) Assumption of HostPro Options by Merger. All options, whether or not then exercisable, to purchase shares of stock of HostPro, Inc., a wholly owned subsidiary of Parent ("HOSTPRO") issued under the HostPro Incentive Plan 1 or the HostPro Incentive Plan 2 (the "HOSTPRO OPTIONS") shall have been converted into options to purchase Parent Common Stock by virtue of the merger of HostPro with and into a wholly owned subsidiary of Parent and Parent's assumption of such options. Each HostPro Option so converted and assumed by Parent by virtue of such merger will continue to have, and be subject to, the same terms and conditions set forth in the applicable HostPro Incentive Plan (including, without limitation, any repurchase rights or vesting provisions), except that (i) each HostPro Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of HostPro Common Stock that were issuable upon exercise of such HostPro Option immediately prior to the effective time of such merger multiplied by 0.5715 (the "HOSTPRO EXCHANGE RATIO"), rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such converted and assumed HostPro Option will be equal to the quotient determined by dividing the exercise price per share of HostPro Common Stock at which such HostPro Option was exercisable immediately prior to the effective time of such merger by the HostPro Exchange Ratio, rounded up to the nearest whole cent and (iii) provisions thereof prohibiting exercise of HostPro options prior the earlier of 5 years or the filing of a registration statement on Form S-1 with respect to HostPro capital stock shall be deemed satisfied (by virtue of now having registered Parent securities) and terminated. Continuous employment with HostPro, Parent's parent entity, Parent, or its subsidiaries shall be credited to the optionee for purposes of determining the vesting of all assumed HostPro Options after the effective time of such merger.

                                   ARTICLE VII
                        TERMINATION, AMENDMENT AND WAIVER

        7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approvals of the shareholders of Company or Parent:

               (a) by mutual written consent duly authorized by the Boards of Directors of Parent and Company;

               (b) by either Company or Parent if the Merger shall not have been consummated by November 30, 2001 for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; and provided, further upon a Termination Date Adjustment by Parent pursuant to
Section 1.6(a)(ii), the foregoing date shall automatically be deemed to be September 30, 2001.

               (c) by either Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

               (d) by either Company or Parent, if the approval of the Merger by the shareholders of Company shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Company shareholders duly convened therefore or at any adjournment thereof permitted hereunder; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Company where the failure to obtain the Company Shareholder Approvals shall have been caused by (i) the action or failure to act of Company and such action or failure to act constitutes a material breach by Company of this Agreement or (ii) a breach of the Voting Agreement by any party thereto other than Parent;

               (e) by either Company or Parent, if the Parent Shareholder Approval Matters shall not have been approved by the requisite vote of Parent shareholders by reason of the failure to obtain the respective required votes at a meeting of Parent shareholders duly convened therefore or at any adjournment thereof permitted hereunder; provided, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to Parent where the failure to obtain the Parent Shareholder Approvals shall have been caused by the action or failure to act of Parent and such action or failure to act constitutes a material breach by Parent of this Agreement;

               (f) by Parent (at any time prior to the approval of the Merger by the required vote of the shareholders of Company) if a Triggering Event (as defined below) shall have occurred;

               (g) by Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent through the exercise of its commercially reasonable efforts, then Company may not terminate this Agreement under this Section 7.1(g) for 30 days after delivery of written notice from Company to Parent of such breach, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that Company may not terminate this Agreement pursuant to this paragraph (g) if such breach by Parent is cured during such 30-day period, or if Company shall have materially breached this Agreement); or

               (h) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Company's representations and warranties or breach by Company is curable by Company through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(h) for 30 days after delivery of written notice from Parent to Company of such breach, provided Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (h) if such breach by Company is cured during such 30-day period, or if Parent shall have materially breached this Agreement).

               (i) by Company, in the event that Parent's Net Available Cash at Closing (as calculated and adjusted pursuant to Section 1.6(a) hereof) is less than an amount equal to (x) $100,000,000 less (y) the Aggregate Bridge Loan Amount (as defined in Section 5.18); provided that the right to terminate pursuant to this Section 7.1(i) shall terminate in the event that more than $10,000,000 is advanced to Company under the Bridge Loan; and provided further that such right may not be exercised if MTI by means of a capital contribution tops up the Parent's Net Available Cash at Closing to $100,000,000 less the Aggregate Bridge Loan Amount.

        For the purposes of this Agreement, a "TRIGGERING EVENT" shall be deemed to have occurred if: (i) the Board of Directors of Company or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its unanimous recommendation in favor of the adoption and approval of the Agreement or the approval of the Merger; (ii) Company shall have failed to include in the Proxy Statement/Prospectus the unanimous recommendation of the Board of Directors of Company in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) the Board of Directors of Company fails to reaffirm its unanimous recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within 10 business days after Parent requests in writing that such recommendation be reaffirmed at any time following the public announcement of an Acquisition Proposal; (iv) the Board of Directors of Company or any committee thereof shall have approved or publicly recommended any Acquisition Proposal; (v) Company shall have entered into any letter of intent of similar document or any agreement, contract or commitment accepting any Acquisition Proposal; (vi) Company shall have materially breached any of the provisions of Sections 5.2 or 5.4; or (vii) a tender or exchange offer relating to securities of Company shall have been commenced by a person unaffiliated with Parent, and Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within 10 business days after such tender or exchange offer is first published sent or given, a statement disclosing that Company recommends rejection of such tender or exchange offer.

        7.2 Notice of Termination; Effect of Termination. Any proper termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, Section 7.3 and Article 8, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

        7.3 Fees and Expenses.

               (a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and Company shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing with the SEC of the Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

               (b) Company Payments. In the event that this Agreement is terminated by Parent or Company, as applicable, pursuant to Sections 7.1(d), 7.1(f) or 7.1(h), the Company shall promptly, but in no event later than two days after the date of such termination, in addition to paying the Aggregate Bridge Loan Amount pursuant to the Bridge Loan, pay Parent a fee in immediately available funds in an amount equal to the sum of (x) three million five hundred thousand dollars ($3,500,000.00) plus (y) the Aggregate Bridge Loan Amount (but not to exceed an additional $2,100,000.00 dollars, thereby increasing such fee due under clauses (x) and (y) to a maximum of $5,600,000) (the "TERMINATION FEE"); provided, that in the case of a termination under Section 7.1(d) prior to which no Triggering Event has occurred or under Section 7.1(h) (and for the avoidance of doubt a termination under Section 7.1(f) shall not be construed to be a termination under Section 7.1(h), (i) such payment shall be made only if
(A) following the date of this Agreement and prior to the termination of this Agreement, a person has publicly announced an Acquisition Proposal and (B) within 12 months following the termination of this Agreement, either a Company Acquisition (as defined below) is consummated, or the Company enters into an agreement providing for a Company Acquisition and such Company Acquisition is later consummated with the person (or another person controlling, controlled by, or under common control with, such person) with whom such agreement was entered into (regardless of when such consummation occurs if the Company has entered into such an agreement within such 12-month period), and
(ii) such payment shall be made promptly, but in no event later than two days after the consummation of such Company Acquisition (regardless of when such consummation occurs if the Company has entered into such an agreement within such twelve-month period). Company acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b), and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company for the amounts set forth in this Section 7.3(b), Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

               For the purposes of this Agreement, "COMPANY ACQUISITION" shall mean any of the following transactions (other than the transactions contemplated by this Agreement); (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction or the parent thereof, (ii) a sale or other disposition by the Company of assets representing in excess of 50% of the aggregate fair market value of the Company's business immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the Company.

               (c) Parent Payments. In the event that this Agreement is terminated by Parent or Company, as applicable, pursuant to Sections 7.1(e) due to failure of Parent to obtain the requisite approval for the Merger, Parent shall promptly, but in no event later than two days after the date of such termination, pay Company a fee in immediately available funds in an amount equal to three million five hundred thousand dollars ($3,500,000.00); provided, that such payment shall be made only if (A) following the date of this Agreement and prior to the termination of this Agreement, a person has publicly announced a proposal to make a Parent Acquisition and (B) within 12 months following the termination of this Agreement, either a Parent Acquisition (as defined below) is consummated, or the Parent enters into an agreement providing for a Parent Acquisition and such Parent Acquisition is later consummated with the person (or another person controlling, controlled by, or under common control with, such person) with whom such agreement was entered into (regardless of when such consummation occurs if the Parent has entered into such an agreement within such 12-month period), and (ii) such payment shall be made promptly, but in no event later than two days after the consummation of such Parent Acquisition (regardless of when such consummation occurs if the Parent has entered into such an agreement within such twelve-month period). Parent acknowledges that the agreements contained in this Section 7.3(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Company would not enter into this Agreement. Accordingly, if the Parent fails to pay in a timely manner the amount due pursuant to this Section 7.3(c), and, in order to obtain such payment, Company makes a claim that results in a judgment against the Parent for the amount set forth in this Section 7.3(c), Parent shall pay to Company its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount set forth in this Section 7.3(c) at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(c) shall not be in lieu of damages incurred in the event of breach of this Agreement.

               For the purposes of this Agreement, "PARENT ACQUISITION" shall mean any of the following transactions (other than the transactions contemplated by this Agreement and other than any of the Contemplated Parent Changes); (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Parent pursuant to which the shareholders of the Parent immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction or the parent thereof, (ii) a sale or other disposition by the Parent of assets representing in excess of 50% of the aggregate fair market value of the Parent's business immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Parent), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the Parent.

        7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent and Company.

        7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

        8.1 Non-Survival of Representations and Warranties. The representations and warranties of Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

        8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon delivery either personally or by commercial delivery service, or sent via facsimile (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):

               (a)   if to Parent or Merger Sub, to:

                      Micron Electronics, Inc.
                      900 East Karcher Road
                      Nampa, ID 83687
                      Attention: President
                      Facsimile No.: 208-898-3424

                      with a copy to:

                      Fenwick & West LLP
                      Two Palo Alto Square
                      Palo Alto, California 94306
                      Attention:   David W. Healy
                      Facsimile No.: 650-494-1417

               (b)   if to Company, to:

                      Interland, Inc.
                      101 Marietta Street
                      Suite 200
                      Atlanta, GA 30303
                      Attention: President
                      Facsimile No.: 404-720-3701

                      with a copy to:

                      Kilpatrick Stockton LLP
                      1100 Peachtree Street
                      Suite 2800
                      Atlanta, GA 30309-4530
                      Attention:   David A. Stockton
                      Facsimile No.: 404-815-6624

               (b)   if to the MEI Shareholder Representative, to:

                      Micron Technology, Inc.
                      8000 S. Federal Way
                      Boise, ID 83707
                      Attention: President
                      Facsimile No.: (208) 368-4242

                      with a copy to:

                      Wilson Sonsini Goodrich & Rosati,
                         Professional Corporation
                      650 Page Mill Road
                      Palo Alto, CA 94304
                      Attention:   John A. Fore
                      Facsimile No.: 650-493-6811

        8.3 Interpretation; Certain Defined Terms.

               (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The words "INCLUDE," "INCLUDES" and "INCLUDING" when used herein shall be deemed in each case to be followed by the words "WITHOUT LIMITATION." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "THE BUSINESS OF" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity, except as herein expressly otherwise provided. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

               (b) For purposes of this Agreement, the term "KNOWLEDGE" means with respect to a party hereto, with respect to any matter in question, that any of the officers or directors of such party has actual knowledge of such matter, after reasonable inquiry of such matter including consultation with counsel as to representations dealing with determination relating to laws or legal matters. For purposes of this definition, the "officers and directors" of Company shall be those person listed as Company officers and directors in the most recent applicable Company SEC Reports.

               (c) For purposes of this Agreement, the term "MATERIAL ADVERSE EFFECT" when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), capitalization, financial condition, operations or results of operations of such entity taken as a whole with its subsidiaries, except to the extent that any such change, event, violation, inaccuracy, circumstance or effect results from
(i) changes in general economic conditions, (ii) changes affecting the industry generally in which such entity operates (provided that such changes do not affect such entity in a disproportionate manner) or (iii) changes in the trading prices for such entity's or its parent's capital stock; or (iv) the announcement of the Merger, or the transactions contemplated by this Agreement; or, (v) in the case of Parent or its Subsidiaries, the Disposition (including any sale of PC Business-related Intellectual Property rights, real property or SpecTek to Parent's parent entity), any sale of the Parent's "SpecTek" business or related assets, any Payment, or any other Contemplated Parent Changes, or the announcement of any thereof, or any changes in Parent's or any Subsidiary's financial condition, results of operation or assets resulting from any thereof, or any such changes resulting from continued operational losses in connection with the PC Business or otherwise resulting primarily from the continued operation of the PC Business or the Parent's SpecTek business, or (vi) in the case of Parent and its Subsidiaries, any failure of Net Available Cash to equal or exceed two hundred million dollars ($200,000,000.00) at Closing.

               (d) For purposes of this Agreement, amounts, changes, increases, events, assets, agreements, contracts or licenses exceeding $100,000.00 in value shall be deemed "MATERIAL;" provided, however, that only claims, obligations or other liabilities exceeding $250,000.00 in value shall be deemed a "MATERIAL LIABILITY."

               (e) For purposes of this Agreement, the term "PERSON" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

               (f) For purposes of this Agreement, "SUBSIDIARY" of a specified entity will be any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

        8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

        8.5 Entire Agreement; Third Party Beneficiaries. This Agreement, its Exhibits and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Parent Disclosure Letter (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 1.12 and in Section 5.11.

        8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

        8.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

        8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section shall be void.

        8.11 Waiver Of Jury Trial. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized respective officers as of the date first written above.



                                 MICRON ELECTRONICS, INC.


                                 By: /s/ JOEL J. KOCHER
                                    ---------------------------------
                                    Joel J. Kocher, Chairman and Chief
                                    Executive Officer




                                 IMAGINE ACQUISITION CORPORATION


                                 By: /s/ JOEL J. KOCHER
                                    ---------------------------------
                                    Joel J. Kocher, Chairman and Chief
                                    Executive Officer




                                 INTERLAND, INC.


                                 By: /s/ KENNETH GAVRANOVIC
                                    ---------------------------------
                                    Kenneth Gavranovic, President and
                                    Chief Executive Officer




                [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

                                                                       EXHIBIT A

                                VOTING AGREEMENT


        This VOTING AGREEMENT (the "AGREEMENT") is made and entered into as of March 22, 2001, between Micron Electronics, Inc., a Minnesota corporation ("MEI"), Micron Technology, Inc., a Delaware corporation ("MTI"), and the undersigned shareholders (the "SHAREHOLDERS," and individually a "SHAREHOLDER") of Interland, Inc., a Georgia corporation ("COMPANY").

                                    RECITALS

        A. Concurrently with the execution of this Agreement, MEI, Company and Interland Acquisition Corporation, a Delaware corporation and a wholly owned first-tier subsidiary of MEI ("MERGER SUB"), are entering into an Agreement and Plan of Merger (the "MERGER Agreement") that provides for the merger of Merger Sub with and into Company (the "MERGER"). Pursuant to the Merger, shares of common stock of Company, no par value per share ("COMPANY COMMON STOCK") will be converted into shares of common stock of MEI, $0.01 par value per share ("MEI COMMON STOCK") on the basis described in the Merger Agreement. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

        B. Shareholder is the record holder of such number of outstanding shares of Company Common Stock as is indicated on the final page of this Agreement.

        C. As a material inducement to enter into the Merger Agreement, MEI desires the Shareholders to agree, and each Shareholder is willing to agree, to vote the Shares (as defined below), and such other shares of capital stock of Company over which Shareholder has voting power, so as to facilitate consummation of the Merger.

        D. MTI is the record holder of such number of outstanding shares of MEI Common Stock as is indicated on the final page of this Agreement.

        E. As a material inducement to enter into the Merger Agreement, the Company desires MTI to agree, and MTI is willing to agree, to vote the MEI Shares (as defined below), and such other shares of capital stock of MEI over which MTI has voting power, so as to facilitate consummation of the Merger.

               In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

        1. AGREEMENT TO VOTE SHARES

               1.1 Definitions. For purposes of this Agreement:

               (a) Shares. The term "SHARES" shall mean all issued and outstanding shares of Company Common Stock owned of record or beneficially by Shareholder or over which Shareholder exercises voting power, in each case, as of the record date for persons entitled (i) to receive notice of, and to vote at the meeting of the shareholders of Company called for the purpose of voting on the matters referred to in Section 1.2, or (ii) to take action by written consent of the shareholders of Company with respect to the matters referred to in Section 1.2. Shareholder agrees that any shares of capital stock of Company that Shareholder purchases or with respect to which Shareholder otherwise acquires beneficial ownership or over which Shareholder exercises voting power after the execution of this Agreement and prior to the date of termination of this Agreement pursuant to Section 7 below shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares on the date hereof.

               (b) Subject Securities. The term "SUBJECT SECURITIES" shall mean:
(i) all securities of Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock beneficially owned by Shareholder as of the date of this Agreement; and (ii) all additional securities of Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which Shareholder acquires ownership during the period from the date of this Agreement through the earlier of termination of this Agreement pursuant to Section 4 below or the record date for the meeting at which shareholders of Company are asked to vote upon approval of the Merger Agreement and the Merger.

               (c) Transfer. Shareholder or MTI shall be deemed to have effected a "TRANSFER" of a security if Shareholder or MTI directly or indirectly: (i) sells, pledges, encumbers, transfers or disposes of, or grants an option with respect to, such security or any interest in such security; or (ii) enters into an agreement or commitment providing for the sale, pledge, encumbrance, transfer or disposition of, or grant of an option with respect to, such security or any interest therein. Notwithstanding the foregoing, a transfer of MEI shares by MTI to the MTI Foundation is excluded from the definition of "Transfer" for purposes of this Agreement, so long as the Foundation also enters into this agreement with respect to such transferred shares.

        1.2 Agreement to Vote Shares. Shareholder hereby covenants and agrees that, during the period commencing on the date hereof and continuing until the first to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement (the "EFFECTIVE TIME") and (ii) termination of this Agreement in accordance with its terms, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the shareholders of Company, however called, or in connection with any written consent of the shareholders of Company, Shareholder will appear at the meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) the Shares:

                (1) in favor of the approval and adoption of the Merger Agreement and the approval of the Merger and the other actions contemplated by the Merger Agreement and any actions required in furtherance thereof;

                (2) against approval of any proposal made in opposition to or in competition with the consummation of the Merger, including, without limitation, any Acquisition Proposal or Superior Offer (each as defined in the Merger Agreement) or any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Company under the Merger Agreement or of the Shareholder under this Agreement.

        Shareholder further agrees not to enter into any agreement or understanding with any person the effect of which would be inconsistent with or violative of any provision contained in this Section 1.2.

               1.3. Transfer and Other Restrictions. (a) Prior to the termination of this Agreement, Shareholder agrees not to, directly or indirectly:

                      (i) except pursuant to the terms of the Merger Agreement, offer for sale, Transfer or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale Transfer or other disposition of any or all of the Subject Securities or any interest therein except as provided in Section 1.2 hereof;

                      (ii) grant any proxy, power of attorney, deposit any of the Subject Securities into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Securities except as provided in this Agreement; or

                      (iii) take any other action that would make any representation or warranty of Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling Shareholder from performing its obligations under this Agreement.

        (b) To the extent Shareholder is, as of the date hereof, party to a contract or agreement that requires Shareholder to Transfer Shares to another person or entity (excluding a contract or agreement pledging Shares to Company), Shareholder will not effect any such Transfer unless and until the transferee agrees to be bound by and executes an agreement in the form of this Agreement with respect to the Shares to be Transferred. Nothing herein shall prohibit Shareholder from exercising (in accordance with the terms of the option or warrant, as applicable) any option or warrant Shareholder may hold; provided that the securities acquired upon such exercise shall be deemed Shares.

               1.4 Irrevocable Proxy. Concurrently with the execution of this Agreement, Shareholder agrees to deliver to MEI a proxy in the form attached hereto as Exhibit I (the "PROXY"), which shall be irrevocable, with respect to the Shares, subject to the other terms of this Agreement.


        2. AGREEMENT TO VOTE MEI SHARES

               2.1 Definitions. For purposes of this Agreement:

                      (a) MEI Shares. The term "MEI SHARES" shall mean all issued and outstanding shares of MEI Common Stock owned of record or beneficially by MTI or over which MTI exercises voting power, in each case, as of the record date for persons entitled (i) to receive notice of, and to vote at the meeting of the shareholders of MEI called for the purpose of voting on the matters referred to in Section 2.2, or (ii) to take action by written consent of the shareholders of MEI with respect to the matters referred to in Section 2.2. MTI agrees that any shares of capital stock of MEI that MTI purchases or with respect to which MTI otherwise acquires beneficial ownership or over which MTI exercises voting power after the execution of this Agreement and prior to the date of termination of this Agreement pursuant to Section 7 below shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted MEI Shares on the date hereof.

                      (b) Subject MEI Securities. The term "SUBJECT MEI SECURITIES" shall mean: (i) all securities of MEI (including all shares of MEI Common Stock and all options, warrants and other rights to acquire shares of MEI Common Stock beneficially owned by MTI as of the date of this Agreement; and
(ii) all additional securities of MEI (including all additional shares of MEI Common Stock and all additional options, warrants and other rights to acquire shares of MEI Common Stock) of which MTI acquires ownership during the period from the date of this Agreement through the earlier of termination of this Agreement pursuant to Section 4 below or the record date for the meeting at which shareholders of MEI are asked to vote upon approval of the Merger Agreement and the Merger.

               2.2 Agreement to Vote MEI Shares. MTI hereby covenants and agrees that, during the period commencing on the date hereof and continuing until the first to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement (the "EFFECTIVE TIME"), (ii) termination of this Agreement in accordance with its terms, and
(iii) November 30, 2001, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the shareholders of MEI, however called, or in connection with any written consent of the shareholders of MEI, MTI will appear at the meeting or otherwise cause the MEI Shares to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) the MEI Shares:

                (1) in favor of the approval and adoption of the Merger Agreement and the approval of the Merger;

                (2)     in favor of the Parent Shareholder Approval Matters; and

                (3) against approval of any proposal made in opposition to or in competition with the consummation of the Merger, including, without limitation, any Parent Acquisition or any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of MEI under the Merger Agreement or of MTI under this Agreement;

provided, that, in each event the Merger Agreement shall not have been amended or modified.

        MTI further agrees not to enter into any agreement or understanding with any person the effect of which would be inconsistent with or violative of any provision contained in this Section 2.2. Notwithstanding anything to the contrary in this Agreement, MTI shall not be obligated to vote in favor of the disposition of any assets of MEI or in favor of any other transaction other than the Merger.

               2.3. Transfer and Other Restrictions. (a) Prior to the termination of this Agreement, MTI agrees not to, directly or indirectly:

                      (i) except pursuant to the terms of the Merger Agreement, offer for sale, Transfer or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale Transfer or other disposition of any or all of the Subject MEI Securities or any interest therein except as provided in Section 2.2 hereof;

                      (ii) grant any proxy, power of attorney, deposit any of the Subject MEI Securities into a voting trust or enter into a voting agreement or arrangement with respect to the Subject MEI Securities except as provided in this Agreement; or

                      (iii) take any other action that would make any representation or warranty of MTI contained herein untrue or incorrect or have the effect of preventing or disabling MTI from performing its obligations under this Agreement.

        (b) To the extent MTI is, as of the date hereof, party to a contract or agreement that requires MTI to Transfer MEI Shares to another person or entity (excluding a contract or agreement pledging MEI Shares to MEI), MTI will not effect any such Transfer unless and until the transferee agrees to be bound by and executes an agreement in the form of this Agreement with respect to the MEI Shares to be Transferred. Nothing herein shall prohibit MTI from exercising (in accordance with the terms of the option or warrant, as applicable) any option or warrant MTI may hold; provided that the securities acquired upon such exercise shall be deemed MEI Shares.

        3. REPRESENTATIONS AND WARRANTIES

               (a) Representations and Warranties of the Shareholders

                (i) Shareholder is the record and beneficial owner of, or Shareholder exercises voting power over, the shares of Company Common Stock indicated on the final page of this Agreement, which, on and as of the date hereof, are free and clear of any Encumbrances that would adversely affect the ability of Shareholder to carry out the terms of this Agreement except with respect to the encumbrances on Shares beneficially owned by Kenneth Gavranovic as described in Section 5.16(b) of the Merger Agreement. The number of Shares set forth on the signature pages hereto are the only Shares beneficially owned by such Shareholder and, except as set forth on such signature pages, the Shareholder holds no options to purchase or rights to subscribe for or otherwise acquire any securities of the Company and has no other interest in or voting rights with respect to any securities of the Company.

                (ii) Shareholder has the requisite power and authority to enter into this Agreement and to consummate the transaction contemplated by this Agreement. The execution and delivery of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated by this Agreement have been duly authorized by all necessary action. This Agreement has been duly executed and delivered by such Shareholder and constitutes a valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except (i) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights, and (ii) for the limitations imposed by general principles of equity. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation that would result in the creation of any Encumbrance upon any of the Shares owned by such Shareholder under, any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree, or other instrument binding on such Shareholder or any Shares owned by such Shareholder. No consent, approval, order or authorization of any Governmental Entity is required by or with respect to such Shareholder in connection with the execution and delivery of this Agreement by such Shareholder or the consummation by such Shareholder of the transactions contemplated by this Agreement, except
        (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, and (ii) where the failure to obtain such consents, approvals, orders or authorizations would not prevent or materially delay the performance by Shareholder of its obligations under this Agreement. If this Agreement is being executed in a representative or fiduciary capacity, the person signing this Agreement has full power and authority to enter into and perform such Agreement.

        (b) Representations and Warranties of MTI

                (i) MTI is the record and beneficial owner of, or MTI exercises voting power over, the shares of MEI Common Stock indicated on the final page of this Agreement, which, on and as of the date hereof, are free and clear of any Encumbrances that would adversely affect the ability of MTI to carry out the terms of this Agreement. The number of MEI Shares set forth on the signature pages hereto are the only MEI Shares beneficially owned by MTI and, except as set forth on such signature pages, MTI holds no options to purchase or rights to subscribe for or otherwise acquire any securities of MEI and has no other interest in or voting rights with respect to any securities of MEI.

                (ii) MTI has the requisite power and authority to enter into this Agreement and to consummate the transaction contemplated by this Agreement. The execution and delivery of this Agreement by MTI and the consummation by MTI of the transactions contemplated by this Agreement have been duly authorized by all necessary action. This Agreement has been duly executed and delivered by MTI and constitutes a valid and binding obligation of MTI, enforceable against MTI in accordance with its terms, except (i) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights, and (ii) for the limitations imposed by general principles of equity. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation that would result in the creation of any Encumbrance upon any of the MEI Shares owned by MTI under, any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree, or other instrument binding on MTI or any MEI Shares owned by MTI. No consent, approval, order or authorization of any Governmental Entity is required by or with respect to MTI in connection with the execution and delivery of this Agreement by MTI or the consummation by MTI of the transactions contemplated by this Agreement, except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, and (ii) where the failure to obtain such consents, approvals, orders or authorizations would not prevent or materially delay the performance by MTI of its obligations under this Agreement. If this Agreement is being executed in a representative or fiduciary capacity, the person signing this Agreement has full power and authority to enter into and perform such Agreement.

        4. TERMINATION

        This Agreement shall terminate and shall have no further force or effect as of the first to occur of (i) the Effective Time, (ii) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article VII thereof and (iii) November 30, 2001.

        5. MISCELLANEOUS

               5.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon delivery either personally or by commercial delivery service, or sent via facsimile (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):

               If to MEI:

               Micron Electronics, Inc.
               900 E. Karcher Road
               Nampa, ID 83687-3045
               Attention:  Joel J. Kocher
               Facsimile No.: (208) 898-3424

               with a copy to:

               Fenwick & West LLP
               Two Palo Alto Square
               Palo Alto, California 94306
               Attn:  Dennis R. DeBroeck
               Facsimile:  650-494-1417

               Micron Technology, Inc.
               8000 S. Federal Way
               Boise, ID   83712
               Attn:  Wilbur G. Stover
               Facsimile No.: (208) 368-4242


               with a copy to:

               Wilson Sonsini Goodrich & Rosati
               Professional Corporation
               650 Page Mill Road
               Palo Alto, California 94304
               Attn:  John A. Fore
               Facsimile:  650-493-6811


               If to Shareholder, to the address for notice set forth on the last page hereof.

               with a copy to:

               Fenwick & West LLP
               Two Palo Alto Square
               Palo Alto, California 94306
               Attn:  David W. Healy
               Facsimile:  650-494-1417


               5.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

               5.3 Entire Agreement; Third Party Beneficiaries. This Agreement, its Exhibits (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) are not intended to confer upon any other person any rights or remedies hereunder other than Interland who shall be deemed to be an intended third party beneficiary of this Agreement.

               5.4 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

               5.5 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

               5.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

               5.7 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

               5.8 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without prior written consent of the other parties. Any purported assignment in violation of this Section shall be void.

               5.9 Waiver Of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES TO THIS AGREEMENT IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

               5.10 Costs And Attorneys' Fees. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover all of such party's costs and attorneys' fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

               5.11 Titles and Headings. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. Unless otherwise specifically stated, all references herein to "sections" and "exhibits" will mean "sections" and "exhibits" to this Agreement.

               5.12 Amendment and Waivers. This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

                  [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

        IN WITNESS WHEREOF, as of the date first above written the undersigned parties have executed this Agreement as of the date first above written.

MICRON ELECTRONICS, INC.


By:
    --------------------------------
Name:   Joel J. Kocher
Title:  President and Chief Executive Officer


                      [SIGNATURE PAGE TO VOTING AGREEMENT]

MICRON TECHNOLOGY, INC.


By:
   --------------------------

SHARES OF MEI COMMON STOCK BENEFICIALLY OWNED:
58,622,863 shares beneficially owned by MTI__


                  [SIGNATURE PAGE TO COMPANY VOTING AGREEMENT]

SHAREHOLDER:                             SHAREHOLDER ADDRESS:

Name:
     -------------                       -----------------------------------

        Ken Gavranovic
                                         -----------------------------------

                                         -----------------------------------

                                         -----------------------------------

                                         TEL:
                                             -------------------------------
SHARES OF COMPANY COMMON STOCK           FAX:
                                             -------------------------------
BENEFICIALLY OWNED:

9,012,523
-------------------------------


                  [SIGNATURE PAGE TO COMPANY VOTING AGREEMENT]

SHAREHOLDER:                             SHAREHOLDER ADDRESS:

Name:
     -------------                       -----------------------------------

        Waldemar Fernandez
                                         -----------------------------------

                                         -----------------------------------

                                         -----------------------------------

                                         TEL:
                                             -------------------------------
SHARES OF COMPANY COMMON STOCK           FAX:
                                             -------------------------------
BENEFICIALLY OWNED:

BENEFICIALLY OWNED:

1,000,000
-------------------------------


                  [SIGNATURE PAGE TO COMPANY VOTING AGREEMENT]

SHAREHOLDER:

CREST COMMUNICATIONS PARTNERS, L.P.

                                           SHAREHOLDER ADDRESS:

By:
   -------------------------------         -------------------------------
Name:
     -----------------------------         -------------------------------
Title:
      ----------------------------         -------------------------------

                                           TEL:
                                               ---------------------------
SHARES OF COMPANY COMMON STOCK             FAX:
                                               ---------------------------
BENEFICIALLY OWNED:

3,851,432
-------------------------------


                  [SIGNATURE PAGE TO COMPANY VOTING AGREEMENT]

SHAREHOLDER:

The undersigned Shareholder joins this Agreement only with respect to the number of shares beneficially owned by such shareholder that are set forth below. As used in this Agreement, with respect to the undersigned Shareholder, the terms "Shares" and "Subject Securities" shall refer only to the number of shares set forth below. In addition, all representations and warranties of the undersigned shareholder as set forth in Section 3 of this Agreement shall refer only to the number of shares beneficially owned by such shareholder that are set forth below.

BOULDER VENTURES III, L.P.

                                           SHAREHOLDER ADDRESS:

By:
   -------------------------------         -------------------------------
Name:
     -----------------------------         -------------------------------
Title:
      ----------------------------         -------------------------------

                                           TEL:
                                               ---------------------------
SHARES OF COMPANY COMMON STOCK             FAX:
                                               ---------------------------
BENEFICIALLY OWNED:

1,549,595
-------------------------------


                  [SIGNATURE PAGE TO COMPANY VOTING AGREEMENT]

SHAREHOLDER:

BOULDER VENTURES III (ANNEX), L.P.

                                           SHAREHOLDER ADDRESS:

By:
   -------------------------------         -------------------------------
Name:
     -----------------------------         -------------------------------
Title:
      ----------------------------         -------------------------------

                                           TEL:
                                               ---------------------------
SHARES OF COMPANY COMMON STOCK             FAX:
                                               ---------------------------
BENEFICIALLY OWNED:

99,350
-------------------------------


                  [SIGNATURE PAGE TO COMPANY VOTING AGREEMENT]

SHAREHOLDER:

BANCBOSTON VENTURES, INC.

                                           SHAREHOLDER ADDRESS:

By:
   -------------------------------         -------------------------------
Name:
     -----------------------------         -------------------------------
Title:
      ----------------------------         -------------------------------

                                           TEL:
                                               ---------------------------
SHARES OF COMPANY COMMON STOCK             FAX:
                                               ---------------------------
BENEFICIALLY OWNED:

2,482,064
-------------------------------


                  [SIGNATURE PAGE TO COMPANY VOTING AGREEMENT]

                                                                       EXHIBIT I

                                IRREVOCABLE PROXY

        The undersigned Shareholder (the "SHAREHOLDER") of Interland, Inc., a Georgia corporation (the "COMPANY"), hereby irrevocably appoints and constitutes the Board of Directors of Micron Electronics, Inc., a Minnesota corporation (the "PROXYHOLDER"), the agents, attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to the full extent of the undersigned's rights with respect to the shares of capital stock of Company that are listed below (the "SHARES"), and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof and prior to the date this proxy terminates, to vote the Shares as follows: the agents and proxies named above are empowered at any time prior to termination of this proxy to exercise all voting and other rights (including, without limitation, the power to execute and deliver written consents with respect to the Shares) of the undersigned at every annual, special or adjourned meeting of Company Shareholders, and in every written consent in lieu of such a meeting, or otherwise, (i) in favor of adoption of the Agreement and Plan of Merger (the "MERGER AGREEMENT") among Micron Electronics, Inc. ("MEI"), Imagine Acquisition Corporation and Company, and the approval of the merger of Imagine Acquisition Corporation with and into Company (the "MERGER"), and (ii) against approval of any proposal made in opposition to or in competition with consummation of the Merger, including, without limitation, any Acquisition Proposal or Superior Offer (each as defined in the Merger Agreement) or any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Company under the Merger Agreement or of the Shareholder under the Voting Agreement.

        The Proxyholder may not exercise this proxy on any other matter. The Shareholder may vote the Shares on all such other matters. The proxy granted by the Shareholder to the Proxyholder hereby is granted as of the date of this Irrevocable Proxy in order to secure the obligations of the Shareholder set forth in Section 1 of the Voting Agreement, and is irrevocable and coupled with an interest in such obligations and in the interests in Company to be purchased and sold pursuant the Merger Agreement.

        This proxy will terminate upon the termination of the Voting Agreement in accordance with its terms. Upon the execution hereof, all prior proxies given by the undersigned with respect to the Shares and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof are hereby revoked and no subsequent proxies will be given until such time as this proxy shall be terminated in accordance with its terms. Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned. The undersigned Shareholder authorizes the Proxyholder to file this proxy and any substitution or revocation of substitution with the Secretary of the Company and with any Inspector of Elections at any meeting of the Shareholders of the Company.

        This proxy is irrevocable and shall survive the insolvency, incapacity, death or liquidation of the undersigned. Dated: March __, 2001.

                             -------------------------------------
                             Signature

                             --------------------------------------
                             Name (and Title)

Shares of Company Common Stock beneficially owned:
                                                  -------------

                                                             SCHEDULE 1.6(a)(ii)


PROJECT HOUDINI
EXCHANGE RATIO ADJUSTMENT SCHEDULE
(Dollars in Thousands)


           AVAILABLE          EXCHANGE
              CASH             RATIO
           ---------          --------
           $ 200,000           0.8610
             190,000           0.8892
             180,000           0.9194
             170,000           0.9516
             160,000           0.9863
             150,000           1.0235
             140,000           1.0636
             130,000           1.1071
             120,000           1.1543
             110,000           1.2058
             100,000           1.2621
              90,000           1.3239
              80,000           1.3921
              70,000           1.4677
              60,000           1.5519
              50,000           1.6465
              40,000           1.7533
              30,000           1.8749
              20,000           2.0147
              10,000           2.1769
                   0           2.3676

                                                                   EXHIBIT 5.18A

                       BRIDGE LOAN AND SECURITY AGREEMENT

        THIS BRIDGE LOAN AND SECURITY AGREEMENT (the "Agreement"), dated as of March 22, 2001, by and between INTERLAND, INC., a Georgia corporation ("Borrower"), and MICRON ELECTRONICS, INC., a Minnesota corporation ("Lender");

                                   WITNESSETH:

        A. Concurrently with the execution of this Agreement, Borrower, Lender and Imagine Acquisition Corporation, a Delaware corporation ("Merger Sub"), are entering into an Agreement and Plan of Merger (the "Merger Agreement") that provides for the merger of Merger Sub with and into Borrower (the "Merger"). Pursuant to the Merger, shares of common stock of Borrower, no par value per share will be converted into shares of common stock of Lender, $0.01 par value per share, subject to the terms and conditions set forth in the Merger Agreement. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

        B. As a material inducement to enter into the Merger Agreement, Borrower desires Lender to make available, and Lender is willing to make available, a credit facility to Borrower of up to an aggregate principal amount of Twenty Million Dollars ($20,000,000).

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained and to induce Lender to extend credit to Borrower, the parties agree as follows:

        1. DEFINITIONS.

               1.1. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

        "Account" means any account receivable, including any rights of payment for goods sold or leased or for services rendered, which is not evidenced by an instrument (as defined in the Code) or Chattel Paper, whether or not it has been earned by performance, and in addition includes all property included in the definition of "accounts" as used in the Code, together with any guaranties, letters of credit and other security therefor.

        "Account Debtor" means a Person who is obligated under any Account, Chattel Paper, General Intangible or instrument (as instrument is defined in the Code).

        "Advance" means an advance of funds to Borrower pursuant to this Agreement; provided that the aggregate principal amount of all Advances does not exceed Twenty Million Dollars ($20,000,000).

        "Advance Date"  means the date on which an Advance is made.

        "Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

        "Business Day" means a weekday on which commercial banks are open for business in both Boise, Idaho, and Atlanta, Georgia.

        "Chattel Paper" means all writing or writings which evidence both a monetary obligation and a security interest in or lease of specific goods and in addition includes all property included in the definition of "chattel paper" as used in the Code, together with any guaranties, letters of credit and other security therefor.

        "Code" means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of Georgia; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of Lender's security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Georgia, the term "Code" shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection of priority and for purposes of definitions related to such provisions.

        "Collateral" means the following property of Borrower, wherever located and whether now owned by it or hereafter acquired: (a) all Inventory,
        (b) all General Intangibles, (c) all Accounts and Chattel Paper and any other instrument (as defined in the Code) or intangible representing payment for goods or services, (d) all Equipment, (e) all investment property (as defined in the Code), (f) Documents, (g) any other collateral in which Lender may be hereafter granted a security interest or Lien, (h) all parts, replacements, substitutions, profits, products and cash and non-cash proceeds (as defined in the Code) of any of the foregoing (including insurance proceeds payable by reason of loss or damage thereto) in any form and wherever located, and (i) all written or electronically recorded books and records relating to any such Collateral and all other rights relating thereto; provided, however, that "Collateral" shall not include any property of Borrower (i) that is subject to a Permitted Lien and which Borrower is prohibited from granting a Lien to Lender by applicable law or (ii) in which Borrower is prohibited from granting a Lien to Lender by a contract to which Borrower is a party.

        "Debt" of any Person means, without duplication, (a) all indebtedness for borrowed money, (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms), (c) all reimbursement obligations, contingent or otherwise, of such Person as an account party with respect to letters of credit and letters of guaranty, (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (f) all obligations with respect to capital leases, (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt, and (h) all guaranty obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above.

        "Default Rate" means the "default rate" of interest per annum specified in the Note.

        "Documents" means all instruments, files, records, ledger sheets and documents covering or relating to any of the Collateral.

        "Equipment" means all furniture, fixtures, machinery, equipment, motor vehicles, rolling stock and other tangible property of every description, except Inventory, and in addition includes all property included in the definition of "equipment" as used in the Code.

        "Event of Default" means any event specified as such in Section 6.1 hereof, provided that there shall have been satisfied any requirement in connection with such event for the giving of notice or the lapse of time, or both.

        "GAAP" means generally accepted accounting principles as in effect in the United States from time to time.

        "General Intangibles" means all intangible personal property (including things in action) except Accounts, Chattel Paper and instruments (as defined in the Code), including all contract rights, copyrights, trademarks, trade names, service marks, patents, patent drawings, designs, formulas, domain names, rights to a Person's name itself, customer lists, franchise rights, goodwill, rights to all prepaid expenses, marketing expenses, rights to receive future contracts, fees, commissions and orders relating in any respect to any business of a Person, all licenses and permits, all computer programs and other software owned by a Person or which a Person has the right to use, and all rights for breach of warranty or other claims for funds to which a Person may be entitled, and in addition includes all property included in the definition of "general intangibles" as used in the Code.

        "Inventory" means all goods, merchandise and other personal property which is held for sale or lease or furnished or to be furnished under a contract for services or raw materials, and all work in process and materials used or consumed or to be used or consumed in a Person's business, and in addition, includes all property included in the definition of "inventory" as used in the Code.

        "known" or "to the knowledge" or words of similar import when applied to any Borrower mean actual knowledge of the senior officers of Borrower.

        "Lien" means any mortgage, pledge, negative pledge, statutory lien or other lien arising by operation of law, security interest, trust arrangement, charge or deposit arrangement, security deed, financing lease, collateral assignment or other encumbrance, conditional sale or title retention agreement, or any other interest in property designed to secure the repayment of Obligations, whether arising by agreement or under any statute or law or otherwise.

        "Loan" means an Advance under this Agreement.

        "Loan Documents" means this Agreement, the Notes, the Advance requests, and all other documents and instruments now or hereafter evidencing, describing, guaranteeing or securing the Obligations contemplated hereby or delivered in connection herewith, as they may be modified, but specifically not including the Merger Agreement.

        "Material Merger Default" means the occurrence of any event of happening that would entitle the Lender to terminate the Merger Agreement pursuant to Section 7.1(h) of the Merger Agreement, after giving effect to all applicable cure periods in such Section (but substituting a ten (10) day cure period for the thirty (30) day cure period in such Section).

        "Maturity Date" means with respect to each Advance (a) the date which is the date upon which Borrower terminates the Merger Agreement pursuant to Sections 7.1(a), (b), (c), (d), (e) or (i) thereof, or (b) the date which is one hundred eighty (180) days after the Termination Date if Borrower does not terminate the Merger Agreement pursuant to Sections 7.1(a), (b), (c), (d), (e) or (i) thereof.

        "Note" has the meaning given the term in Section 2.3.

        "Obligations" means all obligations and liabilities of Borrower to Lender in connection with the Loans and the Loan Documents, including, without limitation, amounts owed or to be owed under the terms of the Loan Documents, or arising out of the transactions described therein, including, without limitation, the Loans, together with all interest accruing thereon, all reasonable attorneys' fees and expenses of or advances by Lender which Lender pays or incurs in discharge of obligations of Borrower or to inspect, repossess, protect, preserve, store or dispose of any Collateral, whether such amounts are now due or hereafter become due, direct or indirect and whether such amounts due are from time to time reduced or entirely extinguished and thereafter re-incurred.

        "Permitted Debt" means (a) the Obligations; (b) Debt incurred or advanced pursuant to agreements existing on the date hereof; (c) Debt not incurred through the borrowing of money; (d) Debt payable to suppliers and other trade creditors in the ordinary course of business on ordinary and customary trade terms; (e) Debt of any Subsidiary to Borrower or another Subsidiary; (f) endorsement of checks for collection in the ordinary course of business; (g) Debt existing on the date hereof; and (h) any other Debt of Borrower permitted by the Merger Agreement.

        "Permitted Liens" means (a) Liens securing the Obligations, (b) Liens for taxes and other statutory Liens, landlord's Liens and other Liens arising out of operation of law so long as the obligations secured thereby are not past due or are being contested and the proceedings contesting such obligations have the effect of preventing the forfeiture or sale of the property subject to such Lien, (c) Liens for deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, social security and similar laws,
        (d) attachment, judgment and other similar non-tax Liens arising in connection with court proceedings but only if and for so long as (i) the execution or enforcement of such Liens is and continues to be effectively stayed and bonded on appeal, (ii) the validity and/or amount of the claims secured thereby are being actively contested in good faith by appropriate legal proceedings and (iii) such Liens do not, in the aggregate, materially detract from the value of the assets of the Person whose assets are subject to such Lien or materially impair the use thereof in the operation of such Person's business, (e) Liens on any property acquired or held by Borrower securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property, provided that (i) any such Lien attaches to the property concurrently or within one hundred eighty (180) days after the acquisition thereof, (ii) such Lien attaches solely to the property so acquired in such transaction, and (iii) the principal amount of the debt secured thereby does not exceed one hundred percent (100%) of the cost of such property, (f) Liens in the nature of easements or other similar encumbrances or restrictions on the use of a Borrower's properties, so long as such Liens do not materially impair a Borrower's use of such property, (g) Liens existing on the date hereof, and (h) Liens arising after the date hereof in connection with capital lease transactions permitted by the Merger Agreement.

        "Person" means any natural person, corporation, unincorporated organization, trust, joint-stock company, joint venture, association, company, limited or general partnership, limited liability company, any government or any agency or political subdivision of any government, or any other entity or organization.

        "Related Parties" means, with respect to any specified Person, such Person's affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's affiliates.

        "Security Agreement" means this Agreement as it relates to a security interest in the Collateral, and any other mortgage, security agreement or similar instrument now or hereafter executed by Borrower or other Person granting Lender a security interest in any Collateral to secure the Obligations.

        "Subsidiary" means any corporation, partnership or other entity in which a Person, directly or indirectly, owns more than fifty percent (50%) of the stock, capital or income interests, or other beneficial interests, or which is effectively controlled by such Person.

        "Termination Date" means the earlier to occur of the Closing Date or the effective date of any termination of the Merger Agreement.

               1.2. Financial Terms. All financial terms used herein shall have the meanings assigned to them under GAAP unless another meaning shall be specified.

        2. THE BRIDGE LOAN CREDIT FACILITY.

               2.1. Advances. Lender agrees, on the terms and conditions set forth in this Agreement, to make Advances to Borrower from time to time, as follows:

               (a) If the Closing of the Merger is delayed beyond June 30, 2001 and Borrower is not primarily responsible for such delay, Lender has not notified Borrower of such fact in writing prior to such date (which notice contains a full description of the facts supporting Lender's giving of such notice and indicates that it is given pursuant to this Section 2.1), and there shall not have occurred and be continuing a Material Merger Default, upon the request of Borrower, Lender shall make Advances to Borrower from time to time during the period beginning June 30, 2001 and ending August 30, 2001 in an aggregate principal amount of Advances outstanding at any time not exceeding Ten Million Dollars ($10,000,000).

               (b) If the Closing of the Merger is delayed beyond August 31, 2001 and Borrower is not primarily responsible for such delay, Lender has not notified Borrower of such fact in writing prior to such date (which notice contains a full description of the facts supporting Lender's giving of such notice and indicates that it is given pursuant to this Section 2.1), and there shall not have occurred and be continuing a Material Merger Default, upon the request of Borrower, Lender shall make Advances to Borrower from time to time during the period beginning August 31, 2001 and ending on the Termination Date in an aggregate principal amount of Advances outstanding at any time (including Advances made pursuant to Section 2.1(a)) not exceeding Twenty Million Dollars ($20,000,000) (the "Maximum Loan Amount").

               (c) Notwithstanding anything contained in this Section 2.1 to the contrary, if the dispute mechanism with respect to the final determination of NAC Reserves under the Merger Agreement is responsible for the Closing of the Merger being delayed beyond the originally scheduled dates as set forth in the Registration Statement of both the special meeting of Borrower's shareholders and the Special Meeting of Lender's shareholders for the purpose of voting upon approval and adoption of the Merger Agreement and the approval of the Merger, such dates to be determined in accordance with Sections 5.2 and 5.3, respectively, of the Merger Agreement, then Lender shall have no obligation under this Loan Agreement to make advances to Borrower in excess of Five Million Dollars ($5,000,000).

               2.2. Advance Requests. To obtain an Advance, Borrower shall submit a borrowing request in writing, which must be received by Lender no later than 3:00 p.m. Boise, Idaho time on a Business Day that is at least three (3) Business Days before the day on which the Advance is to be made. Each borrowing request, which must be signed by the Chief Executive Officer or Chief Financial Officer of Borrower, shall state the aggregate principal amount of such Advance, the date such Advance is to be made, which shall be a Business Day, and the account of Borrower to which funds are to be disbursed. Each Advance must be in an amount equal to or greater than Five Hundred Thousand Dollars ($500,000) and in even increments of at least One Hundred Thousand Dollars ($100,000) in excess of such amount. Lender's obligation to make Advances shall be expressly subject to the satisfaction of the conditions set forth in Section 3.

               2.3. Promissory Notes. Each Advance shall be evidenced by and payable in accordance with the terms of a promissory note, in the form attached hereto as Exhibit A, dated the date of such Advance and in the face amount of such Advance from Borrower to Lender (as amended, modified, supplemented, restated or renewed from time to time, a "Note") and shall be repayable in accordance with the terms of the Note and this Agreement.

               2.4. Interest; Repayment of Advances.

               (a) Each Advance shall accrue interest on the outstanding principal balance of such Advance at a rate per annum equal to ten percent (10%) from the date of such Advance until such Advance has been paid in full.

               (b) Each Advance shall mature, and the principal amount thereof and all interest and other amounts payable under the Loan Documents shall be due and payable, on the Maturity Date.

               (c) At the option of Borrower, the principal amount of any Advance may be prepaid in whole at any time, or in part from time to time, without penalty or premium, together with interest thereon accrued through the date of such prepayment. Each partial prepayment of any Advance shall first be applied to interest accrued through the date of prepayment and then to principal. (d) Borrower unconditionally promises to make each required payment of principal of and interest on the Loans in lawful money of the United States by wire transfer in immediately available funds to an account designated in writing by Lender. Whenever any payment of principal of, or interest on, the Loans shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

               2.5. Overdue Amounts. Any payments required pursuant to any Loan Document not made as and when due shall bear interest from the date due until paid to Lender at the Default Rate, in Lender's discretion.

               2.6. Calculation of Interest. All interest under the Notes or hereunder shall be calculated on the basis of a 365-day year for the actual days during which such amounts are outstanding.

               2.7. Taxes. Any and all payments by or on account of any Obligation of Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes; provided that if Borrower shall be required to deduct any Taxes from such payments, then (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), Lender receives an amount equal to the sum it would have received had no such deductions been made, (b) Borrower shall make such deductions and (c) Borrower shall pay the full amount deducted to the relevant Authority in accordance with applicable law.

               2.8. Term. This Agreement shall become effective upon acceptance by Lender and shall continue in full force and effect so long as any Obligation is outstanding.

        3. CONDITIONS PRECEDENT TO BORROWING.

               3.1. Conditions Precedent to Initial Advance. In addition to any other requirement set forth in this Agreement, Lender will not make the initial Advance under this Agreement unless and until Borrower shall have executed and delivered this Agreement, a Note in the aggregate principal amount of the initial Advance, and the Security Agreements to Lender.

               3.2. Conditions Precedent to Each Advance. The following conditions shall have been met or performed by the Advance Date with respect to any request for an Advance and each request for an Advance shall be deemed to be a representation that all such conditions have been satisfied:

               (a) Advance Request. Borrower shall have delivered to Lender a request for an Advance pursuant to Section 2.2, together with a Note in the aggregate principal amount of the requested Advance.

               (b) Merger Agreement. The Merger Agreement shall have been executed and delivered by the parties thereto and shall not have been terminated by either party.

               (c) Representations and Warranties. Each of the representations and warranties of Borrower contained herein shall be true and complete on and as of the Advance Date with the same effect as though such representations and warranties had been made on and as of the Advance Date.

               (d) Event of Default. No Event of Default shall have occurred and be continuing.

               (e) Borrower Shareholders' Meeting. With respect to Advance requests made by Borrower subsequent to August 31, 2001, the Company Shareholders' Meeting shall have occurred and the Merger and the Merger Agreement shall have been approved by the shareholders of Borrower.

               (f) Perfection of Liens. Borrower shall have executed any UCC financing statements covering the Collateral prepared by Lender and shall have paid all taxes, fees and other charges in connection with the execution, delivery and filing of the Security Agreement and the financing statements that Lender has requested be paid.

        4. REPRESENTATIONS AND WARRANTIES. In order to induce Lender to enter into this Agreement and to make the Loans provided for herein, Borrower hereby represents and warrants

(all of which shall survive the execution and delivery of the Loan Documents and all of which shall be deemed made as of the date hereof and as of each Advance
Date) that:

               4.1. Valid Existence and Power. Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified or licensed to transact business in all places where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect on Borrower; and Borrower and each other Person which is a party to any Loan Document (other than Lender) has the power and authority to conduct its business and to make and perform the Loan Documents executed by it and the transactions contemplated thereby, and all such documents will constitute the legal, valid and binding obligations of Borrower and such Person, enforceable in accordance with their respective terms, subject only to bankruptcy and similar laws affecting creditors' rights generally.

               4.2. Authority. The execution, delivery and performance thereof by Borrower and each other Person (other than Lender) executing any Loan Document and the consummation of the transactions contemplated thereby have been duly authorized by all necessary action of Borrower and such Person, and do not and will not conflict with or violate any provision of law or regulation, or any writ, order or decree of any court or Authority or any provision of the governing instruments of Borrower and such Person, and do not and will not, with the passage of time or the giving of notice, result in a breach of, or constitute a default or require any consent under, or impair Borrower's and/or such Person's rights under, or result in the creation of any Lien upon any property or assets of Borrower and such Person pursuant to, any law, regulation, instrument, document or agreement to which any of Borrower or such Person is a party or by which any of Borrower or such Person or its respective properties may be subject, bound or affected.

               4.3. Collateral. The security interests granted to Lender herein and pursuant to the Loan Documents (a) constitute and, as to subsequently acquired property included in the Collateral covered by the Security Agreement, will constitute, legal and valid security interests under the Code entitled to all of the rights, benefits and priorities provided by the Code and (b) are, and as to such subsequently acquired Collateral will be, fully perfected, superior and prior to the rights of all third persons, now existing or hereafter arising, subject only to Permitted Liens.

               4.4. Compliance with Covenants; No Event of Default. Borrower is, and upon funding of the Loans will be, in compliance with all of the agreements and covenants hereof; and no Event of Default has occurred and is continuing, and the execution, delivery and performance of the Loan Documents and the transactions contemplated thereby, and the funding of the Loan will not cause an Event of Default .

        5. COVENANTS OF BORROWER. Borrower covenants and agrees that from the date of the initial Advance and until payment in full of the Obligations, except as otherwise contemplated by the Merger Agreement, it:

               5.1. Use of Loan Proceeds. Shall use the proceeds of Advances only for working capital needs, capital expenditures, and general corporate purposes.

               5.2. Maintenance of Business and Properties. Shall at all times maintain, preserve and protect its material property used or useful in the conduct of its business, and keep the same in good repair, working order and condition, and from time to time make, or cause to be made, all material necessary and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be conducted properly and in accordance with standards generally accepted in businesses of a similar type and size at all times, and maintain and keep in full force and effect all licenses, permits and authorizations necessary for the proper conduct of its business.

               5.3. Inspections. Shall, during the continuance of an Event of Default, permit inspections of the records of such Person, at such times and in such manner as may be reasonably required by Lender and shall further permit such inspections, reviews and examinations of its other records and its properties (with such reasonable frequency and at such reasonable times as Lender may desire) by Lender as Lender may deem necessary or desirable from time to time.

               5.4. Maintenance of Existence and Rights. Shall preserve and maintain its corporate existence, authorities to transact business and Intellectual Property necessary to the conduct of its business, and the Collateral.

               5.5. Covenants Regarding Collateral. Shall, regarding the
Collateral:

               (a) use the Collateral only in the ordinary course of its business and will not permit the Collateral to be used in violation of any applicable law, regulation or policy of insurance;

               (b) as agent for Lender, at Borrower's expense, take any and all actions necessary to defend title to the Collateral against all claims and demands of all Persons and to defend the security interest of Lender in the Collateral and the priority thereof against any Lien, except for Permitted Liens;

               (c) except (i) for sales of Inventory in the ordinary course of business, (ii) imposition of Permitted Liens, and (iii) as permitted by the Merger Agreement, not sell, assign, lease, transfer, pledge, hypothecate or otherwise dispose of or encumber any Collateral or any interest therein, whether now owned or hereinafter acquired; and

               5.6. Further Assurances. Shall, at Borrower's expense, execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as Lender may from time to time reasonably request to assure, preserve, protect and perfect the security interest granted to Lender hereunder and the rights and remedies created hereby.

        6. EVENT OF DEFAULT.

               6.1. Events of Default. Each of the following shall constitute an Event of Default:

               (a) Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise; or

               (b) Borrower shall fail to pay any interest on any Loan or any other amount payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days; or

               (c) There shall occur any default by Borrower in any of the covenants contained in this Agreement which is not cured within fifteen (15) days of notice of such Event of Default from Lender to Borrower; or

               (d) Any representation or warranty made by Borrower herein shall prove to have been untrue or incorrect in any material respect when made; or

               (e) Borrower shall (i) assert in writing that any Lien purported to be created under any Loan Document is not a valid and perfected Lien on any Collateral or shall take any action to cause any Lien purported to be created under any Loan Document to cease to be a valid and perfected Lien on any Collateral with the priority required by the Security Agreement; or (ii) assert in writing that any Loan Document is not valid and enforceable or shall take any action to cause any Loan Document to cease to be valid and enforceable; or

               (f) Borrower shall voluntarily dissolve, liquidate or terminate operations or apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, intervenor, liquidator or similar official or of a substantial part of its assets, admit in writing its inability, or be generally unable, to pay its debts as the debts become due, make a general assignment for the benefit of its creditors, commence a voluntary case under any bankruptcy, insolvency, receivership or similar law now or hereinafter in effect, file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under any bankruptcy, insolvency, receivership or similar law now or hereinafter in effect, or take any corporate action for the purpose of effecting any of the foregoing; or

               (g) An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Borrower or its debts, or of a substantial part of its assets, under any bankruptcy, insolvency, receivership or similar law now or hereafter in effect, or (ii) the appointment of a receiver, custodian, trustee, intervenor, liquidator or similar official for Borrower or for a substantial part of its assets, and, in any such case, such proceeding or petition shall not have been dismissed within sixty (60) days of the commencement or filing, as the case may be, thereof; or an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving or ordering any of the foregoing actions.

               6.2. Remedies. If any Event of Default shall occur and be continuing, Lender may, upon notice to Borrower, at its option, withhold further Advances to Borrower. If an Event of Default shall have occurred and be continuing, Lender may at its option take any or all of the following actions:

               (a) Lender may declare any or all Obligations to be immediately due and payable (if not earlier demanded), terminate its obligation to make Advances to Borrower, bring suit against Borrower to collect the Obligations, exercise any remedy available to Lender hereunder at law or in equity and take any action or exercise any remedy provided herein or in any other Loan Document or under applicable law or in equity. No remedy shall be exclusive of other remedies or impair the right of Lender to exercise any other remedies.

               (b) Without waiving any of its other rights hereunder or under any other Loan Document, Lender shall have all rights and remedies of a secured party under the Code (and the Uniform Commercial Code of any other applicable jurisdiction) and such other rights and remedies as may be available hereunder (including, without limitation, pursuant to Section 7.2), under applicable law, in equity or pursuant to contract. If requested by Lender, Borrower will promptly assemble the Collateral and make it available to Lender at a place to be designated by Lender.

               (c) Lender may demand, collect and sue for all amounts owed pursuant to Accounts, General Intangibles, Chattel Paper or for proceeds of any Collateral (either in Borrower's name or Lender's name at the latter's option), with the right to enforce, compromise, settle or discharge any such amounts.

               6.3. Application of Proceeds. The proceeds realized from the sale or other disposition of any Collateral shall be paid to and applied as follows: first, to the costs and expenses, including reasonable attorneys' fees and expenses, incurred by Lender in connection with the exercise of Lender's rights and remedies hereunder and the collection, acquisition, completion, protection, removal, storage, sale and delivery of the Collateral; secondly, to the interest due upon any of the Obligations; and thirdly, to the principal amount of the Obligations.

        7. SECURITY AGREEMENT.

               7.1. Security Interest.

               (a) As security for the payment and performance of any and all of the Obligations and the performance of all other obligations and covenants of Borrower hereunder and under the other Loan Documents, certain or contingent, now existing or hereafter arising, which are now, or may at any time or times hereafter be owing by Borrower to Lender under the Loan Documents, Borrower hereby pledges to Lender and gives Lender a continuing security interest in and Lien upon and right of set-off against, all of its right, title and interest in and to the

Collateral, whether now owned or hereafter acquired by Borrower, subject to any Permitted Liens.

               (b) In exercising Lender's rights and remedies under this Agreement, Lender shall not in any way or manner be liable or responsible for:
(i) the safekeeping of any of the Collateral, (ii) any loss or damage to any of the Collateral occurring or arising in any manner or fashion from any cause,
(iii) any diminution in the value of any of the Collateral, or (iv) any act or default of any Person. Moreover, Lender is not obligated to exercise any degree of care in connection with any Collateral in its possession, to take any steps necessary to preserve any rights in any of the Collateral or to preserve any rights therein against prior parties, and Borrower agrees to take such steps. No segregation or specific allocation by Lender of specified items of Collateral against any liability of Borrower shall waive or affect any security interest in or Lien against other items of Collateral or any of Lender's options, powers or rights under any of the Loan Documents.

               (c) Lender may upon the occurrence and during the continuance of an Event of Default, upon notice to Borrower, (i) transfer into the name of Lender or the name of Lender's nominee any of the Collateral, (ii) notify any Account Debtor or other obligor of any Collateral to make payment thereon direct to Lender of any amounts due or to become due thereon and (iii) receive and direct the disposition of any proceeds of any Collateral.

               (d) The security interest of Lender is granted as security only and shall not subject Lender to, or in any way alter or modify, any obligation or liability of Borrower with respect to or arising out of the Collateral.

               7.2. Power of Attorney. Borrower authorizes Lender at Borrower's expense to file any financing statements or other documents relating to the Collateral (without Borrower's signature thereon) which Lender deems appropriate for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest of Lender, and Borrower irrevocably appoints Lender as its attorney-in-fact to execute any such financing statements or other documents in its name, without the signature of Borrower, and to perform any and all other acts which Lender deems appropriate to perfect, confirm, continue, enforce or protect the security interest of Lender. Borrower hereby irrevocably appoints Lender as Borrower's attorney-in-fact with full power of substitution upon the occurrence and during the continuance of an Event of Default (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof, (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral, (c) to sign the name of Borrower on any invoice or bill of lading relating to any of the Collateral, (d) to send verifications of Accounts to any Account Debtor, (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of the Collateral, (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral, (g) to notify, or to require Borrower to notify, Account Debtors to make payment directly to Lender, and (h) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of the Loan Documents, as fully and completely as though Lender were the absolute owner of the Collateral for all purposes; provided, however, that nothing herein contained shall be construed as relieving Borrower of any of its obligations hereunder, under any other Loan Document and/or with respect to the Collateral, or impose any obligation on Lender to proceed in any particular manner with respect to the Collateral, or in any way limit the exercise by Lender of any other or further right which it may have whether hereunder, under any other Loan Document, by law or otherwise. Lender is hereby granted an irrevocable license or other right to use, license or sublicense (except where such grant is prohibited by applicable law or by a contract to which Borrower is a party) upon the occurrence and during the continuance of an Event of Default, without charge, any of the Collateral consisting of Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, advertising matter and other intellectual property, now owned or hereafter acquired by Borrower, and each of Borrower's rights under all licenses and all franchise agreements shall inure to Lender's benefit; provided that any license, sub-license or other transaction entered into by Lender in accordance herewith shall be binding upon Borrower notwithstanding any subsequent cure of an Event of Default.

               7.3. Entry. In addition to the obligations of Borrower under
Section 5.5, Borrower hereby irrevocably consents, upon the occurrence and during the continuance of any Event of Default, to any act by Lender or its agents in entering upon any premises for the purposes of either (a) inspecting the Collateral or (b) taking possession of the Collateral and Borrower hereby waives its right to assert against Lender or its agents any claim based upon trespass or any similar cause of action for entering upon any premises where the Collateral may be located.

               7.4. Accounts. Upon the occurrence and during the continuance of any Event of Default, Lender may notify any Account Debtor of Lender's security interest and may direct such Account Debtor to make payment directly to Lender for application against the Obligations. Any such payments received by or on behalf of Borrower during the continuance of any Event of Default shall be the property of Lender, shall be held in trust for Lender and not commingled with any other assets of any Person and shall be immediately delivered to Lender in the form received.

        8. MISCELLANEOUS.

               8.1. No Waiver, Remedies Cumulative. No failure on the part of Lender or Borrower to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and are in addition to any other remedies provided by law, in equity, any Loan Document or otherwise.

               8.2. Survival of Agreements. All covenants, agreements, representations and warranties made by Borrower herein and in the Loan Documents shall survive the making of the Loans hereunder and the execution and delivery of the Notes, regardless of any investigation made by Lender or on its behalf, and shall continue in full force and effect so long as any Obligation is outstanding, and there exists any commitment to lend by Lender to Borrower.

               8.3. Notices. Any notice or other communication hereunder or under any other Loan Document to any party hereto or thereto shall be made in the manner specified in the Merger Agreement.

               8.4. Governing Law. This Agreement and the Loan Documents shall be deemed contracts made under the laws of the State of Georgia and shall be governed by and construed in accordance with the laws of said state (excluding its conflict of laws provisions if such provisions would require application of the laws of another jurisdiction).

               8.5. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Borrower and Lender, and their respective successors and assigns; provided, that no party may assign this Agreement or any other Loan Documents without the express written consent of the other, and any such assignment made without such consent will be void.

               8.6. Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Lender and Borrower.

               8.7. Entire Agreement. This Agreement, the other Loan Documents and the Merger Agreement between the parties hereto as contemplated by or referred to herein (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement, and (b) are not intended to confer upon any other person any rights or remedies hereunder.

               8.8. Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

               8.9. Waiver Of Jury Trial. EACH OF LENDER AND BORROWER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF LENDER OR BORROWER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

               8.10. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which when taken together shall constitute but one and the same instrument.

               8.11. No Usury. Regardless of any other provision of this Agreement, the Note or in any other Loan Document, if for any reason the effective interest should exceed the maximum lawful interest, the effective interest shall be deemed reduced to, and shall be, such maximum lawful interest, and (a) the amount which would be excessive interest shall be deemed applied to the reduction of the principal balance of the Note and not to the payment of interest, and (b) if the Loan evidenced by the Note have been or is thereby paid in full, the excess shall be returned to the party paying same, such application to the principal balance of the Note or the refunding of excess to be a complete settlement and acquittance thereof.

                (remainder of this page intentionally left blank)

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                             LENDER:

                             MICRON ELECTRONICS, INC.

                             By:
                                ---------------------------------------
                             Name:
                                  -------------------------------------
                             Title:
                                   ------------------------------------


                             BORROWER:

                             INTERLAND, INC.

                             By:
                                ---------------------------------------
                             Name:
                                  -------------------------------------
                             Title:
                                   ------------------------------------


                                              [SEAL]

                                                                   EXHIBIT 5.18B

                                                                       Exhibit A

                                  FORM OF NOTE

                                 INTERLAND, INC.


                             SECURED PROMISSORY NOTE

$___________                                                   ___________, 2001
                                                                Atlanta, Georgia

        For value received, the receipt and sufficiency of which are hereby acknowledged, IINTERLAND, INC., a Georgia corporation ("BORROWER"), hereby promises to pay to the order of MICRON ELECTRONICS, INC., a Minnesota corporation ("LENDER"), the principal sum of __________($__________), together with interest on the unpaid balance of such amount from the date hereof, pursuant to the terms of the Agreement (as defined below).

        This Note is one of the Notes issued under, and entitled to the benefits of, the Bridge Loan and Security Agreement by and between Borrower and Lender dated as of March 22, 2001 (said agreement, as the same may be amended, restated or supplemented from time to time, being herein called the "AGREEMENT") and the other Loan Documents, the terms and conditions of which are made a part hereof to the same extent and with the same effect as if fully set forth herein. Capitalized terms not defined in this Note shall have the respective meanings assigned to them in the Agreement. This Note is secured by the Agreement, the other Loan Documents and the Collateral, and is entitled to the benefit of the rights and security provided thereby.

        Interest on the outstanding principal balance under this Note is payable at the rate equal to ten percent (10%) per annum, or, under the circumstances contemplated by the Agreement, at such rate plus two percent (2%) (the "Default Rate"), in immediately available United States Dollars at the time and in the manner specified in the Agreement. The outstanding principal and interest under this Note shall be immediately due and payable on the Maturity Date. Payments received by Lender shall be applied first to the payment of accrued, but unpaid interest on this Note and then to the reduction of the unpaid principal balance of this Note.

        At the option of Borrower, the principal amount of this Note may be prepaid in whole at any time, or in part from time to time, without penalty or premium, together with interest thereon accrued through the date of such prepayment. Each partial prepayment of this Note shall first be applied to interest accrued through the date of prepayment and then to principal.

        To the fullest extent permitted by applicable law, Borrower waives: (a) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all of the Obligations, the Loan Documents or this Note; and (b) all rights to notice and a hearing prior to Lender's taking possession or control of, or to Lender's replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Lender to exercise any of its remedies.

        Upon the occurrence of any one or more Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided therein.

        This Note has not been registered under the securities laws of the United States of America or any state thereof. This Note has been acquired for investment, accordingly, no interest in this Note may be offered for sale, sold or transferred in the absence of registration and qualification of this Note under applicable federal and state securities laws or an opinion of counsel of Lender reasonably satisfactory to Borrower that such registration and qualification are not required.

        This Note and the obligations of Borrower and the rights of Lender shall be governed by and construed in accordance with the internal substantive laws of the State of Georgia without giving effect to the choice of laws rules thereof.

        IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first above written.

                             INTERLAND, INC.


                             By:
                                ---------------------------------------
                             Name:
                                  -------------------------------------
                             Title:
                                   ------------------------------------

                                                                   EXHIBIT 5.20A

               AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

        THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this "AGREEMENT") is entered into as of March ___, 2001 by and between Micron Electronics, Inc., a Minnesota corporation ("COMPANY"), Interland, Inc., a Georgia corporation ("INTERLAND"), Micron Technology, Inc. ("MTI"), Ken Gavranovic and Waldemar Fernandez (the "INTERLAND FOUNDERS"), and the parties set forth on Exhibit A attached hereto (the "OTHER HOLDERS") (with MTI, the Interland Founders, and the Other Holders being collectively referred to as the "HOLDERS").

                                    RECITALS

        WHEREAS, on the date hereof, MTI has acquired approximately 60% of the outstanding Common Stock of Company;

        WHEREAS, on the date hereof, the Interland Founders and Other Holders have acquired shares of Common Stock of Interland (the "INTERLAND COMMON STOCK"), from Interland pursuant to various agreements between Interland and certain of the Holders (the "STOCK ACQUISITION AGREEMENTS");

        WHEREAS, Company, Interland, and Interland Acquisition Corporation, a Delaware corporation and wholly owned first tier subsidiary of the Company ("MERGER SUB") have entered into an Agreement and Plan of Merger (the "MERGER AGREEMENT") dated as of even date hereof, pursuant to which Merger Sub will merge with and into Interland in a reverse triangular merger with Interland to be the surviving corporation of the Merger (the "Merger");

        WHEREAS, certain of the Other Holders possess registration rights to Interland Common Stock pursuant to that certain Registration Rights Agreement by and between the Other Holders and Interland dated as of December 2, 1999, as amended on December 24, 1999, and on March 15, 1999, and on May 8, 2000 (the "Prior Agreement");

        Whereas, the Interland Founders possess registration rights pursuant to that certain Separation Agreement and General Release dated Nov. 19, 1999, by and between Interland and Waldemar Fernandez;

        WHEREAS, in connection with the Merger, Company desires to grant to Holders certain registration rights with respect to the shares of the Company Common Stock that are issued to Holders in the Merger (the "MERGER SHARES"), and that are currently held by MTI (the "MTI SHARES"), subject to the terms and conditions set forth in this Agreement and the parties to the Prior Agreement desire to terminate the Prior Agreement and to accept the rights created pursuant hereto in lieu of the rights granted to them under the Prior Agreement;

        WHEREAS, capitalized terms used in this Agreement shall have the meanings ascribed to them in Section 2 hereof, however capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

        NOW, THEREFORE, for and in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.      REGISTRATION RIGHTS.

        1.1. Demand Registration Rights of Initiating Holders.

               1.1.1. Request.

               At any time after the Effective Time contemplated in the Merger Agreement, the Initiating Holders may request registration for sale under the Act of all or part of the Registrable Securities then held by them, provided that such requested registration relates to a number of shares of Registrable Securities which represents at least 25% of the total number of shares of Registrable Securities (or a lesser percentage if the anticipated aggregate offering price would exceed $5 million), and upon such request the Company will promptly take the actions specified in Section 1.1.2.

               1.1.2. Demand Procedures.

               Within ten (10) Business Days after receipt by the Company of a registration request under Section 1.1.1 (which request shall specify the number of shares proposed to be registered and sold and the manner in which such sale is proposed to be effected), the Company shall promptly give written notice to all other Holders of the proposed demand registration, and such other Holders shall have the right to join in the proposed registration and sale, upon written request to the Company (which request shall specify the number of shares proposed to be registered and sold) within five (5) Business Days after receipt of such notice from the Company. The Company shall thereafter, as expeditiously as practicable (i) file with the SEC under the Act a registration statement on the appropriate form concerning all Registrable Securities specified in the demand request and all Registrable Securities with respect to which the Company has received the written request from the other Holders and (ii) use its reasonable efforts to cause the registration statement to be declared effective. At the request of the Initiating Holders requesting registration, the Company shall use its reasonable efforts to cause each offering pursuant to Section
1.1.1 to be managed, on a firm commitment basis, by a recognized regional or national underwriter selected by the Initiating Holders and approved by the Company, such approval not to be unreasonably withheld. All holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form. The Company shall not be obligated to effect more than two registrations requested by Initiating Holders under Section 1.1.1, provided, however, that each such request shall be deemed satisfied only when a registration statement covering all Registrable Securities specified in notices received as aforesaid, for sale in accordance with the method of disposition specified by the Initiating Holders, has become effective and, if the method of disposition is a firm commitment underwritten public offering, at least 75% of the Registrable Securities covered thereby shall have been sold pursuant thereto. Except for registration statements on Form S-4, S-8 or another form not available for registering securities for sale to the public, or any successor thereto, the Company will not, without the consent of the Holders selling a majority of the Registrable Securities in such offering pursuant to this Section 1.1, file with the SEC any other registration statement with respect to its Common Stock, whether for its own account or that of other shareholders, from the date of receipt of a notice from requesting Holders pursuant to this Section 1.1 until the completion of the period of distribution of the securities contemplated thereby as provided in Section 1.4; provided, however, that the Company may include securities offered by the Company for its own account and/or other securities of the Company that are held by shareholders other than the Holders in such offering pursuant to this Section 1.1, subject to reduction as provided in Section 1.1.4 of this Agreement.

               1.1.3. Delay by Company.

               The Company shall not be required to proceed to effect a demand registration under the Act pursuant to Section 1.1.1 above if (i) the Company receives a request for registration under Section 1.1.1 less than 90 days preceding the anticipated effective date of a proposed underwritten public offering of securities of the Company approved by the Company's Board of Directors prior to the Company's receipt of the request; (ii) within 180 days prior to any such request for registration, a registration of securities of the Company has been effected in which the Initiating Holders had the right to participate pursuant to this Section 1.1 or Section 1.2 hereof; or (iii) the Board of Directors of the Company reasonably determines in good faith that effecting such a demand registration at such time would have a material adverse effect upon a proposed sale of all (or substantially all) of the assets of the Company, or a merger, share exchange, reorganization, recapitalization, or any other form of business combination or transaction materially affecting the capital structure, or equity ownership of the Company, or would otherwise be seriously detrimental to the Company because the Company was then in the process of raising capital in the public or private markets; provided, however, that the Company may only delay a demand registration pursuant to this Section 1.1.3 for a period not exceeding 90 days (or until such earlier time as such transaction is consummated or no longer proposed) and may only defer any such filing pursuant to this Section 1.1.3 once per calendar year. The Company shall promptly notify in writing the Holders requesting registration of any decision not to effect any such request for registration pursuant to this Section 1.1.3, which notice shall set forth in reasonable detail the reason for such decision and shall include an undertaking by the Company promptly to notify such Holders as soon as a demand registration may be effected.

               1.1.4. Reduction.

               If a demand registration is an underwritten registration and the managing underwriters advise the Company and the Holders participating in the demand registration in writing that in their opinion the number of shares of Common Stock requested to be included in such registration exceeds the number which can be sold in such offering, then the Company shall include in such demand registration (i) first, the shares proposed to be sold by MTI exercising rights under Section 1.1.1, (ii) second, the shares proposed to be sold by all the Other Holders exercising rights under Section 1.1.1, allocated pro rata among such Other Holders in proportion to the number of Registrable Securities owned by them, and (iii) third, the shares proposed to be sold by the Company.

               1.1.5. Withdrawal.

               Holders participating in any demand registration pursuant to this
Section 1.1 may withdraw at any time before a registration statement is declared effective, and the Company may withdraw such registration statement if no Registrable Securities are then proposed to be included (and if withdrawn by the Company the Holders shall not be deemed to have requested a demand registration for purposes of Section 1.1.1 hereof). If the Company withdraws a registration statement under this Section 1.1.5 in respect of a registration for which the Company would otherwise be required to pay expenses under Section 1.6.2 hereof, the Holders that shall have withdrawn shall reimburse the Company for all expenses of such registration in proportion to the number of shares each such withdrawing Holder shall have requested to be registered. Notwithstanding the foregoing, however, if at the time of the withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request, then the Holders shall not be required to pay any of said registration expenses and the Company shall be deemed not to have effected a registration pursuant to Section
1.1.2 of this Agreement.

        1.2. Piggyback Registration Rights.

               1.2.1. Request.

               If at any time or times after the date of this Agreement the Company proposes to make a registered public offering of any of its securities under the Act (whether to be sold by it or by one or more selling shareholders), other than an offering pursuant to a demand registration under Section 1.1.1 or
Section 1.3 hereof or an offering registered on Form S-8 or Form S-4, or successor forms relating to employee stock plans and business combinations, the Company shall, not less than 20 days prior to the proposed filing date of the registration form, give written notice of the proposed registration to all Holders specifying in reasonable detail the proposed transaction to be covered by the registration statement, and at the written request of any Holder delivered to the Company within 20 days after giving such notice, shall include in such registration and offering, and in any underwriting of such offering, all Registrable Securities as may have been designated in the Holder's request. The Company shall have no obligation to include shares of Common Stock owned by any Holder in a registration statement pursuant to this Section 1.2, unless and until such Holder (a) in connection with any underwritten offering, agrees to enter into an underwriting agreement, a custody agreement and power of attorney and any other customary documents required in an underwritten offering all in customary form and containing customary provisions (but not requiring any Holder to provide indemnification or contribution more extensive than is set forth in
Section 1.6.3 hereof) and (b) shall have furnished the Company with all information and statements about or pertaining to such Holder in such reasonable detail and on such timely basis as is reasonably deemed by the Company to be legally required with respect to the preparation of the registration statement.

               1.2.2. Reduction.

               If a registration in which any Holder has the right to participate pursuant to this Section 1.2 is an underwritten registration, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering, the Company shall include in such registration (i) first, the securities of the Company proposed to be sold by the Company, (ii) second, the shares proposed to be sold by MTI exercising rights under Section 1.2.1, (iii) third, the shares proposed to be sold by Other Holders exercising rights under Section 1.2.1, allocated pro rata among such Other Holders in proportion to the number of Registrable Securities owned by them, (iv) fourth, the shares proposed to be sold by the Interland Founders exercising rights under Section 1.2.1 on an equal basis in proportion to the number of Registrable Securities owned by them, and (v) fifth, by any other shareholders proposing to sell shares of Common Stock pursuant to such registration.

        1.3. Registration on Form S-3.

               Subject to the limitations set forth in Section 1.1.3, if at any time the Company is eligible to use Form S-3 (or any successor form) for secondary sales any Holder may request (by written notice to the Company stating the number of Registrable Securities proposed to be sold and the intended method of disposition) that the Company file a registration statement on Form S-3 (or any successor form) for a public sale of all or any portion of the Registrable Securities beneficially owned by it (which may include a "shelf" registration under Rule 415 under the Act, or any successor rule), provided that the reasonably anticipated aggregate price to the public of such Registrable Securities shall be at least $2.5 million. Upon receiving such request, the Company shall use its reasonable best efforts to promptly file a registration statement on Form S-3 (or any successor form) to register under the Act for public sale in accordance with the method of disposition specified in such request, the number of shares of Registrable Securities specified in such request and shall otherwise carry out the actions specified in Section 1.1.2 and
1.4. The Company shall not be obligated to file more than two registration statements on Form S-3 (or any successor form) pursuant to this Section 1.3 within any eighteen month period.

        1.4. Registration Procedures. Whenever any Holder has requested that any shares of Common Stock be registered pursuant to Sections 1.1, 1.2 or 1.3 hereof, the Company shall, as expeditiously as reasonably possible:

               (a) prepare and file with the SEC a registration statement with respect to such shares and use its reasonable best efforts to cause such registration statement to become effective as soon as reasonably practicable thereafter (provided that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall furnish counsel for such Holder with copies of all such documents proposed to be filed) and to cause such registration statement to comply as to form and content in all material respects with the SEC's forms, rules and regulations;

               (b) prepare and file with the SEC such amendments and supplements to such registration statement and prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than 120 days (2 years in the case of a registration pursuant to Section 1.3 hereof) or until such Holder has completed the distribution described in such registration statement, whichever occurs first;

               (c) furnish to such Holder such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus), and such other documents as such Holder may reasonably request;

               (d) use its reasonable efforts to register or qualify such shares under such other securities or blue sky laws of such jurisdictions as such Holder requests (and to maintain such registrations and qualifications effective for a period of 120 days (2 years in the case of a registration pursuant to Section 1.3 hereof) or until such Holder has completed the distribution of such shares, whichever occurs first), and to do any and all other acts and things which may be necessary or advisable to enable such Holder to consummate the disposition in such jurisdictions of such shares (provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not be required but for this subsection (4), (ii) subject itself to taxation in any such jurisdiction, or (iii) file any general consent to service of process in any such jurisdiction); provided that, notwithstanding anything to the contrary in this Agreement with respect to the bearing of expenses, if any such jurisdiction shall require that expenses incurred in connection with the qualification of such shares in that jurisdiction be borne in part or full by such Holder, then such Holder shall pay such expenses to the extent required by such jurisdiction;

               (e) notify such Holder, at any time when a prospectus relating thereto is required to be delivered under the Act within the period that the Company is required to keep the registration statement effective, of the happening of any event as a result of which the prospectus included in any such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and promptly prepare, file and furnish to the Holder a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such shares, such prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or, in light of the circumstances then existing, necessary to make the statements therein not misleading;

               (f) cause all such shares to be listed on securities exchanges, if any, on which similar securities issued by the Company are then listed;

               (g) provide a transfer agent and registrar for all such shares not later than the effective date of such registration statement;

               (h) enter into such customary agreements and take all such other actions as such Holder reasonably requests (and subject to its reasonable approval) in order to expedite or facilitate the disposition of such shares;

               (i) make available for inspection by such Holder, by any underwriter participating in any distribution pursuant to such registration statement, and by any attorney, accountant or other agent retained by such Holder or by any such underwriter, all financial and other records, pertinent corporate documents, and properties (other than confidential intellectual property) of the Company;

               (j) if the offering is underwritten and at the request of any seller of Registrable Securities, use its best efforts to furnish on the date that Registrable Securities are delivered to the underwriters for sale pursuant to such registration: (i) an opinion dated such date of counsel representing the Company for the purposes of such registration, addressed to the underwriters and to such seller, stating that such registration statement has become effective under the Act and that (A) to the best knowledge of such counsel, no stop order suspending the effectiveness thereof has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the Act, (B) the registration statement, the related prospectus and each amendment or supplement thereof comply as to form in all material respects with the requirements of the Act (except that such counsel need not express any opinion as to financial statements or other financial or statistical data contained therein), (C) to such other customary matters as reasonably may be requested by counsel for the underwriters or by such seller or its counsel and (D) (not an opinion but as a negative assurance) that to the best knowledge of such counsel, such registration statement does not contain a material misrepresentation or omission to state a material fact necessary to make the statements therein not misleading; and (ii) a letter dated such date from the independent public accountants retained by the Company, addressed to the underwriters and to such seller, stating that they are independent public accountants within the meaning of the Act and that, in the opinion of such accountants, the financial statements of the Company included in the registration statement or the prospectus, or any amendment or supplement thereof, comply as to form in all material respects with the applicable accounting requirements of the Act, and such letter shall additionally cover such other financial matters (including information as to the period ending no more than five business days prior to the date of such letter) with respect to such registration as such underwriters reasonably may request; and

               (k) in connection with an underwritten offering pursuant to a registration statement filed pursuant to Section 1.1 hereof, enter into an underwriting agreement in customary form and containing customary provisions, including provisions for indemnification of underwriters and contribution, if so requested by any underwriter.

        1.5. Holdback Agreement.

               (a) Notwithstanding anything in this Agreement to the contrary, if after any registration statement to which the rights hereunder apply becomes effective (and prior to completion of any sales thereunder), the Board of Directors determines in good faith that the failure of the Company to (i) suspend sales of stock under the registration statement or (ii) amend or supplement the registration statement, would have a material adverse effect on the Company, the Company shall so notify each Holder participating in such registration and each Holder shall suspend any further sales under such registration statement until the Company advises the Holder that the registration statement has been amended or that conditions no longer exist which would require such suspension, provided that the Company may impose any such suspension for no more than 30 days and no more than 2 times during any twelve month period.

               (b) In the event that the Company effects a registration of any securities under the Act in an underwritten public offering, each Holder agrees not to effect any sale, transfer, disposition or distribution, including any sale pursuant to Rule 144 under the Act, of any Equity Securities (except as part of such offering) during the 90-day period commencing with the effective date of the registration statement for any public offering, provided that all officers, directors and holders of 5% or more of the Company's outstanding voting securities enter into agreements providing for similar restrictions on sales.

        1.6. Registration Expenses.

               1.6.1. Holder Expenses.

               If, pursuant to Sections 1.1, 1.2 or 1.3 hereof, Registrable Securities are included in a registration statement, then the Holder thereof shall pay all transfer taxes, if any, relating to the sale of its shares, and any underwriting discounts or commissions or the equivalent thereof applicable to the sale of its shares.

               1.6.2. Company Expenses.

               Except for the fees and expenses specified in Section 1.6.1 hereof and except as provided below in this Section 1.6.2, the Company shall pay all expenses incident to the registration of shares by the Company and any Holders pursuant to Sections 1.1, 1.2 or 1.3 hereof, and to the Company's performance of or compliance with this Agreement, including, without limitation, all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, underwriting discounts, fees and expenses (other than any Holder's portion of any underwriting discounts or commissions or the equivalent thereof), printing expenses, messenger and delivery expenses, and fees and expenses of counsel for the Company and a single counsel for all Holders selling shares (the fees of such counsel not to exceed $20,000 and not to exceed $5,000 in connection with a shelf registration pursuant to Section 1.3 hereof; provided that in the case of registrations of shares pursuant to Section
1.2 hereof, the Company shall not be responsible for counsel fees of more than $50,000 in the aggregate for all such registrations pursuant to Section 1.2 hereof) and all independent certified public accountants and other persons retained by the Company.

               1.6.3. Indemnity and Contribution.

                      (a) In the event that any shares owned by a Holder are proposed to be offered by means of a registration statement pursuant to Sections 1.1, 1.2 or 1.3 hereof, to the extent permitted by law, the Company agrees to indemnify and hold harmless such Holder, any underwriter participating in such offering, each officer, partner, manager and director of such person, each person, if any, who controls or may control such Holder or underwriter within the meaning of the Act and each representative of any Holder serving on the Board of Directors of the Company (such Holder or underwriter, its officers, partners, managers, directors and representatives, and any such other persons being hereinafter referred to individually as an "INVESTOR INDEMNIFIED PERSON" and collectively as "INVESTOR INDEMNIFIED PERSONS") from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including, without limitation, interest, penalties, and attorneys' fees and disbursements, asserted against, resulting to, imposed upon or incurred by such Investor Indemnified Person, directly or indirectly (hereinafter referred to in this Section 1.6.3 in the singular as a "claim" and in the plural as "claims"), based upon, arising out of or resulting from any breach of representation or warranty made by the Company in any underwriting agreement or any untrue statement or alleged untrue statement of a material fact contained in the registration statement or any omission or alleged omission to state therein a material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except insofar as such claim is based upon, arises out of or results from information furnished to the Company in writing by such Investor Indemnified Person for use in connection with the registration statement.

                      (b) In the event that any shares owned by a Holder are proposed to be offered by means of a registration statement pursuant to Sections 1.1, 1.2 or 1.3 hereof, to the extent permitted by law, each such Holder agrees, severally and not jointly, to indemnify and hold harmless the Company, each officer of the Company who signs the Registration Statement, each director of the Company, any underwriter participating in such offering, and each person, if any, who controls or may control the Company or such underwriter within the meaning of the Act (the Company, such officers and directors of the Company, such underwriter, and any such other persons also being hereinafter referred to individually as a "COMPANY INDEMNIFIED PERSON" and collectively as "COMPANY INDEMNIFIED PERSONS") from and against all claims based upon, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact contained in the registration statement or any omission or alleged omission to state therein a material fact necessary in order to make the statement made therein, in the light of the circumstances under which they were made, not misleading, but only to the extent that such claim is based upon, arises out of or results from information furnished to the Company in writing by such Holder explicitly for use in connection with the registration statement; provided, however, that a Holder shall be under no obligation to indemnify or hold harmless any Company Indemnified Persons with respect to any amount in excess of the net cash proceeds paid to such Holder in connection with any sales of securities effected under such registration statement.

                      (c) The indemnification provisions set forth herein shall be in addition to any liability the Company or any Holder may otherwise have to the Investor Indemnified Persons or Company Indemnified Persons. The Company Indemnified Persons and the Investor Indemnified Persons are hereinafter referred to as Indemnified Persons. Promptly after receiving notice of any claim in respect of which an Indemnified Person may seek indemnification under this
Section 1.6.3, such Indemnified Person shall submit written notice thereof to either the Company or the Holders, as the case may be (sometimes being hereinafter referred to as an "Indemnifying Person"). The omission of the Indemnified Person so to notify the Indemnifying Person of any such claim shall not relieve the Indemnifying Person from any liability it may have hereunder except to the extent that (a) such liability was caused or increased by such omission, or (b) the ability of the Indemnifying Person to reduce such liability was materially adversely affected by such omission. In addition, the omission of the Indemnified Person so to notify the Indemnifying Person of any such claim shall not relieve the Indemnifying Person from any liability it may have otherwise than hereunder. The Indemnifying Person shall have the right to undertake, by counsel or representatives of its own choosing, the defense, compromise or settlement (without admitting liability of the Indemnified Person) of any such claim asserted, such defense, compromise or settlement to be undertaken at the expense and risk of the Indemnifying Person, and the Indemnified Person shall have the right to engage separate counsel, at its own expense, whom counsel for the Indemnifying Person shall keep informed and consult with in a reasonable manner; provided, however, if the defendants in any such action include both the Indemnified Person and the Indemnifying Person and the Indemnified Person shall have reasonably concluded that there may be a conflict between the positions of the Indemnifying Person and the Indemnified Person in conducting the defense of any such action or that there may be legal defenses available to it and/or other Indemnified Persons which are different from or additional to those available to the Indemnifying Person, the Indemnified Person shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of the Indemnified Person at the expense of the Indemnifying Person. In the event the Indemnifying Person shall elect not to undertake such defense by its own representatives, the Indemnifying Person shall give prompt written notice of such election to the Indemnified Person, and the Indemnified Person shall undertake the defense, compromise or settlement (without admitting liability of the Indemnified Person) thereof on behalf of and for the account and risk of the Indemnifying Person by counsel or other representatives designated by the Indemnified Person. Notwithstanding the foregoing, no Indemnifying Person shall be obligated hereunder with respect to amounts paid in settlement of any claim if such settlement is effected without the consent of such Indemnifying Person (such consent not to be unreasonably withheld).

                      (d) If the indemnification provided for in this Section
1.6 is held by a court of competent jurisdiction to be unavailable to an Indemnified Person, then the Indemnifying Person, in lieu of indemnifying such Indemnified Person hereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of any losses or claims in such proportion as is appropriate to reflect the relative fault of the Indemnified Person on the one hand and the Indemnifying Person on the other in connection with the statements or omissions that resulted in such losses or claims as well as any other relevant equitable considerations. The relative fault of the Indemnified Person and the Indemnifying Person shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Person or by the Indemnified Person and the parties' relative intent, knowledge and access to information and opportunity to correct or prevent such statement or omission. In no event will the liability of any Holder for contribution exceed the net proceeds received by such Holder in any sale of securities to which such liability relates.

        1.7. Grant and Transfer of Registration Rights.

               Except for registration rights granted by the Company after the date hereof (a) in connection with business acquisitions and which relate solely to registrations on Form S-3 or (b) which are subordinate to the rights of the Holders hereunder, the Company shall not grant any registration rights to any other person or entity without the prior written consent of the Initiating Holders, which consent shall not be unreasonably withheld or delayed. Holders shall have the right to transfer or assign the rights contained in this Agreement (i) to any limited partner or affiliate of a Holder in connection with the transfer of any Registrable Securities or (ii) to any third party transferee acquiring at least 20% of the Registrable Securities issued to the Holder as of the date hereof or the shares of Common Stock issued upon conversion of such Registrable Securities; provided: (a) the Company is, within thirty (30) days after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

        1.8. Information From Holder.

               It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities.

        1.9. Changes in Common Stock.

               If there is any change in the Common Stock by way of a stock split, stock dividend, combination or reclassification, or through a merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions hereof so that the rights and privileges granted hereby shall continue with respect to the Common Stock as so changed.

        1.10. Rule 144 Reporting.

               With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

               (a) Make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Act, at all times after the effective date of the first registration under the Act filed by the Company for an offering of its securities to the general public;

               (b) File with the SEC, in a timely manner, all reports and other documents required of the Company under the Act and the Exchange Act; and

               (c) So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

2.      DEFINITIONS.

        The capitalized terms contained in this Agreement shall have the following meanings unless otherwise specifically defined:

        "ACT" shall mean the Securities Act of 1933, as amended.

        "AGREEMENT" shall mean this Registration Rights Agreement.

        "BUSINESS DAY" shall mean Monday through Friday and shall exclude any federal or bank holidays observed in New York City.

        "COMMON STOCK" shall mean the common stock of the Company, no par value per share.

        "EFFECTIVE TIME" shall mean the time of the filing of the certificate of merger between Interland and Merger Sub with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (or such later time as may be agreed in writing by Interland and Company).

        "EQUITY SECURITIES" shall mean the Common Stock, and any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock, any stock or security convertible into or exchangeable for Common Stock or any other stock, security or interest in the Company whether or not convertible into or exchangeable for Common Stock.

        "HOLDERS" shall mean MTI, the Interland Founders, the Other Holders, and any other person or entity that is a valid transferee of the rights granted hereunder pursuant to Section 1.7 hereof.

        "INTERLAND" shall mean Interland, Inc., a Georgia corporation.

        "INDEMNIFIED PERSON" shall have the meaning ascribed to that term in
        Section 1.6.3.

        "INDEMNIFYING PERSON" shall have the meaning ascribed to that term in
        Section 1.6.3.

        "INITIATING HOLDERS" shall mean MTI and those Other Holders who in the aggregate beneficially own not less than 50% of the Registrable Securities.

        "MERGER" shall mean the merger of Merger Sub with and into Interland in a reverse triangular merger with Interland to be the surviving corporation at the Effective Time, pursuant to the Merger Agreement.

        "MERGER AGREEMENT" shall mean the Agreement and Plan of Merger dated of even date herewith, between Company, Merger Sub, and Interland.

        "MERGER SHARES" shall mean those shares of the Common Stock of Company issued to the shareholders of Interland in the Merger.

        "MTI" shall mean Micron Technology, Inc., a Delaware corporation.

        "MTI SHARES" shall mean those shares of the Common Stock of Company beneficially owned by MTI.

        "OTHER HOLDERS" shall mean those persons that are listed on Exhibit A attached hereto.

        "COMPANY" shall mean Micron Electronics, Inc., a Minnesota corporation, or any successor thereto.

        "REGISTRABLE SECURITIES" shall mean (i) those shares of Company Common Stock beneficially owned by MTI, (ii) those shares of Company Common Stock issued in exchange for those shares of Interland Common Stock held by the Interland Founders and Other Holders upon the Effective Time of the Merger, and (iii) any equity securities issued as a distribution with respect to or in exchange for or in replacement for any of the shares referred to in clauses (i) or (ii); provided, however, that Registrable Securities shall not include any securities that have been previously sold pursuant to a registration statement filed under the Act or under Rule 144 promulgated under the Act, or which have otherwise been transferred in a transaction in which the transferor's rights under this Agreement are not assigned or are not subject to transfer restrictions under the Act or applicable state securities laws.

        "SEC" shall mean the Securities and Exchange Commission, or any other federal agency at the time administering the Act.

3.      MISCELLANEOUS.

        3.1. Entire Agreement; Amendment.

               This Agreement constitutes the entire agreement among the parties hereto with respect to the matters provided for herein, and it supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein, including the Prior Agreement. This Agreement may not be amended without the written consent of the Company and the Initiating Holders. Each Holder agrees that this Agreement may be amended by the written consent of (i) the Company and (ii) the Other Holders who in the aggregate beneficially own not less than 50% of the Registrable Securities, as defined herein.

        3.2. Waiver.

               No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other instruments given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

        3.3. No Third Party Beneficiaries.

               Except to the extent that the rights hereunder are assigned in accordance with Section 1.7, it is the explicit intention of the parties hereto that no person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors, heirs, executors, administrators, legal representatives and permitted assigns.

        3.4. Binding Effect.

        This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators, legal representatives and permitted assigns.

        3.5. Governing Law.

               This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of Delaware (excluding the choice of law rules thereof).

        3.6. Notices.

               All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be hand-delivered, sent by overnight courier service or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by facsimile, addressed as follows:

               (i)    If to the Company:

                      Micron Electronics, Inc.
                      900 E. Karcher Road
                      Nampa, ID 83687-3045
                      Attention:  Joel J. Kocher
                      Facsimile No.: (208) 898-3424

                      with a copy (which shall not constitute notice) to:

                      Fenwick & West LLP
                      Two Palo Alto Square
                      Palo Alto, CA 94306
                      Attention:  Dennis R. DeBroeck
                      Facsimile No.: (650) 494-1417

               (ii)   If to the Interland:

                      Interland, Inc.
                      101 Marietta Street, Suite 200
                      Atlanta, GA 30303
                      Attention:  Ken Gavranovic
                      Facsimile No.: (404) 720-3707

                      with a copy (which shall not constitute notice) to:

                      Kilpatrick Stockton LLP
                      1100 Peachtree Street, Suite 2800
                      Atlanta, GA 30309-4530
                      Attention:  David A. Stockton
                      Facsimile No.: (404) 815-6555

               (iii)  if to MTI, to:

                      Micron Technology, Inc.
                      8000 S. Federal Way
                      Boise, ID   83712
                      Attention: Wilbur G. Stover
                      Facsimile No.: (208) 368-4242

                      with a copy to:

                      Wilson Sonsini Goodrich & Rosati
                      650 Page Mill Road
                      Palo Alto, CA   94306
                      Attention: John Fore
                      Facsimile No.: (650) 493-6811

               (iv) If to the Other Investors, then to the names and addresses set forth on the books and records of the Company after the Merger.

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be hand-delivered, mailed, transmitted or telecopied in the manner described above, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or the answerback being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

        3.7. Execution in Counterparts.

               To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Registration Rights Agreement to be duly executed on their behalf, as of the day and year first hereinabove set forth.


                                 MICRON ELECTRONICS, INC.


                                 By:
                                     -------------------------------------
                                 Name:  Joel J. Kocher
                                 Title:    President and Chief Executive Officer


                                 INTERLAND, INC.


                                 By:
                                     -------------------------------------
                                 Name:  Ken Gavranovic
                                 Title:    President and Chief Executive Officer


                                 MICRON TECHNOLOGY, INC.


                                 By:
                                     -------------------------------------
                                 Name:  Wilbur G. Stover, Jr.
                                 Title:    Chief Financial Officer and Vice
                                 President of Finance


                [SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

                                 THE INTERLAND FOUNDERS

                                 KEN GAVRANOVIC


                                 By:
                                     -------------------------------------


                                 WALDEMAR FERNANDEZ


                                 By:
                                     -------------------------------------


                [SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

                                 THE OTHER HOLDERS

                                 BANCBOSTON VENTURES INC.


                                 By:
                                     -------------------------------------
                                     Name:
                                     Title:


                      [SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

                                 BELL ATLANTIC INVESTMENTS, INC.


                                 By:
                                     -------------------------------------
                                 Name:
                                 Title:


                [SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

                                 BOULDER VENTURES, III L.P.


                                 By:
                                     -------------------------------------
                                 Name:
                                 Title:


                                 BOULDER VENTURES III (ANNEX) L.P.


                                 By:
                                     -------------------------------------
                                 Name:
                                 Title:


                [SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

                                 CPQ HOLDINGS INC.


                                 By:
                                     -------------------------------------
                                 Name:
                                 Title:


                [SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

                                 CREST COMMUNICATIONS
                                 PARTNERS L.P.


                                 By:
                                     -------------------------------------
                                 Name:
                                 Title:


                                 CREST ENTREPRENEURS FUND L.P.


                                 By:
                                     -------------------------------------
                                 Name:
                                 Title:


                [SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

                                 HEWLETT-PACKARD  CORPORATION


                                 By:
                                     -------------------------------------
                                 Name:
                                 Title:


                [SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

                                 MICROSOFT CORPORATION


                                 By:
                                     -------------------------------------
                                 Name:
                                 Title:


                [SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

                                 NETWORK SOLUTIONS, INC.


                                 By:
                                     -------------------------------------
                                 Name:
                                 Title:


                [SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

                                 PRIVATE EQUITY CO-INVEST LTD.


                                 By:
                                     -------------------------------------
                                 Name:
                                 Title:


                [SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

                                    EXHIBIT A

THE OTHER HOLDERS

Bell Atlantic Investments, Inc.
CPQ Holdings, Inc.
Crest Communications Partners L.P.
Crest Entrepreneurs Fund L.P.
Boulder Ventures III, L.P.
Boulder Ventures III (Annex), L.P.
BancBoston Ventures, Inc.
Hewlett-Packard Company
Microsoft Corporation
Network Solutions, Inc.
Private Equity Co-Invest Ltd.

                                                                   EXHIBIT 5.20B

                          REGISTRATION RIGHTS AGREEMENT

        THIS REGISTRATION RIGHTS AGREEMENT (this "AGREEMENT") is entered into as of March 22, 2001 by and between Micron Electronics, Inc., a Minnesota corporation ("COMPANY"), Interland, Inc., a Georgia corporation ("INTERLAND") and Micron Technology, Inc. ("MTI").

                                    RECITALS

        WHEREAS, on the date hereof, MTI has acquired approximately 60% of the outstanding Common Stock of Company;

        WHEREAS, Company, Interland, and Interland Acquisition Corporation, a Delaware corporation and wholly owned first tier subsidiary of the Company ("MERGER SUB") have entered into an Agreement and Plan of Merger (the "MERGER AGREEMENT") dated as of even date hereof, pursuant to which Merger Sub will merge with and into Interland in a reverse triangular merger with Interland to be the surviving corporation of the Merger (the "Merger");

        WHEREAS, in connection with the Merger, Company desires to grant to MTI certain registration rights with respect to the shares of the Company Common Stock that are currently held by MTI (the "MTI SHARES"), subject to the terms and conditions set forth in this Agreement;

        WHEREAS, capitalized terms used in this Agreement shall have the meanings ascribed to them in Section 2 hereof, however capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

        NOW, THEREFORE, for and in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.      REGISTRATION RIGHTS.

        1.1. Demand Registration Rights of MTI.

               1.1.1. Request.

               At any time after the Effective Time contemplated in the Merger Agreement, MTI may request registration for sale under the Act of all or part of the Registrable Securities then held by MTI, provided that such requested registration relates to a number of shares of Registrable Securities which represents at least 25% of the total number of shares of Registrable Securities (or a lesser percentage if the anticipated aggregate offering price would exceed $5 million), and upon such request the Company will promptly take the actions specified in Section 1.1.2.

               1.1.2. Demand Procedures.

               After receipt by the Company of a registration request under
Section 1.1.1 (which request shall specify the number of shares proposed to be registered and sold and the manner in which such sale is proposed to be effected), the Company shall, as expeditiously as practicable (i) file with the SEC under the Act a registration statement on the appropriate form concerning all Registrable Securities specified in the demand request and (ii) use its reasonable efforts to cause the registration statement to be declared effective. At the request of MTI, the Company shall use its reasonable efforts to cause each offering pursuant to Section 1.1.1 to be managed, on a firm commitment basis, by a recognized regional or national underwriter selected by MTI and approved by the Company, such approval not to be unreasonably withheld. In connection with such offering, MTI shall enter into an underwriting agreement in customary form. The Company shall not be obligated to effect more than two registrations requested by MTI under Section 1.1.1, provided, however, that each such request shall be deemed satisfied only when a registration statement covering all Registrable Securities specified in notices received as aforesaid, for sale in accordance with the method of disposition specified by MTI, has become effective and, if the method of disposition is a firm commitment underwritten public offering, at least 75% of the Registrable Securities covered thereby shall have been sold pursuant thereto. Except for registration statements on Form S-4, S-8 or another form not available for registering securities for sale to the public, or any successor thereto, the Company will not, without the consent of MTI, file with the SEC any other registration statement with respect to its Common Stock, whether for its own account or that of other shareholders, from the date of receipt of a notice from MTI pursuant to this Section 1.1 until the completion of the period of distribution of the securities contemplated thereby as provided in Section 1.4; provided, however, that the Company may include securities offered by the Company for its own account in such offering pursuant to this Section 1.1, subject to reduction as provided in Section 1.1.4 of this Agreement.

               1.1.3. Delay by Company.

               The Company shall not be required to proceed to effect a demand registration under the Act pursuant to Section 1.1.1 above if (i) the Company receives a request for registration under Section 1.1.1 less than 90 days preceding the anticipated effective date of a proposed underwritten public offering of securities of the Company approved by the Company's Board of Directors prior to the Company's receipt of the request; (ii) within 180 days prior to any such request for registration, a registration of securities of the Company has been effected in which MTI had the right to participate pursuant to this Section 1.1 or Section 1.2 hereof; or (iii) the Board of Directors of the Company reasonably determines in good faith that effecting such a demand registration at such time would have a material adverse effect upon a proposed sale of all (or substantially all) of the assets of the Company, or a merger, share exchange, reorganization, recapitalization, or any other form of business combination or transaction materially affecting the capital structure, or equity ownership of the Company, or would otherwise be seriously detrimental to the Company because the Company was then in the process of raising capital in the public or private markets; provided, however, that the Company may only delay a demand registration pursuant to this Section 1.1.3 for a period not exceeding 90 days (or until such earlier time as such transaction is consummated or no longer proposed) and may only defer any such filing pursuant to this Section 1.1.3 once per calendar year. The Company shall promptly notify MTI in writing of any decision not to effect any such request for registration pursuant to this
Section 1.1.3, which notice shall set forth in reasonable detail the reason for such decision and shall include an undertaking by the Company promptly to notify MTI as soon as a demand registration may be effected.

               1.1.4. Reduction.

               If a demand registration is an underwritten registration and the managing underwriters advise the Company and MTI in writing that in their opinion the number of shares of Common Stock requested to be included in such registration exceeds the number which can be sold in such offering, then the Company shall include in such demand registration (i) first, the shares proposed to be sold by MTI exercising rights under Section 1.1.1, (ii) second, the shares proposed to be sold by the Company, and (iii) third, the shares of any other shareholders proposing to sell pursuant to such registration.

               1.1.5. Withdrawal.

               MTI may withdraw at any time before a registration statement is declared effective, and the Company may withdraw such registration statement if no Registrable Securities are then proposed to be included (and if withdrawn by the Company, MTI shall not be deemed to have requested a demand registration for purposes of Section 1.1.1 hereof). If the Company withdraws a registration statement under this Section 1.1.5 in respect of a registration for which the Company would otherwise be required to pay expenses under Section 1.6.2 hereof, MTI shall reimburse the Company for all expenses of such registration in proportion to the number of shares MTI shall have requested to be registered. Notwithstanding the foregoing, however, if at the time of the withdrawal, MTI has learned of a material adverse change in the condition, business or prospects of the Company from that known to MTI at the time of its request, then MTI shall not be required to pay any of said registration expenses and the Company shall be deemed not to have effected a registration pursuant to Section 1.1.2 of this Agreement.

        1.2. Piggyback Registration Rights.

               1.2.1. Request.

               If at any time or times after the date of this Agreement the Company proposes to make a registered public offering of any of its securities under the Act (whether to be sold by it or by one or more selling shareholders), other than an offering pursuant to a demand registration under Section 1.1.1 or
Section 1.3 hereof or an offering registered on Form S-8 or Form S-4, or successor forms relating to employee stock plans and business combinations, the Company shall, not less than 20 days prior to the proposed filing date of the registration form, give written notice of the proposed registration to MTI specifying in reasonable detail the proposed transaction to be covered by the registration statement, and at the written request of MTI delivered to the Company within 20 days after giving such notice, shall include in such registration and offering, and in any underwriting of such offering, all Registrable Securities as may have been designated in MTI's request. The Company shall have no obligation to include shares of Common Stock owned by MTI in a registration statement pursuant to this Section 1.2, unless and until MTI (a) in connection with any underwritten offering, agrees to enter into an underwriting agreement, a custody agreement and power of attorney and any other customary documents required in an underwritten offering all in customary form and containing customary provisions (but not requiring MTI to provide indemnification or contribution more extensive than is set forth in Section 1.6.3 hereof) and (b) shall have furnished the Company with all information and statements about or pertaining to MTI in such reasonable detail and on such timely basis as is reasonably deemed by the Company to be legally required with respect to the preparation of the registration statement.

               1.2.2. Reduction.

               If a registration in which MTI has the right to participate pursuant to this Section 1.2 is an underwritten registration, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering, the Company shall include in such registration (i) first, the securities of the Company proposed to be sold by the Company, (ii) second, the shares proposed to be sold by MTI exercising rights under Section 1.2.1, and (iii) third, the shares of any other shareholders proposing to sell shares of Common Stock pursuant to such registration.

        1.3. Registration on Form S-3.

               Subject to the limitations set forth in Section 1.1.3, if at any time the Company is eligible to use Form S-3 (or any successor form) for secondary sales, MTI may request (by written notice to the Company stating the number of Registrable Securities proposed to be sold and the intended method of disposition) that the Company file a registration statement on Form S-3 (or any successor form) for a public sale of all or any portion of the Registrable Securities beneficially owned by it (which may include a "shelf" registration under Rule 415 under the Act, or any successor rule), provided that the reasonably anticipated aggregate price to the public of such Registrable Securities shall be at least $2.5 million. Upon receiving such request, the Company shall use its reasonable best efforts to promptly file a registration statement on Form S-3 (or any successor form) to register under the Act for public sale in accordance with the method of disposition specified in such request, the number of shares of Registrable Securities specified in such request and shall otherwise carry out the actions specified in Section 1.1.2 and
1.4. The Company shall not be obligated to file more than two registration statements on Form S-3 (or any successor form) pursuant to this Section 1.3 within any eighteen month period.

        1.4. Registration Procedures. Whenever MTI has requested that any shares of Common Stock be registered pursuant to Sections 1.1, 1.2 or 1.3 hereof, the Company shall, as expeditiously as reasonably possible:

               (a) prepare and file with the SEC a registration statement with respect to such shares and use its reasonable best efforts to cause such registration statement to become effective as soon as reasonably practicable thereafter (provided that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall furnish counsel for MTI with copies of all such documents proposed to be filed) and to cause such registration statement to comply as to form and content in all material respects with the SEC's forms, rules and regulations;

               (b) prepare and file with the SEC such amendments and supplements to such registration statement and prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than 120 days (2 years in the case of a registration pursuant to Section 1.3 hereof) or until MTI has completed the distribution described in such registration statement, whichever occurs first;

               (c) furnish to MTI such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus), and such other documents as MTI may reasonably request;

               (d) use its reasonable efforts to register or qualify such shares under such other securities or blue sky laws of such jurisdictions as MTI requests (and to maintain such registrations and qualifications effective for a period of 120 days (2 years in the case of a registration pursuant to Section
1.3 hereof) or until MTI has completed the distribution of such shares, whichever occurs first), and to do any and all other acts and things which may be necessary or advisable to enable MTI to consummate the disposition in such jurisdictions of such shares (provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not be required but for this subsection (4), (ii) subject itself to taxation in any such jurisdiction, or (iii) file any general consent to service of process in any such jurisdiction); provided that, notwithstanding anything to the contrary in this Agreement with respect to the bearing of expenses, if any such jurisdiction shall require that expense incurred in connection with the qualification of such shares in that jurisdiction be borne in part or full by MTI, then MTI shall pay such expenses to the extent required by such jurisdiction;

               (e) notify MTI, at any time when a prospectus relating thereto is required to be delivered under the Act within the period that the Company is required to keep the registration statement effective, of the happening of any event as a result of which the prospectus included in any such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and promptly prepare, file and furnish to MTI a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such shares, such prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or, in light of the circumstances then existing, necessary to make the statements therein not misleading;

               (f) cause all such shares to be listed on securities exchanges, if any, on which similar securities issued by the Company are then listed;

               (g) provide a transfer agent and registrar for all such shares not later than the effective date of such registration statement;

               (h) enter into such customary agreements and take all such other actions as MTI reasonably requests (and subject to its reasonable approval) in order to expedite or facilitate the disposition of such shares;

               (i) make available for inspection by MTI, by any underwriter participating in any distribution pursuant to such registration statement, and by any attorney, accountant or other agent retained by MTI or by any such underwriter, all financial and other records, pertinent corporate documents, and properties (other than confidential intellectual property) of the Company;

               (j) if the offering is underwritten and at the request of MTI, use its best efforts to furnish on the date that Registrable Securities are delivered to the underwriters for sale pursuant to such registration: (i) an opinion dated such date of counsel representing the Company for the purposes of such registration, addressed to the underwriters and to MTI, stating that such registration statement has become effective under the Act and that (A) to the best knowledge of such counsel, no stop order suspending the effectiveness thereof has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the Act, (B) the registration statement, the related prospectus and each amendment or supplement thereof comply as to form in all material respects with the requirements of the Act (except that such counsel need not express any opinion as to financial statements or other financial or statistical data contained therein), (C) to such other customary matters as reasonably may be requested by counsel for the underwriters or by MTI or its counsel and (D) (not an opinion but as a negative assurance) that to the best knowledge of such counsel, such registration statement does not contain a material misrepresentation or omission to state a material fact necessary to make the statements therein not misleading; and (ii) a letter dated such date from the independent public accountants retained by the Company, addressed to the underwriters and to MTI, stating that they are independent public accountants within the meaning of the Act and that, in the opinion of such accountants, the financial statements of the Company included in the registration statement or the prospectus, or any amendment or supplement thereof, comply as to form in all material respects with the applicable accounting requirements of the Act, and such letter shall additionally cover such other financial matters (including information as to the period ending no more than five business days prior to the date of such letter) with respect to such registration as such underwriters reasonably may request; and

               (k) in connection with an underwritten offering pursuant to a registration statement filed pursuant to Section 1.1 hereof, enter into an underwriting agreement in customary form and containing customary provisions, including provisions for indemnification of underwriters and contribution, if so requested by any underwriter.

        1.5. Holdback Agreement.

               (a) Notwithstanding anything in this Agreement to the contrary, if after any registration statement to which the rights hereunder apply becomes effective (and prior to completion of any sales thereunder), the Board of Directors determines in good faith that the failure of the Company to (i) suspend sales of stock under the registration statement or (ii) amend or supplement the registration statement, would have a material adverse effect on the Company, the Company shall so notify MTI and MTI shall suspend any further sales under such registration statement until the Company advises MTI that the registration statement has been amended or that conditions no longer exist which would require such suspension, provided that the Company may impose any such suspension for no more than 30 days and no more than 2 times during any twelve month period.

               (b) In the event that the Company effects a registration of any securities under the Act in an underwritten public offering, MTI agrees not to effect any sale, transfer, disposition or distribution, including any sale pursuant to Rule 144 under the Act, of any Equity Securities (except as part of such offering) during the 90-day period commencing with the effective date of the registration statement for any public offering, provided that all officers, directors and holders of 5% or more of the Company's outstanding voting securities enter into agreements providing for similar restrictions on sales.

        1.6. Registration Expenses.

               1.6.1. MTI Expenses.

               If, pursuant to Sections 1.1, 1.2 or 1.3 hereof, Registrable Securities are included in a registration statement, then MTI shall pay all transfer taxes, if any, relating to the sale of its shares, and any underwriting discounts or commissions or the equivalent thereof applicable to the sale of its shares.

               1.6.2. Company Expenses.

               Except for the fees and expenses specified in Section 1.6.1 hereof and except as provided below in this Section 1.6.2, the Company shall pay all expenses incident to the registration of shares by the Company and MTI pursuant to Sections 1.1, 1.2 or 1.3 hereof, and to the Company's performance of or compliance with this Agreement, including, without limitation, all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, underwriting discounts, fees and expenses (other than MTI's portion of any underwriting discounts or commissions or the equivalent thereof), printing expenses, messenger and delivery expenses, and fees and expenses of counsel for the Company and counsel for MTI (the fees of such counsel not to exceed $20,000 and not to exceed $5,000 in connection with a shelf registration pursuant to Section 1.3 hereof; provided that in the case of registrations of shares pursuant to Section 1.2 hereof, the Company shall not be responsible for counsel fees of more than $50,000 in the aggregate for all such registrations pursuant to Section 1.2 hereof) and all independent certified public accountants and other persons retained by the Company.

               1.6.3. Indemnity and Contribution.

                      (a) In the event that any shares owned by MTI are proposed to be offered by means of a registration statement pursuant to Sections 1.1, 1.2 or 1.3 hereof, to the extent permitted by law, the Company agrees to indemnify and hold harmless MTI, any underwriter participating in such offering, each officer, partner, manager and director of such person, each person, if any, who controls or may control MTI or such underwriter within the meaning of the Act and each representative of MTI serving on the Board of Directors of the Company (such underwriter or MTI, its officers, partners, managers, directors and representatives, and any such other persons being hereinafter referred to individually as an

"INVESTOR INDEMNIFIED PERSON" and collectively as "INVESTOR INDEMNIFIED PERSONS") from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including, without limitation, interest, penalties, and attorneys' fees and disbursements, asserted against, resulting to, imposed upon or incurred by such Investor Indemnified Person, directly or indirectly (hereinafter referred to in this Section 1.6.3 in the singular as a "claim" and in the plural as "claims"), based upon, arising out of or resulting from any breach of representation or warranty made by the Company in any underwriting agreement or any untrue statement or alleged untrue statement of a material fact contained in the registration statement or any omission or alleged omission to state therein a material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except insofar as such claim is based upon, arises out of or results from information furnished to the Company in writing by such Investor Indemnified Person for use in connection with the registration statement.

                      (b) In the event that any shares owned by MTI are proposed to be offered by means of a registration statement pursuant to Sections 1.1, 1.2 or 1.3 hereof, to the extent permitted by law, MTI agrees to indemnify and hold harmless the Company, each officer of the Company who signs the Registration Statement, each director of the Company, any underwriter participating in such offering, and each person, if any, who controls or may control the Company or such underwriter within the meaning of the Act (the Company, such officers and directors of the Company, such underwriter, and any such other persons also being hereinafter referred to individually as a "COMPANY INDEMNIFIED PERSON" and collectively as "COMPANY INDEMNIFIED PERSONS") from and against all claims based upon, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact contained in the registration statement or any omission or alleged omission to state therein a material fact necessary in order to make the statement made therein, in the light of the circumstances under which they were made, not misleading, but only to the extent that such claim is based upon, arises out of or results from information furnished to the Company in writing by MTI explicitly for use in connection with the registration statement; provided, however, that MTI shall be under no obligation to indemnify or hold harmless any Company Indemnified Persons with respect to any amount in excess of the net cash proceeds paid to MTI in connection with any sales of securities effected under such registration statement.

                      (c) The indemnification provisions set forth herein shall be in addition to any liability the Company or MTI may otherwise have to the Investor Indemnified Persons or Company Indemnified Persons. The Company Indemnified Persons and the Investor Indemnified Persons are hereinafter referred to as Indemnified Persons. Promptly after receiving notice of any claim in respect of which an Indemnified Person may seek indemnification under this
Section 1.6.3, such Indemnified Person shall submit written notice thereof to either the Company or MTI, as the case may be (sometimes being hereinafter referred to as an "Indemnifying Person"). The omission of the Indemnified Person so to notify the Indemnifying Person of any such claim shall not relieve the Indemnifying Person from any liability it may have hereunder except to the extent that (a) such liability was caused or increased by such omission, or (b) the ability of the Indemnifying Person to reduce such liability was materially adversely affected by such omission. In addition, the omission of the Indemnified Person so to notify the Indemnifying Person of any such claim shall not relieve the Indemnifying Person from any liability it may have otherwise than hereunder. The Indemnifying Person shall have the right to undertake, by counsel or representatives of its own choosing, the defense, compromise or settlement (without admitting liability of the Indemnified Person) of any such claim asserted, such defense, compromise or settlement to be undertaken at the expense and risk of the Indemnifying Person, and the Indemnified Person shall have the right to engage separate counsel, at its own expense, whom counsel for the Indemnifying Person shall keep informed and consult with in a reasonable manner; provided, however, if the defendants in any such action include both the Indemnified Person and the Indemnifying Person and the Indemnified Person shall have reasonably concluded that there may be a conflict between the positions of the Indemnifying Person and the Indemnified Person in conducting the defense of any such action or that there may be legal defenses available to it and/or other Indemnified Persons which are different from or additional to those available to the Indemnifying Person, the Indemnified Person shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of the Indemnified Person at the expense of the Indemnifying Person. In the event the Indemnifying Person shall elect not to undertake such defense by its own representatives, the Indemnifying Person shall give prompt written notice of such election to the Indemnified Person, and the Indemnified Person shall undertake the defense, compromise or settlement (without admitting liability of the Indemnified Person) thereof on behalf of and for the account and risk of the Indemnifying Person by counsel or other representatives designated by the Indemnified Person. Notwithstanding the foregoing, no Indemnifying Person shall be obligated hereunder with respect to amounts paid in settlement of any claim if such settlement is effected without the consent of such Indemnifying Person (such consent not to be unreasonably withheld).

                      (d) If the indemnification provided for in this Section
1.6 is held by a court of competent jurisdiction to be unavailable to an Indemnified Person, then the Indemnifying Person, in lieu of indemnifying such Indemnified Person hereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of any losses or claims in such proportion as is appropriate to reflect the relative fault of the Indemnified Person on the one hand and the Indemnifying Person on the other in connection with the statements or omissions that resulted in such losses or claims as well as any other relevant equitable considerations. The relative fault of the Indemnified Person and the Indemnifying Person shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Person or by the Indemnified Person and the parties' relative intent, knowledge and access to information and opportunity to correct or prevent such statement or omission. In no event will the liability of MTI for contribution exceed the net proceeds received by MTI in any sale of securities to which such liability relates.

        1.7. Grant and Transfer of Registration Rights.

               Except for registration rights granted by the Company after the date hereof (a) in connection with business acquisitions and which relate solely to registrations on Form S-3 or (b) which are subordinate to the rights of MTI hereunder, the Company shall not grant any registration rights to any other person or entity without the prior written consent of MTI, which consent shall not be unreasonably withheld or delayed. MTI shall have the right to transfer or assign the rights contained in this Agreement (i) to any limited partner or affiliate of a MTI in connection with the transfer of any Registrable Securities or (ii) to any third party transferee acquiring at least 20% of the Registrable Securities issued to MTI as of the date hereof or the shares of Common Stock issued upon conversion of such Registrable Securities; provided: (a) the Company is, within thirty (30) days after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

        1.8. Information From MTI .

               It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of MTI that MTI shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of MTI's Registrable Securities.

        1.9. Changes in Common Stock.

               If there is any change in the Common Stock by way of a stock split, stock dividend, combination or reclassification, or through a merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions hereof so that the rights and privileges granted hereby shall continue with respect to the Common Stock as so changed.

        1.10. Rule 144 Reporting.

               With a view to making available to MTI the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

               (a) Make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Act, at all times after the effective date of the first registration under the Act filed by the Company for an offering of its securities to the general public;

               (b) File with the SEC, in a timely manner, all reports and other documents required of the Company under the Act and the Exchange Act; and

               (c) So long as MTI owns any Registrable Securities, furnish to MTI forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as MTI may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

2.      DEFINITIONS.

        The capitalized terms contained in this Agreement shall have the following meanings unless otherwise specifically defined:

        "ACT" shall mean the Securities Act of 1933, as amended.

        "AGREEMENT" shall mean this Registration Rights Agreement.

        "BUSINESS DAY" shall mean Monday through Friday and shall exclude any federal or bank holidays observed in New York City.

        "COMMON STOCK" shall mean the common stock of the Company, no par value per share.

        "EFFECTIVE TIME" shall mean the time of the filing of the certificate of merger between Interland and Merger Sub with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (or such later time as may be agreed in writing by Interland and Company).

        "EQUITY SECURITIES" shall mean the Common Stock, and any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock, any stock or security convertible into or exchangeable for Common Stock or any other stock, security or interest in the Company whether or not convertible into or exchangeable for Common Stock.

        "INTERLAND" shall mean Interland, Inc., a Georgia corporation.

        "INDEMNIFIED PERSON" shall have the meaning ascribed to that term in
        Section 1.6.3.

        "INDEMNIFYING PERSON" shall have the meaning ascribed to that term in
        Section 1.6.3.

        "MERGER" shall mean the merger of Merger Sub with and into Interland in a reverse triangular merger with Interland to be the surviving corporation at the Effective Time, pursuant to the Merger Agreement.

        "MERGER AGREEMENT" shall mean the Agreement and Plan of Merger dated of even date herewith, between Company, Merger Sub, and Interland.

        "MTI" shall mean Micron Technology, Inc., a Delaware corporation.

        "MTI SHARES" shall mean those shares of the Common Stock of Company beneficially owned by MTI.

        "COMPANY" shall mean Micron Electronics, Inc., a Minnesota corporation, or any successor thereto.

        "REGISTRABLE SECURITIES" shall mean (i) those shares of Company Common Stock beneficially owned by MTI, and (ii) any equity securities issued as a distribution with respect to or in exchange for or in replacement for any of the shares referred to in clause (i); provided, however, that Registrable Securities shall not include any securities that have been previously sold pursuant to a registration statement filed under the Act or under Rule 144 promulgated under the Act, or which have otherwise been transferred in a transaction in which the transferor's rights under this Agreement are not assigned or are not subject to transfer restrictions under the Act or applicable state securities laws.

        "SEC" shall mean the Securities and Exchange Commission, or any other federal agency at the time administering the Act.

3.      MISCELLANEOUS.

        3.1. Entire Agreement; Amendment.

               This Agreement constitutes the entire agreement among the parties hereto with respect to the matters provided for herein, and it supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein. This Agreement may not be amended without the written consent of the Company and MTI.

        3.2. Amended and Restated Registration Rights Agreement.

               The Company and Interland shall use their best efforts to cause the Amended and Restated Registration Rights Agreement (the "AMENDED RIGHTS AGREEMENT") substantially in the form attached hereto as Exhibit A to be executed by MTI and each of the parties to that certain Registration Rights Agreement dated as of December 2, 1999, as amended on December 24, 1999, March 15, 1999 and May 8, 2000.

        3.3. Termination.

               This Agreement shall terminate upon the earlier of (i) the effectiveness of the Amended Rights Agreement and (ii) the termination of the Merger Agreement pursuant to the terms of Article VII thereof.

        3.4. Waiver.

               No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other instruments given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

        3.5. No Third Party Beneficiaries.

               Except to the extent that the rights hereunder are assigned in accordance with Section 1.7, it is the explicit intention of the parties hereto that no person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors, heirs, executors, administrators, legal representatives and permitted assigns.

        3.6. Binding Effect.

               This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators, legal representatives and permitted assigns.

        3.7. Governing Law.

               This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of Delaware (excluding the choice of law rules thereof).

        3.8. Notices.

               All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be hand-delivered, sent by overnight courier service or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by facsimile, addressed as follows:

               (i)    If to the Company:

                      Micron Electronics, Inc.
                      900 E. Karcher Road
                      Nampa, ID 83687-3045
                      Attention:  Joel J. Kocher
                      Facsimile No.: (208) 898-3424

                      with a copy (which shall not constitute notice) to:

                      Fenwick & West LLP
                      Two Palo Alto Square
                      Palo Alto, CA 94306

                      Attention:  Dennis R. DeBroeck
                      Facsimile No.: (650) 494-1417

               (ii)   If to the Interland:

                      Interland, Inc.
                      101 Marietta Street, Suite 200
                      Atlanta, GA 30303
                      Attention:  Ken Gavranovic
                      Facsimile No.: (404) 720-3707

                      with a copy (which shall not constitute notice) to:

                      Kilpatrick Stockton LLP
                      1100 Peachtree Street, Suite 2800
                      Atlanta, GA 30309-4530
                      Attention:  David A. Stockton
                      Facsimile No.: (404) 815-6555

               (iii)  if to MTI, to:

                      Micron Technology, Inc.
                      8000 S. Federal Way
                      Boise, ID   83712
                      Attention: Wilbur G. Stover
                      Facsimile No.: (208) 368-4242

                      with a copy to:

                      Wilson Sonsini Goodrich & Rosati
                      650 Page Mill Road
                      Palo Alto, CA   94306
                      Attention: John Fore
                      Facsimile No.: (650) 493-6811


Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be hand-delivered, mailed, transmitted or telecopied in the manner described above, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or the answerback being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

        3.9. Execution in Counterparts.

               To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Registration Rights Agreement to be duly executed on their behalf, as of the day and year first hereinabove set forth.


                                 MICRON ELECTRONICS, INC.


                                 By:
                                     ------------------------------------
                                 Joel J. Kocher
                                 Chairman and Chief Executive Officer


                                 INTERLAND, INC.


                                 By:
                                     ------------------------------------
                                 Ken Gavranovic
                                 President and Chief Executive Officer


                                 MICRON TECHNOLOGY, INC.


                                 By:
                                     ------------------------------------
                                 Wilbur G. Stover, Jr.
                                 Chief Financial Officer and Vice President of Finance


                [SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

                                    EXHIBIT A

                        FORM OF AMENDED RIGHTS AGREEMENT

                                                               EXHIBIT 6.2(g)(i)

                            MTI SHAREHOLDER AGREEMENT

        This Shareholder Agreement (the "AGREEMENT") is entered into as of March 22, 2001, by and among Micron Electronics, Inc., a Minnesota corporation, (the "COMPANY") and Micron Technology, Inc., a Delaware corporation ("MTI").


                                    RECITALS

        A. Concurrently with the execution of this Agreement, the Company, Interland Acquisition Corporation, a Delaware corporation and a wholly owned first-tier subsidiary of the Company ("MERGER SUB"), and Interland, Inc., a Georgia corporation ("INTERLAND"), are entering into an Agreement and Plan of Merger (the "MERGER AGREEMENT") that provides for the merger of Merger Sub with and into Interland (the "MERGER"). Pursuant to the Merger, shares of common stock of Interland, no par value per share, will be converted into shares of the Company's Common Stock on the basis described in the Merger Agreement. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

        B. As a material inducement for the Company and Interland to enter into the Merger Agreement, the Company and MTI desire to enter into this Agreement, which, among other things, places certain restrictions on MTI individually and on the Company's securities that MTI holds.

        NOW, THEREFORE, in consideration of the above recitals and the mutual covenants hereinafter set forth, the parties hereby agree as follows:


        1. RESTRICTIONS ON TRANSFER OF SHARES

               MTI hereby agrees that it shall not sell, transfer, assign, pledge, hypothecate or otherwise dispose of, directly or indirectly, any shares of capital stock of the Company (the "SHARES") held by MTI during the period beginning on the Effective Time and ending on the nine month anniversary of the Effective Time; provided, that following the nine month anniversary of the Effective Time, the obligations of MTI under this Section 1 shall terminate immediately; and provided, further, that notwithstanding the foregoing, any Shares held by MTI may be transferred (i) to the Company or to a person or persons that the Company has approved in writing; (ii) pursuant to a Bona Fide Public Offering (as defined below) that includes securities of the Company being sold by MTI; (iii) in response to a Third Party tender offer or exchange offer;
(iv) in a merger or consolidation; (v) pursuant to a plan of liquidation that is authorized by the Company's Board; (vi) from MTI to Micron Foundation; (vii) pursuant to a pledge of any Shares made pursuant to a bona fide loan transaction that creates a security interest; (viii) to any controlled Affiliate of MTI; or
(ix) to any other transferee; provided, however, that with respect to clauses
(vi), (vii), (viii) and (ix) of this sentence, the transferee must agree in writing to be bound by this Section 1 with respect to any transferred Shares. As used in this Agreement, "BONA FIDE PUBLIC OFFERING" means a public offering of securities of the Company registered under the Securities Act in which registration has been declared effective by the Securities and Exchange Commission.

               2. STANDSTILL PROVISIONS.

               2.1 STANDSTILL. MTI hereby agrees that, until the eighteen-month anniversary of the Effective Time, MTI will not, without the Company's prior written consent, acquire, or enter into discussions, negotiations, arrangements or understandings with any third party to acquire, beneficial ownership (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")) of any securities of the Company entitled to vote with respect to the election of any directors of the Company ("VOTING STOCK"), any securities convertible into, exchangeable for or exercisable for, or that may otherwise become, Voting Stock, or any other right to acquire Voting Stock; other than (a) by way of stock dividend or other distribution or rights or offerings made available to holders of shares of Voting Stock generally, or (b) as a result of any exercise of stock purchase rights pursuant to any stockholder rights plan.

        For purposes of this Section 2, any Shares or options or rights to acquire such Shares acquired by Affiliates of MTI who are also employees or directors of the Company shall be excluded from the calculation of the number of shares of Voting Stock held by MTI.

               2.2 EXCEPTIONS TO STANDSTILL. Notwithstanding the restrictions set forth in Section 2.1 above:

                      (a) EXCEPTIONS. MTI may acquire Voting Stock, and the limitations of Section 2.1 shall be (x) suspended, upon the earlier of: (i) the date that a third party not affiliated with MTI commences a tender or exchange offer that is made and is not withdrawn or terminated to purchase, or to exchange for cash or other consideration, Voting Stock that, if accepted or if otherwise successful, would result in such person or group beneficially owning or having the right to acquire shares of Voting Stock (not counting any shares of Voting Stock originally acquired by such third party from MTI or any Affiliate of MTI) with aggregate Voting Power (as defined below) representing more than 50% of the Total Voting Power (as defined below) of the Company then in effect provided, however, that the foregoing standstill limitation will be reinstated if any such tender or exchange offer is withdrawn or terminated, (ii) the public announcement by the Company that it has entered into any agreement with respect to a merger, consolidation, reorganization or similar transaction involving the Company in which all the shareholders of the Company before such transaction collectively will own less than 50% of the outstanding voting stock of the surviving or acquiring entity immediately after such transaction provided, however; that the foregoing standstill limitation will be reinstated if such transaction is terminated prior to consummation thereof, or (iii) the public announcement by the Company that it has entered into any agreement with respect to the sale or disposition of all or substantially all of the Company's assets; provided, however; that the foregoing standstill limitation will be reinstated if such transaction is terminated prior to consummation thereof, or
(y) terminated upon the percentage of Voting Stock beneficially owned MTI falling below 5%.

                      (b) VOTING POWER. As used in this Section 2, (i) the term "VOTING POWER" means the number of votes such Voting Stock is entitled to cast with respect to the election of directors of the Company at any meeting of shareholders of the Company; (ii) the term "TOTAL VOTING POWER" means the total number of votes which may be cast in the election of directors of the Company at any meeting of shareholders of the Company if all Voting Stock was represented and voted to the fullest extent possible at such meeting; and (iii) the term "AFFILIATE OF MTI" shall mean any entity or person controlling, controlled by or under common control with MTI (except as set forth in the last paragraph of Section 2.1).


        3. COMPANY'S CALL OPTION

               3.1 CALL OPTION. At any time and from time to time during the period beginning at the Effective Time and ending on the second year anniversary of the Effective Time, the Company shall have the right to require MTI to sell to the Company in accordance with this Section 3, for cash, that number of shares held by MTI in excess of twenty five percent (25%) of the outstanding shares of capital stock of the Company as of the date of the Call Notice (as defined below) (the "CALL OPTION").

               3.2 NOTICE. The Company may exercise the Call Option after a ten day period beginning upon delivery of written notice to MTI (a "CALL NOTICE") specifying, (i) the Company's bona fide intention to exercise the Call Option,
(ii) the number of shares that the Company shall purchase from MTI, (iii) the number of shares expected to represent twenty five percent (25%) of the outstanding shares of capital stock of the Company as of the expected date of payment, (iv) the proposed closing date of the sale, which date shall be within ten days of the delivery of such Call Notice, and (v) the purchase price and other relevant terms of the sale; provided, however, that (A) the Company may not deliver more than one Call Notice during any 3 month period, (B) the Company shall purchase a minimum number of shares pursuant to such Call Notice equal to two and one-half percent (2.5%) of the outstanding shares of capital stock of the Company as of the expected date of closing of the sale, and (C) each Call Notice shall be an irrevocable offer to purchase such shares on the proposed closing date of the sale.

               3.3 PAYMENT OF PURCHASE PRICE. Subject to the notice requirement provided in Section 3.2, the Company shall deliver to MTI on the proposed closing date of the sale, which date shall be no later than ten days after the date of the Call Notice unless otherwise agreed by the parties, the purchase price of the shares being purchased by the Company in same day funds via wire transfer to the account specified by MTI and a certificate signed by an officer of the Company that verifies the number of issued and outstanding shares of the Company's capital stock as of the payment date. The purchase price of any shares purchased from MTI by the Company pursuant to this Section 3 shall be the shares are traded on a national securities exchange or the Nasdaq National Market, the average of the closing prices of the securities on such exchange over the 20 trading day period ending 2 days prior to the purchase of the shares under the Call Option; provided, however, if the shares are not traded on a national securities exchange or the Nasdaq National Market, the Company may not exercise its option to purchase shares pursuant to this Section 3.

        4. ACCESS TO INFORMATION; COOPERATION.

               4.1 ACCESS; COOPERATION. So long as MTI holds that holds at least five percent (5%) of the outstanding Voting Stock, MTI shall have the right to visit and inspect any of the properties of the Company or any of its subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, and to review the books and records of the Company and such other information as is reasonably requested all at such reasonable times and as often as may be reasonably requested; provided, however, that all requests for information shall be reasonably related to MTI's position as a stockholder. The Company shall cooperate with MTI with respect to any such requests.

               4.2 BASIC FINANCIAL INFORMATION. After the Effective Time, the Company will furnish the following reports to MTI so long as it holds at least 10% of the outstanding Voting Stock:

                      (a) As soon as practicable after the end of each fiscal month, and in any event within 30 days thereafter, a consolidated balance sheet of the Company and consolidated statement of stockholders' equity as of the end of each such fiscal month (including the number of outstanding shares of capital stock of the Company as of the end of such fiscal month), and a consolidated statement of income and a consolidated statement of cash flows of the Company for such fiscal month, prepared in accordance with generally accepted accounting principles, with the exception that no notes need be attached to such statements. In addition, the Company will furnish MTI, upon the reasonable request of MTI to comply with applicable law and the rules of any national stock exchange or national stock market.

                      (b) As soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days thereafter, the Company will furnish MTI a consolidated balance sheet of the Company and consolidated statement of stockholders' equity as of the end of each such quarterly period, and a consolidated statement of income and a consolidated statement of cash flows of the Company for such period, prepared in accordance with generally accepted accounting principles.

                      (c) As soon as practicable after the end of each fiscal year of the Company, and in any event within ninety (90) days thereafter, the Company will furnish MTI a consolidated balance sheet of the Company and consolidated statement of stockholders' equity, as at the end of such fiscal year, and a consolidated statement of income and a consolidated statement of cash flows of the Company, for such year, all prepared in accordance with generally accepted accounting principles consistently applied. Such financial statements shall be accompanied by a report and opinion thereon by independent public accountants of national standing selected by the Company's Board of Directors.

               4.3 CONFIDENTIALITY. MTI shall keep confidential any information obtained pursuant to Sections 4.2 and 4.3; provided, however, that it may use and disclose such information in as a part of its financial, accounting or tax reporting, or any other reports or filings with any federal, state or local governmental authority or national stock exchange or national stock market. The foregoing confidentiality obligations shall lapse with respect to information which (i) is or becomes generally available to the public other than as a result of a disclosure by MTI in violation of this Agreement; (ii) was available to MTI on a nonconfidential basis prior to its disclosure by MTI; (iii) becomes available to MTI on a nonconfidential basis from a person other than the the Company who is not otherwise known to MTI to be bound by confidentiality obligations with the Company; or (iv) was independently developed by the MTI without reference to or use of the confidential information.

        5. REPRESENTATIONS AND WARRANTIES OF MTI. MTI represents and warrants to the Company that as of March 22, 2001, MTI is the sole record and beneficial owner of 58,622,863 shares of common stock of the Company and the Micron Foundation is the sole record and beneficial owner of 435,000 shares of common stock of the Company, in each case, free and clear of any Encumbrances.


        6. GENERAL PROVISIONS.

               6.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given upon delivery either personally or by commercial delivery service, or sent via facsimile (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):


               (a)    if to the Company or Merger Sub, to:

                      Micron Electronics, Inc.
                      900 E. Karcher Road
                      Nampa, ID 83687-3045
                      Attention:  Joel J. Kocher
                      Facsimile No.: (208) 898-3424

                      with a copy to:

                      Fenwick & West LLP
                      Two Palo Alto Square
                      Palo Alto, California 94306
                      Attention: Dennis R. DeBroeck
                      Facsimile No.: 650-494-1417

               (b)    if to MTI, to:

                      Micron Technology, Inc.
                      8000 S. Federal Way
                      Boise, ID   83712
                      Attention: Wilbur G. Stover
                      Facsimile No.: (208) 368-4242

                      with a copy to:

                      Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road
                      Palo Alto, California 94304
                      Attention: John A. Fore
                      Facsimile No.: 650-493-6811

               6.2 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

               6.3 ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement and its Exhibits (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) are not intended to confer upon any other person any rights or remedies hereunder.

               6.4 SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

               6.5 OTHER REMEDIES; SPECIFIC PERFORMANCE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

               6.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

               6.7 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

               6.8 BINDING EFFECT AND ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without prior written consent of the other parties. Any purported assignment in violation of this Section shall be void.


               6.9 WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES TO THIS AGREEMENT IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.


               6.10 COSTS AND ATTORNEYS' FEES. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover all of such party's costs and attorneys' fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

               6.11 TITLES AND HEADINGS. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. Unless otherwise specifically stated, all references herein to "sections" and "exhibits" will mean "sections" and "exhibits" to this Agreement.

               6.12 AMENDMENT AND WAIVERS. This Agreement may be amended only by a written agreement executed by each of the parties hereto; provided, however, that any amendment to this Agreement must be approved on the part of the Company by the board of directors of the Company, including the affirmative vote of at least one director that is not affiliated with MTI. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

        IN WITNESS WHEREOF, the parties have executed this Shareholder Agreement on the date and year first written above.


MICRON ELECTRONICS, INC.:

Name:
     --------------------------------------
By:
   ----------------------------------------
Title:
      -------------------------------------


MICRON TECHNOLOGY, INC.:

Name:
     --------------------------------------
By:
   ----------------------------------------
Title:
      -------------------------------------


                  [SIGNATURE PAGE TO MTI SHAREHOLDER AGREEMENT]

                                                               EXHIBIT 6.2(g)(2)

                              SHAREHOLDER AGREEMENT

        This Shareholder Agreement (the "AGREEMENT") is entered into as of March 22, 2001, by and among Micron Electronics, Inc., a Minnesota corporation, (the "COMPANY"), the parties listed on Exhibit A attached hereto (the "INTERLAND FOUNDERS") and the parties listed on Exhibit B attached hereto (the "MTI AFFILIATE"), (with each of the Interland Founders and the MTI Affiliate being referred to hereafter as a "RESTRICTED PARTY" and collectively as the "RESTRICTED PARTIES").


                                    RECITALS

        A. Concurrently with the execution of this Agreement, the Company, Interland Acquisition Corporation, a Delaware corporation and a wholly owned first-tier subsidiary of the Company ("MERGER SUB"), and Interland, Inc., a Georgia corporation ("INTERLAND"), are entering into an Agreement and Plan of Merger (the "MERGER AGREEMENT") that provides for the merger of Merger Sub with and into Interland (the "MERGER"). Pursuant to the Merger, shares of common stock of Interland, no par value per share will be converted into shares of the Company's Common Stock on the basis described in the Merger Agreement. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

        B. As a material inducement for the Company and Interland to enter into the Merger Agreement, the Company and the Restricted Parties desire to enter into this Agreement, which, among other things, places certain restrictions on the Restricted Parties individually and on the Company's securities that such parties hold.



        NOW, THEREFORE, in consideration of the above recitals and the mutual covenants hereinafter set forth, the parties hereby agree as follows:



        1.      RESTRICTIONS ON TRANSFER OF SHARES



               Each Restricted Party hereby agrees that it shall not sell, transfer, assign, pledge, hypothecate or otherwise dispose of, directly or indirectly, any shares of capital stock of the Company (the "SHARES") held by such Restricted Party during the period beginning on the Effective Time and ending on the nine month anniversary of the Effective Time; provided, that following the nine month anniversary of the Effective Time, the obligations of each Restricted Party under this Section 1 shall terminate immediately; and provided, further, that notwithstanding the foregoing, any Shares held by a Restricted Party may be transferred (i) to the Company or to a person or persons that the Company has approved in writing; (ii) pursuant to a Bona Fide Public Offering (as defined below) that includes securities of the Company being sold by a Restricted Party; (iii) in response to a Third Party tender offer or exchange offer; (iv) in a merger or consolidation; (v) pursuant to a plan of liquidation that is authorized by the Company's Board; (vi) pursuant to a pledge of any Shares made pursuant to a bona fide loan transaction that creates a security interest; (vii) to any controlled Affiliate of Micron Technology, Inc. ("MTI"); or (viii) to any transferee; provided, however, that with respect to clauses (vi), (vii) and (viii) of this sentence, the transferee must agree in writing to be bound by this Section 1 with respect to any transferred Shares. As used in this Agreement, "BONA FIDE PUBLIC OFFERING" means a public offering of securities of the Company registered under the Securities Act in which registration has been declared effective by the Securities and Exchange Commission.


        2. REPRESENTATIONS AND WARRANTIES. Each Restricted Party represents and warrants to the Company that such Restricted Party is the sole record and beneficial owner of the shares of common stock of the Company set forth on the signature pages hereto, free and clear of any Encumbrances.

        3.      GENERAL PROVISIONS.


               3.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given upon delivery either personally or by commercial delivery service, or sent via facsimile (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):


               (a)    if to the Company or Merger Sub, to:

                      Micron Electronics, Inc.
                      900 E. Karcher Road
                      Nampa, ID 83687-3045
                      Attention: Joel J. Kocher
                      Facsimile No.: (208) 898-3424

                      with a copy to:

                      Fenwick & West LLP
                      Two Palo Alto Square
                      Palo Alto, California 94306
                      Attention: Dennis R. DeBroeck
                      Facsimile No.: (650) 494-1417

               (b)    if to Interland, to:

                      Interland, Inc.
                      101 Marietta Street, Suite 200
                      Atlanta, GA 30303
                      Attention: Ken Gavranovic
                      Facsimile No.: (404) 720-3701

                      with a copy to:

                      Kilpatrick Stockton LLP
                      1100 Peachtree Street
                      Suite 2800
                      Atlanta, GA 30309-4530
                      Attention: David A. Stockton
                      Facsimile No.: (404) 815-6624


               (c)    if to the Interland Founders, to:

                      Interland, Inc.
                      101 Marietta Street, Suite 200
                      Atlanta, GA 30303
                      Attention: Ken Gavranovic
                      Facsimile No.: (404) 720-3701

                (d)   if to the MTI Affiliate, to:

                      Micron Electronics, Inc.
                      900 East Karcher Road
                      Nampa, ID 83687
                      Attention:  Joel J. Kocher
                      Facsimile No.: (208) 898-3424


               3.2 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

               3.3 ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement and its Exhibits (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) are not intended to confer upon any other person any rights or remedies hereunder.

               3.4 SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

               3.5 OTHER REMEDIES; SPECIFIC PERFORMANCE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

               3.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

               3.7 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

               3.8 BINDING EFFECT AND ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without prior written consent of the other parties. Any purported assignment in violation of this Section shall be void.


               3.9 WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES TO THIS AGREEMENT IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.


               3.10 COSTS AND ATTORNEYS' FEES. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover all of such party's costs and attorneys' fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

               3.11 TITLES AND HEADINGS. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. Unless otherwise specifically stated, all references herein to "sections" and "exhibits" will mean "sections" and "exhibits" to this Agreement.

               3.12 AMENDMENT AND WAIVERS. This Agreement may be amended only by a written agreement executed by each of the parties hereto; provided, however, that any amendment to this Agreement must be approved on the part of the Company by the board of directors of the Company, including the affirmation vote of at least one director that is not affiliated with Interland. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

        IN WITNESS WHEREOF, the parties have executed this Shareholder Agreement on the date and year first written above.



MICRON ELECTRONICS, INC.





By:
    ------------------------------
Name:  Joel J. Kocher
Title:   Chairman and Chief Executive Officer



RESTRICTED PARTIES:

Name:                                       Name:
     -------------------------------             -------------------------------
By:                                         By:
   ---------------------------------           ---------------------------------
Title:                                      Title:
      ------------------------------              ------------------------------

Number of shares of common stock of the     Number of shares of common stock of the
Company owned beneficially and of record.   Company owned beneficially and of record.

-------------------------------             -------------------------------


RESTRICTED PARTIES:

Name:                                       Name:
     -------------------------------             -------------------------------
By:                                         By:
   ---------------------------------           ---------------------------------
Title:                                      Title:
      ------------------------------              ------------------------------

Number of shares of common stock of the     Number of shares of common stock of the
Company owned beneficially and of record.   Company owned beneficially and of record.

-------------------------------             -------------------------------



                    [SIGNATURE PAGE TO SHAREHOLDER AGREEMENT]

                                    EXHIBIT A


                               INTERLAND FOUNDERS


        Kenneth Gavranovic

        Waldemar Fernandez

                                    EXHIBIT B


                                  MTI AFFILIATE


        Joel J. Kocher